Exhibit 10.1

CREDIT AGREEMENT

dated as of

February 26, 2004

among

COGENTRIX DELAWARE HOLDINGS, INC.,

as Borrower,

COGENTRIX ENERGY, INC.,

THE LENDERS NAMED HEREIN,

BNP PARIBAS,

as Issuer,

BNP PARIBAS

and

UNION BANK OF CALIFORNIA, N.A.,

as Joint Lead Arrangers and Joint Bookrunners for the Revolving Credit Facility,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Sole Lead Arranger and Sole Bookrunner for the Term Facility,

GOLDMAN SACHS CREDIT PARTNERS L.P.

and

UNION BANK OF CALIFORNIA, N.A.,

as Co-Syndication Agents,

BAYERISCHE HYPO-UND VEREINSBANK, AG, NEW YORK BRANCH,

as Documentation Agent,

BNP PARIBAS,

as Collateral Agent

and

BNP PARIBAS,

as Administrative Agent

i

SCHEDULES AND EXHIBITS

Schedule I	-	Revolving Credit Commitments
Schedule II	-	Term Commitments
Schedule III	-	Subsidiary Guarantors
Schedule IV	-	Subsidiary Pledgors
Schedule V	-	Subsidiary Grantors
Schedule VI	-	Pledged Subsidiaries
Schedule VII	-	Existing Project Financing Debt
Schedule VIII	-	Inactive Subsidiaries
Schedule 4.04(b)	-	Financial Matters
Schedule 4.04(e)	-	Solvent Members of CEI Group
Schedule 4.06	-	Litigation
Schedule 4.08(a)	-	Agreements Regarding Capital Stock
Schedule 4.08(b)	-	Subsidiaries
Schedule 4.10	-	Environmental Matters
Schedule 4.19	-	Title
Schedule 7.01	-	Existing Debt
Schedule 7.05	-	Transactions with Affiliates
Schedule 7.08	-	Lease Obligations

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Term Note
Exhibit B-1	-	Form of Opinion of Moore & Van Allen PLLC, North Carolina counsel for the Credit Parties
Exhibit B-2	-	Form of Opinion of Latham & Watkins LLP, New York counsel for the Credit Parties
Exhibit B-3	-	Form of Opinion of Menaker & Herrmann
Exhibit C-1	-	Form of CEI Secured Guaranty
Exhibit C-2	-	Form of CEI Unsecured Guaranty
Exhibit C-3	-	Form of Subsidiary Guaranty
Exhibit D	-	Form of Security Agreement
Exhibit E-1	-	Form of Charlotte Mortgage
Exhibit E-2	-	Form of Portsmouth Mortgage
Exhibit F	-	Form of Assignment and Assumption Agreement
Exhibit G	-	Form of Joinder Agreement (Subsidiary Guaranty)
Exhibit H	-	Form of Joinder Agreement (Security Agreement)

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of February 26, 2004 among Cogentrix Delaware Holdings, Inc., a Delaware corporation (the “Borrower”), Cogentrix Energy, Inc., a North Carolina corporation (“CEI”), the Lenders named herein, BNP Paribas (“BNP Paribas”) as issuer of Letters of Credit (as hereinafter defined) (in such capacity, the “Issuer”), BNP Paribas and Union Bank of California, N.A. (“UBOC”), as Joint Lead Arrangers and Bookrunners for the Revolving Facility (as hereinafter defined) (in such capacity, the “Revolving Credit Facility Joint Lead Arrangers”), Goldman Sachs Credit Partners L.P. (“GSCP”), as Sole Arranger and Bookrunner for the Term Facility (as hereinafter defined) (in such capacity, the “Term Facility Arranger”), GSCP and UBOC, as Co-Syndication Agents (the “Co-Syndication Agents”), Bayerische Hypo-und Vereinsbank AG, New York Branch, as Documentation Agent, BNP Paribas, as Collateral Agent (in such capacity, the “Collateral Agent”), and BNP Paribas, as Administrative Agent (in such capacity, the “Administrative Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, the Lenders have agreed to extend certain credit facilities to the Borrower, in an aggregate amount not to exceed $278,000,000, consisting of up to $215,000,000 aggregate principal amount of Term Loans (the “Term Facility”) and up to $63,000,000 aggregate principal amount of Revolving Credit Commitments (the “Revolving Credit Facility”), the proceeds of which will be used (a) to prepay in full all obligations outstanding under the Existing CDH Credit Agreement and the CEA Credit Agreement, (b) to obtain letters of credit to replace existing letters of credit issued pursuant to the Existing CDH Credit Agreement and the CMA Credit Agreement, (c) to repay in full at maturity all outstanding obligations of CEI under the 8.10% Senior Notes and the 8.10% Senior Note Indenture, and (d) for the working capital purposes of the members of the CEI Group;

WHEREAS, the Borrower has agreed to secure all of its Obligations under the Financing Documents by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien (subject to Permitted Prior Liens) on substantially all of its assets, including a pledge of all of the Capital Stock of each of its Domestic Subsidiaries that are Pledged Subsidiaries and 65% of all the Capital Stock of each of its Foreign Subsidiaries that are Pledged Subsidiaries; and

WHEREAS, Guarantors have agreed to guarantee the obligations of the Borrower hereunder and to secure their respective Obligations under the Financing Documents by granting to Collateral Agent, for the benefit of Secured Parties, a first priority Lien (subject to Permitted Prior Liens) on substantially all of their respective assets, including a pledge of all of the Capital Stock of each of their respective Domestic Subsidiaries that are Pledged Subsidiaries (or the Borrower) and 65% of all the Capital Stock of each of their respective Foreign Subsidiaries that are Pledged Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

The following terms, as used herein, have the following meanings:

“8.10% Senior Note Indenture” means the Indenture, dated as of March 15, 1994, between CEI and Wachovia (f/k/a First Union National Bank of North Carolina), as Trustee, as amended, amended and restated, supplemented or otherwise modified from time to time.

“8.10% Senior Notes” means the 8.10% Senior Notes due 2004 issued by CEI pursuant to the 8.10% Senior Note Indenture.

“8.10% Senior Notes-Related Term Loans” has the meaning specified in Section 4.17(a)(iv).

“8.75% Senior Note Indenture” means the Indenture, dated as of October 20, 1998, between CEI and Wachovia (f/k/a First Union National Bank), as Trustee, as supplemented by that certain First Supplemental Indenture, dated as of October 20, 1998, between CEI and Wachovia (f/k/a First Union National Bank), as Trustee, and as further amended, amended and restated, supplemented or otherwise modified from time to time.

“8.75% Senior Notes” means the 8.75% Senior Notes due 2008 issued by CEI pursuant to the 8.75% Senior Note Indenture.

“2003 Severance Payments” means all severance, retention and change of control payments and prepayments made by CEI during its fiscal year 2003.

“2004 Severance Payments” means all severance, retention and change of control payments and prepayments made by CEI during its fiscal year 2004 pursuant to Contractual Obligations existing on the Closing Date.

“2005 Severance Payments” means all severance, retention and change of control payments and prepayments made by CEI during its fiscal year 2005 pursuant to Contractual Obligations existing on the Closing Date.

“Adjusted London Interbank Offered Rate” means, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

“Adjusted Parent Operating Cash Flow” means, for any period, (a) Parent Operating Cash Flow for such period less (b) the sum of the following expenses (determined without duplication), in each case to the extent paid in cash by CEI during such period and regardless of whether any such amount was accrued during such period:

(i) development expenses for such period of CEI and its Subsidiaries paid directly by CEI or paid indirectly by the transferring of funds or other assets (whether through a loan, capital contribution or otherwise) to any Subsidiary of CEI (whether by CEI or by any of its Subsidiaries) for the purpose of enabling such Subsidiary or another Subsidiary to pay any such expense;

(ii) income taxes of CEI and its Subsidiaries paid in such period; and

(iii) corporate overhead expenses of CEI and the Borrower for such period, exclusive of (A) the 2003 Severance Payments, (B) the 2004 Severance Payments, (C) the 2005 Severance Payments, (D) any amount paid for management services to the extent a corresponding equity contribution has been received by CEI and (E) fees and expense reimbursements paid in connection with the incurrence of any Debt.

“Administrative Agent” means BNP Paribas, in its capacity as administrative agent for the Lenders and the Issuer hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Lender.

“Affiliate” means, as to any Person, any Subsidiary of such Person and any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person and includes each executive officer or director, general partner or member of such Person, and each Person who is the beneficial owner of 5% or more of any class of voting Capital Stock of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms.

“Applicable Lending Office” means, with respect to any Lender, (a) in the case of its Base Rate Loans, its Domestic Lending Office and (b) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

“Applicable Letter of Credit Commission Rate” means a rate per annum equal to 0.50% with respect to any Letter of Credit that is 100% cash collateralized pursuant to this Agreement, and 2.50% with respect to all other Letters of Credit.

“Arrangers” means, collectively, the Revolving Credit Facility Joint Lead Arrangers and the Term Facility Arranger.

“Asset Sale” means any sale, lease, transfer or other disposition (including any such transaction effected by way of merger or consolidation or by way of an Equity Issuance) of any Property (including, without limitation the Equity Interests of any Person) by any member of the CEI Group, but excluding all Excluded Asset Sales.

“Assignment and Assumption Agreement” means an assignment and assumption agreement substantially in the form of Exhibit F.

“Available Amount” means, for any Letter of Credit on any date of determination, the maximum aggregate amount available to be drawn under such Letter of Credit at any time on or after such date, the determination of such maximum amount to assume the compliance with and satisfaction of all conditions for drawing enumerated in such Letter of Credit.

“Base Rate” means, for any day, a rate per annum equal to the higher of (a) the rate of interest established by the Administrative Agent from time to time as its Prime Rate for such day and (b) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

“Base Rate Borrowing” has the meaning specified in the definition of “Borrowing” herein.

“Base Rate Loan” means a Loan which bears interest at the Base Rate plus the Revolving Credit Base Rate Margin or the Term Loan Base Rate Margin, as the case may be.

“Birchwood Power Partners” means Birchwood Power Partners, LP, a Delaware limited partnership.

“Borrower” has the meaning specified in the recital of the parties to this Agreement.

“Borrowing” means a borrowing hereunder consisting of Revolving Credit Loans or Term Loans made to the Borrower at the same time by the Revolving Credit Lenders or the Term Lenders, as the case may be, pursuant to Article II. A Borrowing is a “Base Rate Borrowing” if such Loans are Base Rate Loans or a “Euro-Dollar Borrowing” if such Loans are Euro-Dollar Loans.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of, or interests in (however designated), the equity of such Person, including, without limitation, all common stock and preferred stock and partnership, limited liability company membership and joint venture interests of such Person.

“Capitalized Lease” means, as applied to any Person, any lease of any Property of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Cash Flow Coverage Ratio” means, for any period, the ratio of (i) Adjusted Parent Operating Cash Flow for such period to (ii) Corporate Charges for such period.

“CEA” means Cogentrix Eastern America, Inc., a Delaware corporation.

“CEA Credit Agreement” means the Amended and Restated Credit Agreement, dated as of September 6, 2002, among CEA, the several lenders from time to time parties thereto, and General Electric Capital Corporation, as administrative agent thereunder, as amended, supplemented or otherwise modified from time to time.

“CEA-Related Term Loans” has the meaning specified in Section 4.17(a)(iii).

“CEI” has the meaning specified in the recital of the parties to this Agreement.

“CEI Group” means CEI and each of its Subsidiaries, and a “member of the CEI Group” means CEI or any of its Subsidiaries.

“CEI Secured Guaranty” means a guaranty, substantially in the form of Exhibit C-1, executed and delivered by CEI and the Administrative Agent, as such guaranty may be amended, amended and restated, supplemented or otherwise modified from time to time.

“CEI Unsecured Guaranty” means a guaranty, substantially in the form of Exhibit C-2, executed and delivered by CEI and the Administrative Agent, as such guaranty may be amended, amended and restated, supplemented or otherwise modified from time to time.

“CESPM” means La Companía de Electricidad de San Pedro de Macorís, a Cayman Island corporation.

“Charlotte Mortgage” means a mortgage, substantially in the form of Exhibit E-1, executed and delivered by CIP and the Collateral Agent, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“CIP” means CI Properties, Inc., a North Carolina corporation.

“Class” means (a) with respect to Lenders, each of the following classes of Lenders: (i) Revolving Credit Lenders and (ii) Term Lenders, and (b) with respect to Loans, each of the following classes of Loans: (i) Revolving Credit Loans and (ii) Term Loans.

“Closing Date” means the date on which the first Loans are made or Letters of Credit issued hereunder.

“CMA” means Cogentrix Mid-America, Inc., a Delaware corporation.

“CMA Credit Agreement” means the Credit Agreement, dated as of December 11, 1998, among CMA, the several lenders from time to time parties thereto, and Dresdner Bank AG, New York Branch, as issuing bank and administrative agent thereunder, as amended, supplemented or otherwise modified from time to time.

“CMA-Related Letters of Credit” has the meaning specified in Section 4.17(a)(v).

“CNC” means Cogentrix of North Carolina, Inc., a North Carolina corporation.

“Collateral” means, subject to Sections 11.08(c) and 11.08(d), all property and interests in property and proceeds thereof now owned or hereafter acquired by any Credit Party in or upon which a Lien is granted or purported to be granted under any of the Financing Documents.

“Collateral Agent” means BNP Paribas, in its capacity as collateral agent for the Secured Parties under the Financing Documents and its successors in such capacity.

“Collateral Documents” means the Security Agreement, the Mortgages, each account control agreement executed by a Credit Party in respect of any of its bank or securities accounts, and any other agreement that creates or purports to create or perfect a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means, as to any Lender, the aggregate of such Lender’s Revolving Credit Commitment and Term Commitment, and “Commitments” means the Revolving Credit Commitments and Term Commitments of all the Lenders.

“Conduit Lender” means any special purpose corporation organized and administered by any Lender for the purpose of making Loans hereunder otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which, in each case, shall not be unreasonably withheld or delayed); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under the Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided further that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 10.03, 10.04 or 11.03 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Revolving Credit Commitment hereunder.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Financing Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Properties is subject.

“Corporate Charges” means, for any period, the sum of the following amounts (determined without duplication), in each case to the extent paid in cash by CEI or the Borrower during such period and regardless of whether any such amount was accrued during such period:

(a)	interest paid by CEI or the Borrower, excluding (i) interest paid to the extent of payments received under any interest rate Hedge Agreement and (ii) fees and expense reimbursements paid in connection with the incurrence of any Debt;

(b)	premiums and penalties paid by CEI or the Borrower in connection with the payment or prepayment of Debt, excluding premiums and penalties paid from the proceeds of the incurrence of any Debt or the proceeds of any Equity Issuance by CEI;

(c)	cash payments made by CEI or the Borrower under an interest rate Hedge Agreement;

(d)	rental paid in cash in such period of CEI and the Borrower under any Capitalized Lease, to the extent not constituting interest expense; and

(e)	dividends paid on CEI’s and the Borrower’s Redeemable Stock, if any, during such period.

“Credit Party” means the Borrower, CEI, each of the Subsidiary Guarantors, each of the Subsidiary Pledgors and each of the Subsidiary Grantors.

“Credit Party Guaranties” means, collectively, the CEI Secured Guaranty, the CEI Unsecured Guaranty and the Subsidiary Guaranty.

“CVLC” means Cogentrix Virginia Leasing Corporation, a North Carolina corporation.

“Debt” of any Person means at any date, without duplication, (a) all indebtedness of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to letters of credit and bankers’ acceptances and similar instruments, whether or not matured, and obligations that are then outstanding and due and payable by such Person in respect of surety bonds issued for its benefit) or for the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business and due within twelve months of the incurrence thereof) which should, in accordance with GAAP, be classified as liabilities on a balance sheet of such Person, (b) all indebtedness of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business with payment terms no longer than 12 months, (d) all Obligations arising under Capital Leases of such Person to the extent that such amount would appear as a liability on the balance sheet of such Person as of such date in accordance with GAAP, (e) all Guaranties of such Person, except customary performance guaranties entered into in the ordinary course of business consistent with past practices, (f) all Redeemable Stock of such Person, valued at the greater of the voluntary or involuntary liquidation preference for such Redeemable Stock plus any accrued and unpaid dividends payable in connection with such purchase, redemption, retirement, defeasance or other acquisition, (g) all net payment obligations in respect of Derivative Obligations of such Person, calculated as set forth in the definition of “Derivative Obligations”, and (h) all Debt referred to in clause (a), (b), (c), (d), (e), (f) or (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided, however, that, to the extent that the rights and remedies of the obligee of any such Debt are limited to certain property and are otherwise non-recourse to such Person, the amount of such Debt shall be limited to the lesser of (x) the Debt secured by such property and (y) the value of the Person’s interest in such Property (valued at the higher of book value or market value as of such date of determination). Standard Monetization Undertakings shall constitute Debt only if and to the extent required by GAAP to be shown as a liability on the balance sheet of the obligor thereon.

“Default” means any condition or event which, with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or Letter of Credit Liabilities required to be funded by it hereunder within five Domestic Business Days of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within five Domestic Business Days of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Derivative Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions. For purposes of determining the aggregate amount of Derivative Obligations on any date, the Derivative Obligations of the applicable Person in respect of any Hedge Agreement shall be the maximum aggregate amount (after giving effect to any netting agreements to the extent such netting agreements are with the same Person to whom any such Derivative Obligations are owed or with Affiliates of such Person) that the applicable Person would be required to pay if such Hedge Agreement were terminated at such time.

“Designated Agreements” means, for so long as any Debt remains outstanding thereunder (other than contingent obligations which are intended to survive the termination thereof), the 8.10% Senior Notes, the 8.10% Senior Note Indenture, the 8.75% Senior Notes, the 8.75% Senior Note Indenture, the CEA Credit Agreement and the CMA Credit Agreement.

“Distributed Cash Flow” means, for any Person for any period, the amount, if any, of cash receipts included in Parent Operating Cash Flow for such period that were received by CEI or the Borrower from cash remitted by such Person.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender Party may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any State thereof or the District of Columbia.

“Dominican Republic Project” means the approximately 300-megawatt oil-fueled, combined-cycle generating facility, owned by CESPM, located in Santo Domingo, Dominican Republic.

“Dominican Republic-Related Entities” means Cogentrix International, Ltd., Cogentrix de la República Dominicana and CESPM.

“Eligible Assignee” means (a) any Lender, (b) any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (c) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws (including principles of common law and decisional law), regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and requirements of any Governmental Authority relating to the environment, natural resources, or safety or health of human beings or other living organisms, including the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances or Remedial Action.

“Environmental Liabilities and Costs” means, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, arising under any Environmental Law.

“Equity Interest” means, with respect to any Person, Capital Stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of Capital Stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for Capital Stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such Capital Stock (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Equity Issuances” means, in respect of any Person, the issuance or sale of Equity Interests of such Person other than any such issuance to directors, officers or employees pursuant to employee benefit plans in the ordinary course of business (including by way of exercise of stock options).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute, and the regulations issued thereunder.

“ERISA Group” means CEI and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with CEI, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

“Euro-Dollar Borrowing” has the meaning specified in the definition of “Borrowing” herein.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

“Euro-Dollar Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

“Euro-Dollar Loan” means a Loan which bears interest at the Adjusted London Interbank Offered Rate plus the Revolving Credit Euro-Dollar Margin or the Term Loan Euro-Dollar Margin, as the case may be.

“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any fiscal year of CEI, an amount equal to:

(a)	the sum (determined without duplication) of:

(i) Adjusted Parent Operating Cash Flow during such period; and

(ii) Green Country Escrow Proceeds received during such fiscal year;

less (b) the sum (determined without duplication) of:

(i) Corporate Charges for such fiscal year and mandatory principal payments and prepayments made during such fiscal year in respect of any Debt of CEI or the Borrower, except prepayments required by Sections 2.12 or 2.13;

(ii) voluntary prepayments of the Term Loans made by the Borrower during such fiscal year pursuant to Section 2.11;

(iii) voluntary reductions of the Revolving Credit Commitments effected by the Borrower during such fiscal year pursuant to Section 2.09(a);

(iv) cash payments made by CEI during such fiscal year in respect of the 2004 Severance Payments and 2005 Severance Payments;

(v) cash payments made by CEI or the Borrower during such fiscal year in respect of Investments in or for the benefit of a member of the CEI Group in an aggregate amount not to exceed $10,000,000 during such fiscal year, if such payments (A) are used solely to make emergency, unscheduled or unanticipated required capital expenditures used in a Permitted Business and (B) are designated by the Borrower, by written notice delivered to the Administrative Agent within 90 days after they were made, as cash payments to be deducted from Excess Cash Flow under this clause (v); and

(vi) all other cash payments and cash outflows of CEI and the Borrower during such fiscal year that are permitted under the Financing Documents, other than (A) dividends and distributions made by CEI on account of its Equity Interests, (B) except as permitted in clause (b)(v) above, Investments permitted by Section 7.06, and (C) cash payments and outflows funded from the proceeds of any Equity Issuance by CEI or the incurrence of long-term Debt other than credit extended under the Revolving Credit Commitments or any refinancing, replacement, refunding or extension thereof permitted by Section 7.01(b)(iii).

“Excluded Asset Sales” means any sale, lease, license, transfer or other disposition of Property of any member of the CEI Group consisting of:

(a) sales of electrical and thermal power in the ordinary course of its business and the granting of any option or other right to purchase or otherwise acquire such electrical or thermal power in the ordinary course of its business;

(b) the sale, lease, license, transfer or other disposition of inventory (other than any of the Turbine Assets) in the ordinary course of business;

(c) the sale, lease, license, transfer or other disposition of property by such member of the CEI Group to any Credit Party;

(d) any Investment permitted under Section 7.06;

(e) if such member of the CEI Group is not a Credit Party, the sale, lease, license, transfer or other disposition of Property by such member of the CEI Group to any other member of the CEI Group that is not a Credit Party; provided, however that for purposes of this clause (e), the aggregate Fair Value of all such Property sold, leased, licensed or transferred does not exceed $2,000,000 in any fiscal year of CEI; and

(f) additional sales, leases, licenses, transfers or other dispositions of Property by the members of the CEI Group, the aggregate Fair Value of which does not exceed $500,000 in any one transaction or series of related transactions and $2,000,000 in the aggregate in any fiscal year of CEI.

“Excluded Assets” means any Monetization Assets transferred pursuant to a Monetization Transaction, including proceeds thereof arising after such transfer and payments thereon that may be in the possession of any Credit Party or deposited into or commingled with any account from time to time constituting Collateral.

“Excluded Projects” means the Quachita Project, the Southaven Project and the Dominican Republic Project.

“Existing CDH Credit Agreement” means the Credit Agreement dated as of October 28, 2003 among the Borrower, the lenders named therein, Australia and New Zealand Banking Group Limited (“ANZ”), as issuer, ANZ and Citigroup Global Markets Inc., as Joint Lead Arrangers, Citicorp USA, Inc., as Collateral Agent, and Goldman Sachs Credit Partners L.P. (as successor to ANZ), as Administrative Agent, (as amended, amended and restated, supplemented or otherwise modified from time to time).

“Existing Project Financing Debt” means the Debt facilities of the members of the CEI Group and the Debt incurred from time to time thereunder listed on Schedule VII.

“Expansion Project” means the buildout by Expansion Project Subsidiaries of an expansion or addition at or adjacent to an existing Power Generation Facility owned by a member of the CEI Group, which shall include the transfer by a Credit Party of the assets referred to in Section 7.06(c) to one or more of such Expansion Project Subsidiaries and the operation of such assets, when ready for commercial operation, under one or more power purchase agreements having expiration dates after the Term Loan Maturity Date.

“Expansion Project Subsidiaries” means one or more newly-formed Subsidiaries which are not Credit Parties or obligors on any of the Existing Project Financing Debt and which own an interest in the Expansion Project or are obligors in a Permitted Expansion Financing.

“Fair Value” means (a) with respect to any asset (other than securities listed on any national stock exchange or NASDAQ) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, as set forth in such appraisal, and (b) with respect to securities listed on any national stock exchange or NASDAQ at any date, the sale price of such securities if sold in the listing market on such date or, if not sold in the listing market, the sale price of such security on the Domestic Business Day (on which the listing market is open for the normal transaction of business) next preceding such date, as appearing in any published list of the listing market.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (a) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day and (b) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Financing Documents” means this Agreement, the Credit Party Guaranties, the Collateral Documents and the Notes.

“First Supplemental Indenture” means the First Supplemental Indenture, dated as of October 20, 1998, between CEI and Wachovia Bank, National Association (f/k/a First Union National Bank), as Trustee, supplementing the 8.75% Senior Note Indenture, as amended, supplemented or otherwise modified from time to time.

“Foreign Subsidiaries” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” has the meaning specified in Section 1.02.

“Goldman Sachs” means The Goldman Sachs Group, Inc.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Green Country Escrow Proceeds” means cash proceeds received, if any, from approximately $26,000,000 held in escrow on the Closing Date resulting from the sale of a majority interest in the Green Country Project by certain Subsidiaries of CEI.

“Green Country Project” means the approximately 810-megawatt natural gas-fueled, combined-cycle generating facility, owned by Green Country Energy, LLC, located in Jenks, Oklahoma.

“Group of Loans” means, at any time, a group of Loans consisting of (a) all Loans which are Base Rate Loans at such time or (b) all Euro-Dollar Loans having the same Interest Period at such time; provided that if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article X, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantors” means CEI and the Subsidiary Guarantors.

“Guaranty” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranty” used as a verb has a corresponding meaning. The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Substances” means any pollutant, contaminant, toxic, radioactive, or hazardous substance or waste, petroleum, its derivatives, by-products and other hydrocarbons, any substance having any constituent elements displaying any of the foregoing characteristics or other compound, element, material or substance in any form whatsoever (including products) regulated, restricted or addressed by or under any Environmental Law.

“Hedge Agreement” means any contract, instrument or agreement in respect of Derivative Obligations.

“Hopewell Project” means the approximately 120-megawatt coal-fueled generating facility, owned by James River Cogeneration Company, located in Hopewell, Virginia.

“Inactive Subsidiaries” means each of the Subsidiaries of CEI listed on Schedule VIII.

“Indemnified Matters” has the meaning specified in Section 11.03(b).

“Indemnitee” has the meaning specified in Section 11.03(b).

“Indiantown Cogeneration” means Indiantown Cogeneration, LP, a Delaware limited partnership.

“Interest Period” means, with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending one, two, three or six months (or such other period of time agreed to by all the Lenders) thereafter, as the Borrower may elect in such notice; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month;

(c) any Interest Period relating to a Revolving Credit Loan that would otherwise end after the Revolving Credit Maturity Date shall end on the Revolving Credit Maturity Date; and

(d) any Interest Period relating to a Term Loan that would otherwise end after the Term Loan Maturity Date shall end on the Term Loan Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute, and the regulations issued thereunder.

“Investment” means any (a) investment in any Person, whether by means of a purchase of Equity Interests, capital contribution, loan, Guaranty, payment made on behalf of, or for the benefit of, such Person, time or demand deposit or otherwise, (b) capital expenditure or (c) purchase or other acquisition of any business or Property.

“Issuer” has the meaning specified in the recital of the parties to this Agreement.

“Knowledge” of any member of the CEI Group means the knowledge of any responsible officer or director of such member of the CEI Group.

“Lender” means each lender listed on the signature pages hereof, each assignee which becomes a Lender pursuant to Section 11.06(c), and their respective successors.

“Lender Party” means any Lender, the Issuer, the Administrative Agent, the Collateral Agent or any Arranger.

“Letter of Credit” means a letter of credit issued by the Issuer pursuant to Section 2.04(a).

“Letter of Credit Drawing” means a drawing effected under any Letter of Credit.

“Letter of Credit Liabilities” means, at any time and in respect of any Letter of Credit, the sum, without duplication, of (a) the Available Amount of such Letter of Credit plus (b) the aggregate unpaid amount of all Reimbursement Obligations in respect of previous Letter of Credit Drawings made under such Letter of Credit.

“Letter of Credit Sublimit” means $50,000,000.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate amount of all Debt of CEI and the Borrower (without duplication) at such date (other than (i) Debt arising under Hedge Agreements and (ii) intercompany Debt that would be eliminated in consolidation) to (b) the Adjusted Parent Operating Cash Flow for the four-fiscal quarter period ending on such date (or if such date of determination is not the last day of a fiscal quarter, for the four fiscal quarter period ending as of the last day of the most recently concluded fiscal quarter).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, a member of the CEI Group shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Revolving Credit Loan or a Term Loan, each of which may be a Base Rate Loan or a Euro-Dollar Loan and “Loans” means the Revolving Credit Loans, and the Term Loans, each of which may be Base Rate Loans or Euro-Dollar Loans or any combination of the foregoing.

“Logan Generating Company” means Logan Generating Company, LP, a Delaware limited partnership.

“London Interbank Offered Rate” means, for any Interest Period, (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Euro-Dollar Business Days prior to the beginning of such Interest Period, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by the Administrative Agent for deposits (for delivery on the first day of such Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the London Interbank Offered Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) on such date.

“Material Adverse Effect” means a material adverse change in any of (a) the condition (financial or otherwise), business, performance, operations or properties of the CEI Group taken as a whole, (b) the legality, validity or enforceability of any Financing Document, (c) the perfection or priority of the Liens granted pursuant to the Financing Documents, (d) the ability of the Borrower to repay the Obligations under, or of any Credit Party to perform its obligations under, any Financing Document, or (e) the rights and remedies of the Lender Parties under any of the Financing Documents.

“Minimum CP Rating” means (a) A-1 for S&P; (b) P-1 for Moody’s; (c) F-1 for Fitch IBCA, Inc. and (d) D-1 for Duff & Phelps Credit Rating Co.

“Monetization Assets” means (a) one or more power purchase agreements or tolling agreements (and, if applicable, associated “project level” agreements), (b) any obligation that is an “account” (as defined in Article 9 of the New York Uniform Commercial Code) (whether or not otherwise applicable to such obligation) relating to any such agreement, (c) any other property, asset or obligation now or hereafter arising with respect to any such agreement and (d) any proceeds thereof.

“Monetization Entity” means any Person, (a) all of the Equity Interests of which (other than de minimis directors’ qualifying shares or local ownership shares required by law) are owned directly or indirectly by the Borrower or one or more Subsidiaries of the Borrower; (b) which is a limited or special purpose entity formed to engage in Monetization Transactions and activities related and incidental thereto, including if applicable the operation of any Power Generation Facility with respect thereto; (c) which is an Unrestricted Entity; (d) no portion of the Debt or any Contractual Obligations (contingent or otherwise) of which (i) is guaranteed by any member of the CEI Group, excluding guarantees of obligations (other than the principal of, and interest on, Debt) pursuant to Standard Monetization Undertakings, (ii) is recourse to or obligates any member of the CEI Group in any way other than pursuant to Standard Monetization Undertakings or (iii) subjects any Property of any member of the CEI Group, directly or indirectly, contingently or otherwise, to the satisfaction of such Debt or Contractual Obligations, other than pursuant to Standard Monetization Undertakings; and (e) none of the Capital Stock of which is subject to any Lien, except for any pledge of the economic interest in and distributions on such Capital Stock otherwise required by this Agreement to be made in favor of the Collateral Agent as security for the Obligations, which pledge shall be subject to the provisions of Section 11.08(d).

“Monetization Transaction” means any transaction or series of transactions to which any member of the CEI Group is a party pursuant to which Monetization Assets are (a) renegotiated, restructured, amended, modified, “monetized” or terminated in a manner which materially affects the projected cash receipts of CEI or the Borrower from such Monetization Assets and/or (b) sold, assigned transferred or an interest therein is otherwise conveyed (including by way of a grant of a security interest therein) to a Monetization Entity or a Person that is not a member of the CEI Group or an Affiliate of a member of the CEI Group, without recourse to any member of the CEI Group other than pursuant to Standard Monetization Undertakings.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgages” means the Charlotte Mortgage and the Portsmouth Mortgage.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has any liability.

“Net Cash Proceeds” means:

(a) with respect to the incurrence of Debt by any Person, the aggregate amount of cash received by such Person (or other Persons) from such incurrence after deducting therefrom (without duplication) (i) brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees and commissions, (ii) taxes paid or payable as a result thereof, (iii) the amount of any Debt that, by the terms of the agreement or instrument governing such Debt or applicable law, is required to be repaid or prepaid and is actually so repaid or prepaid with all or a portion of the proceeds of such incurrence, (iv) any portion of the proceeds of such Debt incurrence required to prepay or collateralize interest payable in respect of such Debt incurrence during one six-month period, and (v) all required distributions and other required payments made to minority interest holders in Subsidiaries or joint ventures as a result of the incurrence of such Debt;

(b) with respect to any Equity Issuance by any Subsidiary of CEI (other than the Borrower), the cash proceeds from such issuance received by such Subsidiary, net of underwriting discounts and commissions and other reasonable costs and expenses associated with such issuance, including reasonable legal fees and expenses;

(c) with respect to any Asset Sale, cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received (including any cash received upon sale or disposition of such note or receivable), excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the property disposed of in such Asset Sale or received in any other noncash form) therefrom, in each case, net of (i) all legal, title and recording tax expenses, commissions and other customary fees and expenses incurred (including, without limitation, consent and waiver fees and any applicable premiums, earn-out or working interest payments or payments in lieu or in termination thereof), (ii) all federal, state, provincial, foreign and local taxes payable to the relevant tax authority (A) as a consequence of such Asset Sale, (B) as a result of the required repayment of any Debt in any jurisdiction other than the jurisdiction where the property disposed of was located or (C) as a result of any repatriation to the U.S. of any proceeds of such Asset Sale, (iii) a reasonable reserve for any indemnification payments (fixed and contingent) attributable to seller’s indemnities to the purchaser undertaken by any member of the CEI Group in connection with such Asset Sale, provided that any amounts in such reserve to the extent not paid to the purchaser as an indemnification payment after the expiration of any applicable time period set forth in the agreements in respect of such Asset Sale shall be treated as “Net Cash Proceeds” for all purposes of the Agreement, (iv) all payments made on any Debt which must by its terms or by applicable law be repaid out of the proceeds from such Asset Sale, and (v) all required distributions and other required payments made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale and (vi) all such cash payments that constitute Green Country Escrow Proceeds; and

(d) with respect any Monetization Transaction, cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received (including any cash received upon sale or disposition of such note or receivable), excluding any other consideration received in the form of assumption by the acquiring Person or other counterparty to such Monetization Transaction of Debt or other obligations or liabilities relating to the Monetization Assets or received in any other noncash form) therefrom, in each case, net of (i) all legal, title and recording tax expenses, commissions and other customary fees and expenses incurred (including, without limitation, consent and waiver fees and any applicable premiums, earn-out or working interest payments, payments in lieu or in termination thereof), all underwriting fees or discounts and all costs and expense reimbursements payable in connection with such Monetization Transaction, and all restructuring, up-front or periodic payments to such counterparty or third parties that are payable in connection with, or under the agreements relating to, such Monetization Transaction), (ii) all federal, state, provincial, foreign and local taxes payable to the relevant tax authority (A) as a direct consequence of such Monetization Transaction, (B) as a result of the required repayment of any Debt in any jurisdiction other than the jurisdiction where the Monetization Entity or the associated Power Generation Facility was located or (C) as a result of any repatriation to the U.S. of any proceeds of such Monetization Transaction, (iii) a reasonable reserve for any indemnification payments (fixed and contingent) attributable to indemnities to any other participant in such Monetization Transaction by any member of the CEI Group in connection with such Monetization Transaction, and a debt service reserve and any other reserves reasonably required in connection with such Monetization Transaction, provided that any amounts in such reserves to the extent not paid to the purchaser as an indemnification payment after the expiration of any applicable time period set forth in the agreements in respect of such Monetization Transaction, or otherwise released to the Monetization Entity or its owner pursuant to the terms of such Monetization Transaction shall be treated as “Net Cash Proceeds” for all purposes of the Agreement, (iv) all payments made on any Debt which must by its terms or by applicable law be repaid out of the proceeds from such Monetization Transaction, (v) all cash Investments made by any member of the CEI Group in connection with the capitalization of a Monetization Entity as required in connection with such Monetization Transaction, and (vi) all required distributions and other required payments made to minority interest holders in Subsidiaries or joint ventures as a result of such Monetization Transaction.

“Net Insurance/Condemnation Proceeds” means, in respect of any Person, cash payments received by such Person or any of its Subsidiaries under any casualty insurance policy in respect of any Property that become the subject of a covered loss thereunder or as a result of the taking of any Property of such Person or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, net of (i) all actual and reasonable costs incurred by such Person or any of its Subsidiaries in connection with the adjustment or settlement of any claims of such Person or such Subsidiary in respect thereof and (ii) all amounts which would have been netted out under clauses (i) through (v) in part (c) of the definition of “Net Cash Proceeds” if such loss or taking were treated as if it were an Asset Sale.

“Non-Controlled Affiliate” means (a) until December 31, 2004, each of Birchwood Power Partners, Logan Generating Company, Indiantown Cogeneration, and Northampton Generating (unless such Person has become a Subsidiary of CEI or is otherwise no longer an Affiliate of CEI), (b) after December 31, 2004, each of Birchwood Power Partners, Logan Generating Company, Indiantown Cogeneration, and Northampton Generating (unless such Person becomes a Subsidiary of CEI or is otherwise no longer an Affiliate of CEI) if such Person had, for the 12-month period ending on the date of determination, Distributed Cash Flow equal to or in excess of 3.0% of the aggregate Distributed Cash Flow from all members of the CEI Group and all Non-Controlled Affiliates, and (c) at any time of determination, each other Affiliate of CEI that (i) on the Closing Date was a Subsidiary of CEI but is not a Subsidiary of CEI on the date of determination and (ii) had, for the 12-month period ending on the date of determination, Distributed Cash Flow equal to or in excess of 3.0% of the aggregate Distributed Cash Flow from all members of the CEI Group and all Non-Controlled Affiliates; provided, that in determining for purposes of clause (c) the Distributed Cash Flow from such Affiliate, any transaction or series of related transactions (whether the sale or issuance of Capital Stock, merger or otherwise) that caused such Affiliate to cease being a Subsidiary of CEI shall be deemed to have occurred on the first day of such 12-month period.

“Non-Recourse” to a Person, as applied to any Debt (or portion thereof), means that such Person is not, directly or indirectly, liable to make any payments with respect to such Debt (or portion thereof), that no Guaranty of such Debt (or portion thereof) has been made by such Person other than a Guaranty limited in recourse to the Capital Stock of the Person incurring such Debt (or any shareholder, partner, member or participant of such Person) and that such Debt (or portion thereof) is not secured by a Lien on any asset of such Person other than the Capital Stock of the Person incurring such Debt or any shareholder, partner, member or participant of such Person or of the Person whose obligations were Guarantied.

“Northampton Generating” means Northampton Generating Company, LP, a Delaware limited partnership.

“Note” means a Revolving Credit Note or a Term Note.

“Notice of Borrowing” has the meaning specified in Section 2.03(a).

“Notice of Interest Rate Election” has the meaning specified in Section 2.07(b).

“Notice of Issuance” has the meaning specified in Section 2.04(d).

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 8.01(j), (k), (l) or (m). Without limiting the generality of the foregoing, the Obligations of the Borrower and the other Credit Parties under the Financing Documents include the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by the Borrower and the other Credit Parties under any Financing Document.

“Off Balance Sheet Obligation” means, with respect to any Person, any Obligation of such Person under a synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing classified as an operating lease in accordance with GAAP but shall in any event not include any Permitted Monetization Transaction.

“Other Taxes” has the meaning specified in Section 10.04(b).

“Parent” means, with respect to any Lender Party, any Person controlling such Lender Party.

“Parent Operating Cash Flow” means, for any period, the sum of the following amounts (determined without duplication), but only to the extent received in cash by CEI or the Borrower during such period and regardless of whether any such amount was accrued during such period:

(a) dividends and distributions paid to CEI or the Borrower by its Subsidiaries or from Investments during such period;

(b) development, consulting, management or other fees paid to CEI or the Borrower during such period;

(c) tax-sharing payments made to CEI or the Borrower during such period;

(d) interest, dividends and other distributions paid to CEI or the Borrower during such period with respect to cash and cash investments of CEI or the Borrower; and

(e) other cash payments made to CEI or the Borrower by its Subsidiaries or from Investments other than (i) returns of invested capital upon liquidation or sale, (ii) payments of the principal of Debt of any such Subsidiary to CEI or the Borrower and (iii) payments in an amount equal to the aggregate amount released from debt service or other reserve accounts upon the issuance of Letters of Credit for the benefit of the beneficiaries of such accounts.

For purposes of determining Parent Operating Cash Flow, none of (i) cash proceeds from Asset Sales, Monetization Transactions, Equity Issuances or the incurrence of Debt, (ii) Net Insurance/Condemnation Proceeds or (iii) the Green Country Escrow Proceeds shall be included in Parent Operating Cash Flow for any period.

“Participant” has the meaning specified in Section 11.06(b).

“Payment Restriction” means any provision in any agreement limiting the ability of any member of the CEI Group to declare or pay dividends or other distributions in respect of its Equity Interests or to repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer Property or make Investments in, any other member of the CEI Group (whether through a covenant restricted dividends, loans asset transfers or Investments, a financial covenant or otherwise).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Base Amount” means, in respect of any Debt incurred at any time to refinance, replace, refund or extend (in whole or in part) any other Debt, the sum of (i) the principal of and interest and premium (if any) outstanding at such time on the Debt that is refinanced, replaced, refunded or extended and (ii) all underwriting discounts, fees and costs and expenses payable by any member of the CEI Group in connection with the incurrence of such Debt or the refinancing, replacement, refunding or extension of such other Debt.

“Permitted Business” means the business of generating, scheduling, marketing and transmitting electricity, thermal energy and fuel; operating, owning, maintaining and managing Power Generation Facilities and similar assets, transmission lines, gas pipelines, fuel production equipment and related facilities; procuring, storing and managing fuel, spare parts and equipment; related hedging activities; and any other business conducted by any member of the CEI Group on the Closing Date, together with any other business related to or incidental to any of the foregoing and any other business typically engaged in by Persons engaged in any of the foregoing businesses.

“Permitted Expansion Financing” means the incurrence of Debt by Expansion Project Subsidiaries, which Debt is Non-Recourse to each Credit Party, in an aggregate principal amount not exceeding $150,000,000, for the purpose of financing the Expansion Project.

“Permitted Liens” means:

(a) Liens to secure purchase money Debt and Obligations under Capitalized Leases if the incurrence of such Debt is permitted by Section 7.01(e)(iv); provided, however, that: (i) any such Lien is created solely for the purpose of securing Debt representing, or incurred to finance, refinance or refund, the cost (including, without limitation, the cost of construction) of the property subject thereto, (ii) the principal amount of the Debt secured by such Lien does not exceed 100% of such cost, (iii) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item, and (iv) such Debt was incurred in the ordinary course of business;

(b) any Lien existing on any asset prior to the acquisition thereof by a Subsidiary of the Borrower and not created in contemplation of such acquisition;

(c) Liens in connection with worker’s compensation, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits in connection with tenders, contracts or leases to which a member of the CEI Group is a party or other deposits required to be made in the ordinary course of business and not in connection with borrowing money or obtaining advances or credit; provided in each case that the obligation or liability arises in the ordinary course of business and if overdue is being contested in good faith by appropriate proceedings;

(d) Liens arising by operation of law in favor of materialmen, mechanics, warehousemen, carriers, lessors or other similar Persons incurred by a member of the CEI Group in the ordinary course of business which secure its obligations or liabilities to such Person; provided in each case that the obligation or liability arises in the ordinary course of business and if overdue is being contested in good faith by appropriate proceedings;

(e) With respect to real property, easements, rights of way, reservations and other minor defects or irregularities in title which do not materially burden such real property or impair the use thereof for the purposes for which it is held by a member of the CEI Group;

(f) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(g) Deposits to secure the performance of bids, trade contracts, leases (other than Debt), Obligations under Hedge Agreements entered into in accordance with Section 7.10(b), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) Any interest of title of a lessor under, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(i) Normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(j) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(k) Liens of sellers of goods to any member of the CEI Group arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(l) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(o) or securing appeal or other surety bonds related to such judgments;

(m) Leases or subleases granted to others not interfering in any material respect with the business of any member of the CEI Group;

(n) Any interest of title of a lessor under, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(o) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.06; and

(p) Liens on Monetization Assets arising in connection with a Permitted Monetization Transaction.

“Permitted Monetization Transaction” means a Monetization Transaction relating to any Monetization Assets as to which the Borrower has delivered to the Administrative Agent a certificate stating (and demonstrating in reasonable detail) that, after giving effect to such Monetization Transaction, the aggregate amount of all cash receipts of CEI and the Borrower projected by the Borrower to be received from Qualifying Cash Receipts of the Subsidiary engaging in such Monetization Transaction (and from any other Subsidiary which owns the Power Generation Facility to which such Monetization Assets relate) over the period that commences on the first day of the fiscal year in which such Monetization Transaction occurs and ends on the Term Loan Maturity Date will be equal to or greater than the aggregate amount of all cash receipts of CEI and the Borrower projected by the Borrower, in the projections most recently delivered by the Borrower to the Administrative Agent and Lenders pursuant to Sections 3.01(q) or 6.01(c), to be received by CEI and the Borrower from such Subsidiary (and from any other Subsidiary which owns such Power Generation Facility) over such period.

“Permitted Prior Lien” means any Permitted Lien (a) that is outstanding on the Closing Date, (b) that secures purchase money obligations or (c) that secures obligations other than Debt for borrowed money or under notes, bonds, debentures or similar instruments and that has priority, as to any Property, over a perfected security interest granted under the Collateral Document by which a security interest was granted in such Property.

“Permitted Reinvestment Business” means any Permitted Business if (a) at least 85% of the cash flow receipts thereof are projected to be generated pursuant to power purchase or tolling agreements with expiration dates no earlier than the Term Loan Maturity Date and (b) the counterparties under such power purchase or tolling agreements have, at the date such agreements become effective, a long-term debt rating of at least BBB- from S&P and Baa3 from Moody’s.

“Person” means an individual, a corporation, a partnership, limited liability company, association, trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or with respect to which any member of the ERISA Group has any liability.

“Pledged Subsidiary” means (a) as of the Closing Date, each Subsidiary of CEI listed on Schedule VI, and (b) thereafter, in addition to the Subsidiaries of CEI listed on Schedule VI, each Subsidiary of CEI, the Capital Stock of which is pledged to the Collateral Agent pursuant to Sections 6.09 or 7.15.

“Portsmouth Mortgage” means a mortgage, substantially in the form of Exhibit E-2, executed and delivered by CVLC and the Collateral Agent, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Portsmouth Project” means the approximately 120-megawatt coal-fueled generating facility, owned by Cogentrix Virginia Leasing Corporation, located in Portsmouth, Virginia.

“Power Generation Facility” means an electric power or thermal energy generation or cogeneration facility or related facilities (including residual waste management, and, to the extent such facilities are in existence on the date of this Agreement or are required by contract or applicable law, rule or regulation, facilities that use thermal energy from a cogeneration facility), and its or their related electric power transmission, fuel supply and fuel transportation facilities, together with its or their related power supply, thermal energy and fuel contracts and other facilities, services or goods that are ancillary, incidental, necessary or reasonably related to the marketing, development, construction, management or operation of the foregoing, as well as other contractual arrangements with customers, suppliers and contractors.

“Prime Rate” means the variable rate of interest per annum officially announced or published by the Administrative Agent from time to time as its “prime rate”, such rate being set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate, it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate. For purposes of this Agreement, each change in the Prime Rate shall be effective as of the opening of business on the date announced as the effective date of the change in such “prime rate”.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person under GAAP.

“Quachita Project” means the approximately 816-megawatt natural gas-fueled, combined-cycle generating facility, owned by Quachita Power, LLC, located in Ouachita Parish, Louisiana.

“Quachita-Related Entities” means Cogentrix Ouachita Holdings, Inc., Ouachita Operating Services, LLC and Quachita Power, LLC.

“Qualifying Cash Receipts” means, as to any Monetization Transaction relating to any Monetization Assets, cash payments projected by the Borrower to be received by the Subsidiary engaging in such Monetization Transaction (and any other Subsidiary which owns the Power Generation Facility to which such Monetization Assets relate) over the period that commences on the first day of the fiscal year in which such Monetization Transaction occurs and ends on the Term Loan Maturity Date from a Person whose senior debt is rated, at the time such Monetization Transaction is entered into, at least the lower of (a) BBB- by S&P and Baa3 by Moody’s and (b) the senior debt rating at such time of the Person projected to make cash payments in respect of such Monetization Assets in a comparable amount over such period under the projections then most recently delivered by the Borrower to the Administrative Agent and Lenders pursuant to Sections 3.01(q) or 6.01(c).

“Redeemable Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (a) required to be redeemed prior to the first anniversary of the Term Loan Maturity Date, (b) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the first anniversary of the Term Loan Maturity Date or (c) convertible into or exchangeable for (unless solely at the option of such Person) Capital Stock referred to in clause (a) or (b) above or Debt having a scheduled maturity prior to the first anniversary of the Term Loan Maturity Date; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or a “change of control” occurring prior to the first anniversary of the Term Loan Maturity Date shall not constitute Redeemable Stock if such Capital Stock specifically provides that such Person will not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption is permitted under the terms of this Agreement.

“Register” has the meaning specified in Section 11.06(g).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Obligations” means at any date the obligations then outstanding of the Borrower under Article II to reimburse the Issuer for Letter of Credit Drawings under Letters of Credit.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that is engaged in making, purchasing or otherwise investing in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Substance, into the indoor or outdoor environment including, without limitation, the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property.

“Remedial Action” means all actions required under applicable Environmental Law to (a) clean up, remove, remedy, treat or in any other way address Hazardous Substances in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Substances so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Required Class Lenders” means, at any time, (a) for the Term Lenders, Term Lenders holding more than 50% of the aggregate Term Loans and Term Commitments outstanding at such time, voting as a separate class, and (b) for Revolving Credit Lenders, Revolving Credit Lenders holding more than 50% of the aggregate Revolving Credit Loans, participations in Letter of Credit Liabilities and Unused Revolving Credit Commitments outstanding at such time, voting as a separate class; provided, that for purposes solely of this definition, Loans, Commitments and participations in Letter of Credit Liabilities held and beneficially owned by Goldman Sachs or any of its Subsidiaries or by Defaulting Lenders shall be deemed not to be outstanding.

“Required Lenders” means, at any time, Lenders holding more than 50% of the aggregate Loans, participations in Letter of Credit Liabilities, Unused Revolving Credit Commitments and Unused Term Commitments outstanding at such time; provided, that for purposes solely of this definition Loans, Commitments and participations in Letter of Credit Liabilities held and beneficially owned by Goldman Sachs or any of its Subsidiaries or by Defaulting Lenders shall be deemed not to be outstanding.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and all federal, state and local laws, rules and regulations, including, without limitation, Environmental Laws and ERISA, and all orders, judgments, decrees or other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payments” means, on any day, the sum of all (a) dividends paid by CEI at any time after the Closing Date and prior to or on such day as permitted by Section 7.03(a), (b) voluntary purchases, redemptions, repayments, defeasances, acquisitions or other voluntary payments on account of Debt of CEI by CEI at any time after the Closing Date and prior to or on such day as permitted by Section 7.03(a), and (c) Investments in Unrestricted Entities made by any member of the CEI Group at any time after the Closing Date and prior to or on such day as permitted by Section 7.06(g).

“Revolving Credit Availability Period” means the period from and including the Closing Date to but excluding the Revolving Credit Maturity Date.

“Revolving Credit Base Rate Margin” means a rate per annum equal to 1.50%.

“Revolving Credit Commitment” means, at any time, with respect to any Revolving Credit Lender at any time, the amount set forth opposite such Revolving Credit Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitments” or, if such Revolving Credit Lender has entered into one or more Assignment and Assumption Agreements, the amount set forth for such Revolving Credit Lender in the Register maintained by the Administrative Agent pursuant to Section 11.06(g) as such Revolving Credit Lender’s “Revolving Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Sections 2.09 or 8.01.

“Revolving Credit Euro-Dollar Margin” means a rate per annum equal to 2.50%.

“Revolving Credit Lender” means (a) initially, each Person listed on Schedule I having a Revolving Credit Commitment, and (b) after the first Revolving Credit Loan is made or Letter of Credit is issued, each Person having a Revolving Credit Commitment, holding a Revolving Credit Loan, or participating in Letter of Credit Liabilities.

“Revolving Credit Loan” has the meaning specified in Section 2.01.

“Revolving Credit Maturity Date” means February 23, 2007.

“Revolving Credit Note” means a promissory note of the Borrower to the order of any Revolving Credit Lender, in substantially the form of Exhibit A-1, evidencing the indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made or deemed to have been made by such Revolving Credit Lender.

“Revolving Credit Outstandings” means at any time, as to any Revolving Credit Lender, the sum of the aggregate outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans and its participation in the Letter of Credit Liabilities.

“ROT” means the Trust established under agreement dated December 30, 1985, between Roxboro/Southport General Partnership, successor in interest to General Electric Credit Corporation, and The Bank of New York, successor in interest to United States Trust Company of New York, as Roxboro Owner Trustee.

“Roxboro Project” means the 60-megawatt coal-fueled generating facility, owned by ROT and CNC, located in Roxboro, North Carolina.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Secured Parties” means, collectively, the Collateral Agent, the Administrative Agent, the Issuer, the Lenders and the Indemnitees.

“Security Agreement” means an agreement, substantially in the form of Exhibit D, executed and delivered by CEI, the Borrower, each of the Subsidiary Grantors and the Collateral Agent, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Solvent” means, with respect to any Person, that as of the date of determination, both (a) (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the projections delivered to the Lenders pursuant to Section 3.01(q) or with respect to any transaction contemplated or undertaken after the Closing Date; and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No.5).

“SOT” means the Trust established under agreement dated December 30, 1985, between Roxboro/Southport General Partnership, successor in interest to General Electric Credit Corporation, and The Bank of New York, successor in interest to United States Trust Company of New York, as Southport Owner Trustee.

“Southaven Project” means the approximately 810-megawatt natural gas-fueled, combined-cycle generating facility, owned by Southaven Power, LLC, located in Southaven, Mississippi.

“Southaven-Related Entities” means Cogentrix Southaven Holdings, Inc., Cogentrix Southaven Holdings II, Inc., Cogentrix Southaven Funding, LLC, Southaven Operating Services, LLC, Cogentrix Southaven Properties, LLC and Southaven Power, LLC.

“Southport Project” means the approximately 120-megawatt coal-fueled generating facility, owned by SOT and CNC, located in Southport, North Carolina.

“Specified Contract” means, at any time, any agreement (except a Designated Agreement or Monetization Asset) binding on any Subsidiary of CEI whose Distributed Cash Flow the 12-month period ended on the last day of the most recent quarter or year for which CEI’s financial statements have been delivered equals or exceeds 5% of Parent Operating Cash Flow for such period.

“Standard Monetization Undertakings” means representations, warranties, covenants, repurchase obligations and indemnities entered into by any of the members of the CEI Group consistent with market practice in the applicable market in connection with Monetization Transactions or similar structured non-recourse financing transactions involving long term power purchase agreements or tolling agreements.

“Subsidiary” means with respect to any Person, (a) any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person and (b) any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect 50% of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person and which corporation or other entity is operated or otherwise managed by such Person; provided that an Unrestricted Entity shall not be a Subsidiary of CEI or the Borrower or a member of the CEI Group for any of the purposes of this Agreement or any of the other Financing Documents.

“Subsidiary Grantor” means (a) on the Closing Date, each Subsidiary of CEI listed on Schedule V and (b) thereafter, in addition to each Subsidiary of CEI listed on Schedule V, each Subsidiary of CEI, executing and delivering a Security Agreement pursuant to Sections 6.09 or 7.15.

“Subsidiary Guarantor” means (a) on the Closing Date, each Subsidiary of CEI listed on Schedule III and (b) thereafter, in addition to each Subsidiary of CEI listed on Schedule III, each Subsidiary of CEI, executing and delivering a Subsidiary Guaranty pursuant to Sections 6.09 or 7.15.

“Subsidiary Guaranty” means a guaranty, substantially in the form of Exhibit C-3, executed and delivered by each Subsidiary Guarantor and the Administrative Agent, as such guaranty may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Subsidiary Pledgor” means (a) as of the Closing Date, each Subsidiary of CEI listed on Schedule IV, and (b) thereafter, in addition to the Subsidiaries of CEI listed on Schedule IV, each Subsidiary of the Borrower pledging Equity Interests under the Security Agreement pursuant to Sections 6.09 or 7.15.

“Taxes” has the meaning specified in Section 10.04(a).

“Temporary Cash Investment” means any Investment (having a maturity of not greater than 60 days from the date of issuance thereof) in (a)(i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof; (ii) commercial paper rated at least the Minimum CP Rating by any two of Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc., Fitch IBCA, Inc. and Duff & Phelps Credit Rating Co., provided that one of such two Minimum CP Ratings is by Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc.; (iii) time deposits with, including certificates of deposit issued by, any office located in the United States of (A) any Lender or (B) any other bank or trust company which is organized or licensed under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500,000,000 or (C) any other bank whose short term commercial paper is rated at least the Minimum CP Rating by any two of Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc., Fitch IBCA, Inc. and Duff & Phelps Credit Rating Co., provided that one of such two Minimum CP Ratings is by Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc.; (iv) medium term notes, auction rate preferred stock, asset backed securities, bonds, notes and letter of credit supported instruments, issued by any entity organized under the laws of the United States, or any state or municipality of the United States and rated in any of the three highest rated categories by Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc.; (v) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above; and (vi) Euro-Dollar certificates of deposit issued by any bank or trust company which has capital and unimpaired surplus of not less than $500,000,000 and (b) registered investment companies that are “money market funds” within the meaning of Rule 2a-7 under the Investment Company Act of 1940.

“Term Availability Period” means the period from and including the Closing Date through and including March 22, 2004.

“Term Commitment” means, at any time, with respect to any Term Lender at any time, the amount set forth opposite such Term Lender’s name on Schedule II under the caption “Term Commitments” or, if such Term Lender has entered into one or more Assignment and Assumption Agreements, the amount set forth for such Term Lender in the Register maintained by the Administrative Agent pursuant to Section 11.06(g) as such Term Lender’s “Term Commitment”, as such amount may be reduced at or prior to such time pursuant to Sections 2.09 or 8.01.

“Term Lender” means (a) initially, each Person listed on Schedule II having a Term Commitment, and (b) after the first Term Loans are made, each Person having a Term Commitment or holding a Term Loan.

“Term Loan” has the meaning specified in Section 2.02(a).

“Term Loan Base Rate Margin” means a rate per annum equal to 1.25%.

“Term Loan Euro-Dollar Margin” means a rate per annum equal to 2.25%.

“Term Loan Maturity Date” means February 25, 2009.

“Term Note” means a promissory note of the Borrower to the order of any Term Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Turbine Assets” means all assets held by a member of the CEI Group which were purchased pursuant to the Purchase Agreement (for Gas Turbines and Steam Turbines), dated as of March 30, 2001, between CEI and General Electric Company or the Contract Purchase Agreement (for Heat Recovery System Generators and Accessories), dated May 18, 2001, between CEI and Aalborg Industries, Inc., each as amended through the Closing Date, and all related contract and warranty rights and other assets related thereto.

“Unfunded Liabilities” means, with respect to any Plan, the amount (if any) by which (i) the present value of all accumulated benefit obligations under such Plan, exceeds (ii) the fair market value of all Plan assets allocable to such benefit obligations, all determined as of the then most recent valuation date for such Plan under the actuarial assumptions and methods used for purposes of Statement of Accounting Standard 87.

“United States” or “U.S.” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Unrestricted Entity” means (a) any Person incorporated or otherwise organized after the Closing Date whose Equity Interests are owned, directly or indirectly, in whole or in part, by any member of the CEI Group and identified in a writing by CEI and the Borrower to the Administrative Agent as an “Unrestricted Entity” for purposes of this Agreement and (b) any Person the Equity Interests of which are owned directly or indirectly, in whole or in part, by a Person described in clause (a) above.

“Unused Restricted Payments Basket” means, on any day, the difference between (a) the sum of (i) $10,000,000, (ii) 25% of Excess Cash Flow for each of CEI’s fiscal years (beginning with fiscal year 2004) in respect of which the Borrower has made the prepayment required by Section 2.13, (iii) all contributions to the equity capital of the Borrower received by the Borrower at any time after the Closing Date (whether funded from proceeds of an Equity Issuance by CEI or proceeds of the incurrence of Debt of CEI permitted by Section 7.01(a) or otherwise), except for the equity contributions referred to in clause (iii) of the definition of “Adjusted Parent Operating Cash Flow, and (iv) all payments and distributions received at any time after the Closing Date by the Borrower or any of its Subsidiaries from any Unrestricted Entity and, if received by a Subsidiary, remitted by such Subsidiary to the Borrower, and (b) all Restricted Payments made at any time after the Closing Date and prior to or on such day.

“Unused Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, (a) such Revolving Credit Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Loans held by such Revolving Credit Lender outstanding at such time plus (ii) such Lender’s participation in the Letter of Credit Liabilities at such time.

“Unused Term Commitment” means, with respect to any Term Lender at any time, (a) such Term Lender’s Term Commitment at such time minus (b) the aggregate principal amount of all Term Loans held by such Term Lender outstanding at such time.

Section 1.02 Accounting Terms and Determinations.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its consolidated Subsidiaries delivered to the Lenders (“GAAP”); provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article V for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner reasonably satisfactory to the Borrower and the Required Lenders.

Section 1.03 Types of Borrowing.

The term “Borrowing” denotes (a) the aggregation of Loans made (or deemed to have been made) or to be made to the Borrower by one or more Lenders pursuant to Article II on the same day, all of which Loans are of the same type (subject to Article X) and, except in the case of Base Rate Loans, have the same initial Interest Period or (b) if the context so requires, the borrowing of such Loans. Borrowings are classified for purposes hereof by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans). It is understood and agreed that all Borrowings will be made in Dollars.

Section 1.04 Computation of Time Periods.

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.05 Certain Terms.

(a) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in this Agreement. References herein to an Exhibit, Schedule, Article, Section, subsection or clause refer to the appropriate Exhibit or Schedule to, or Article, Section, subsection or clause in this Agreement.

(b) The terms “Lender”, “Issuer”, “Administrative Agent” and “Collateral Agent” include their respective successors and the term “Lender” and “Issuer” includes each assignee of such Lender or Issuer who becomes a party hereto pursuant to Section 11.06(c).

(c) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

ARTICLE II

LOANS AND LETTERS OF CREDIT

Section 2.01 Revolving Credit Loans.

Each Revolving Credit Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans (each a “Revolving Credit Loan”) to the Borrower pursuant to this Section 2.01 from time to time during the Revolving Credit Availability Period in amounts such that the Revolving Credit Outstandings of such Revolving Credit Lender at any time shall not exceed the amount of its Revolving Credit Commitment at such time. Each

Borrowing under this Section 2.01 shall be in an aggregate principal amount of $1,000,000 or any larger multiple of $500,000 and shall be made from the Revolving Credit Lenders ratably in proportion to their respective Revolving Credit Commitments. Within the foregoing limits, the Borrower may borrow under this Section 2.01, repay, or, to the extent permitted or required by Sections 2.11, 2.12 and 2.13, prepay Revolving Credit Loans and reborrow at any time during the Revolving Credit Availability Period. Notwithstanding the foregoing, until delivery to the Administrative Agent of a certificate of a responsible officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, stating that (a) all Obligations outstanding under the 8.10% Notes, the 8.10% Senior Note Indenture, the CEA Credit Agreement and the CMA Credit Agreement (other than contingent Obligations which by their terms survive the termination thereof), (b) all commitments to lend thereunder have been terminated and (c) all Liens securing such Obligations have been terminated and released, the aggregate outstanding Revolving Credit Loans and face amount of Letters of Credit shall not exceed the sum of (i) $15,000,000 plus (ii) the face amount of outstanding Letters of Credit issued pursuant to Section 4.17(a)(ii) plus (iii) the face amount of outstanding CMA-Related Letters of Credit.

Section 2.02 Term Loans.

(a) Each Term Lender severally agrees, on the terms and conditions set forth in this Agreement, to make up to three (3) loans (each a “Term Loan”) to the Borrower pursuant to this Section 2.02(a) from time to time during the Term Availability Period in an aggregate amount such that the Term Loans made by such Term Lender plus the Unused Term Commitment of such Term Lender shall not exceed the amount of its Term Commitment at such time. Each Borrowing under this Section 2.02(a) shall be made from the Term Lenders ratably in proportion to their respective Term Commitments. The Term Loans shall be made only at the times, and the proceeds of each Term Loan shall be used solely for the purposes, set forth in Section 4.17.

(b) The Term Loans are not revolving in nature, and amounts repaid or prepaid in respect thereof may not be reborrowed.

Section 2.03 Notice of Borrowing.

(a) The Borrower shall give the Administrative Agent notice (a “Notice of Borrowing”) not later than 11:00 A.M. (New York City time) on (x) one Domestic Business Day before each Base Rate Borrowing and (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

(i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or the Adjusted London Interbank Offered Rate; and

(iv) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of “Interest Period.”

(b) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(c) Not later than 1:00 P.M. (New York City time) on the date of each Borrowing, each Lender shall (except as provided in subsection (d) of this Section 2.03) make available its ratable share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 11.01. Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower requesting such Borrowing at the Administrative Agent’s aforesaid address.

(d) If any Lender makes a new Loan hereunder to the Borrower on a day on which the Borrower is to repay all or any part of an outstanding Loan from such Lender, such Lender shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Lender to the Administrative Agent as provided in subsection (c) of this Section 2.03.

(e) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsections (c) and (d) of this Section 2.03 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.06 and (ii) in the case of such Lender, (A) the Federal Funds Rate for the first three days after the date of such Borrowing and (B) at a rate per annum equal to the rate applicable to Base Rate Loans for such day plus 2.00% per annum thereafter. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

Section 2.04 Letters of Credit.

(a) Issuance of Letters of Credit. Subject to the terms and conditions hereof, the Issuer agrees to issue letters of credit under this Section 2.04(a) in the aggregate amount up to but not exceeding the Letter of Credit Sublimit upon the Borrower’s request and for the Borrower’s account, from time to time from the Closing Date to but excluding the sixth

Domestic Business Day prior to the Revolving Credit Maturity Date; provided, however, that in no event shall (i) at any time the sum of (A) the aggregate Available Amount for all Letters of Credit and (B) the aggregate outstanding principal amount of the Revolving Credit Loans exceed the Revolving Credit Commitments at such time and (ii) a Letter of Credit be issued with an Available Amount in excess of the Unused Revolving Credit Commitments at such time.

(b) Participations in Letters of Credit. Upon the issuance of each Letter of Credit by the Issuer pursuant to Section 2.04(a), the Issuer shall be deemed, without further action by any party hereto, to have sold to each Revolving Credit Lender, and each such Revolving Credit Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuer a participation in such Letter of Credit and the related Letter of Credit Liabilities in the amount required so that the participations of the Lenders (including the Issuer’s retained participation) therein shall be in proportion to their respective Revolving Credit Commitments.

(c) Required Terms. Each Letter of Credit issued hereunder shall:

(i) be denominated in Dollars;

(ii) by its terms expire (A) no later than one year from the date of issuance (subject to customary rights of automatic extension) and (B) no later than five Domestic Business Days prior to the Revolving Credit Maturity Date;

(iii) be in a face amount of (A) not less than $500,000 (unless otherwise agreed by the Issuer) and (B) not more than the amount that would, after giving effect to the issuance thereof (and the related purchase and sale of participations therein pursuant to Section 2.04(b)) cause the Revolving Credit Outstandings of any Revolving Credit Lender to exceed its Revolving Credit Commitment;

(iv) be issued solely for the purposes described in Sections 4.17(a)(ii), (v) and (vi); and

(v) be in a form acceptable to the Issuer.

(d) Notice of Issuance. The Borrower may request that a Letter of Credit be issued by giving the Administrative Agent and the Issuer a notice (a “Notice of Issuance”) at least three Domestic Business Days before such Letter of Credit is to be issued (or such shorter period of time as shall be acceptable to the Administrative Agent and the Issuer), specifying:

(i) the date of issuance of such Letter of Credit;

(ii) the expiry date of such Letter of Credit (which shall comply with the requirements of Section 2.04(c)(ii));

(iii) the proposed terms of such Letter of Credit (or the proposed form thereof shall be attached to such Notice of Issuance), including the face amount thereof (which shall comply with the requirements of Sections 2.04(c)(iii) and (iv)); and

(iv) the transaction that is to be supported or financed with such Letter of Credit, including identification of the member of the CEI Group, if any, to which such transaction relates.

Upon the receipt of a Notice of Issuance, the Administrative Agent shall promptly notify each Revolving Credit Lender of the contents thereof and of the amount of such Lender’s participation in such Letter of Credit and such Notice of Issuance shall not thereafter be revocable by the Borrower.

(e) Letter of Credit Drawings under Letters of Credit.

(i) Upon receipt from the beneficiary of any Letter of Credit of demand for payment under such Letter of Credit, the Issuer shall determine in accordance with the terms of such Letter of Credit whether such request for payment should be honored.

(ii) If the Issuer determines that a demand for payment by the beneficiary of a Letter of Credit should be honored, the Issuer shall make available to the beneficiary in accordance with the terms of such Letter of Credit the amount of the Letter of Credit Drawing under such Letter of Credit. The Issuer shall thereupon promptly notify the Borrower, the Administrative Agent and each Revolving Credit Lender of the amount of such Letter of Credit Drawing paid by it and the amount of such Lender’s participation therein.

(f) Reimbursement and Other Payments by the Borrower in Respect of Letters of Credit.

(i) If a Letter of Credit Drawing is made under any Letter of Credit, the Borrower irrevocably and unconditionally agrees to reimburse the Issuer in Dollars for all amounts paid by the Issuer upon such Letter of Credit Drawing on the date such Letter of Credit Drawing is made, together with any and all reasonable charges and expenses which any Lender or the Issuer may pay or incur relative to such Letter of Credit Drawing. Subject to the conditions to borrowing set forth herein, the Borrower may request in accordance with Section 2.03, that such payment be made initially with the proceeds of a Base Rate Borrowing of Revolving Credit Loans in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Borrowing of Revolving Credit Loans.

(ii) Each payment to be made by the Borrower pursuant to this Section 2.04(f) shall be made, in Federal or other funds immediately available, to the Issuer at its address referred to in Section 11.01.

(g) Payments with Respect to Letters of Credit.

(i) Each Lender shall make available an amount equal to its ratable share of any Letter of Credit Drawing under a Letter of Credit, in Federal or other funds immediately available in New York City, to the Issuer on the date on which the Borrower is required to reimburse the Issuer with respect to such Letter of Credit Drawing pursuant to Section 2.04(f)(i) at the Issuer’s address referred to in Section 11.01; provided that each Lender’s obligation shall be reduced by its pro rata share of any reimbursement theretofore paid by the Borrower in respect of such Letter of Credit Drawing pursuant to Section 2.04(f). The Issuer shall notify each Revolving Credit Lender of the amount of such Revolving Credit Lender’s obligation in respect of any Letter of Credit Drawing under a Letter of Credit on the day such payment by such Revolving Credit Lender is due. Each Revolving Credit Lender shall be subrogated to the rights of the Issuer against the Borrower to the extent such payment due from such Revolving Credit Lender to the Issuer is paid, plus interest thereon, from and including the day such amount is due from such Revolving Credit Lender to the Issuer to but excluding the day the Borrower makes payment to the Issuer pursuant to Section 2.04(f), whether before or after judgment, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day.

(ii) If any Revolving Credit Lender fails to pay any amount required pursuant to subsection (i) of this Section 2.04(g) on the date on which such payment is due, interest, payable on demand, shall accrue on such Revolving Credit Lender’s obligation to make such payment, for each day from and including the date such payment becomes due to but excluding the date such Revolving Credit Lender makes such payment at a rate per annum equal to (A) the Federal Funds Rate for the first three days after the date such payment is due and (B) at a rate per annum equal to the rate applicable to Revolving Credit Base Rate Loans for such day plus 2.00% per annum thereafter.

(iii) If the Borrower shall reimburse the Issuer for any Letter of Credit Drawing under a Letter of Credit after the Revolving Credit Lenders shall have made funds available to the Issuer with respect to such Letter of Credit Drawing in accordance with subsection (i) of this Section 2.04(g), the Issuer shall promptly upon receipt of such reimbursement distribute to each Revolving Credit Lender its pro rata share thereof, including interest, to the extent received by such Issuer.

(h) The obligations of the Borrower to reimburse the Issuer under Section 2.04(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(i) any lack of validity or enforceability of any Financing Document;

(ii) any amendment or waiver of or any consent to departure from any Financing Document (except, in the case of an effective amendment to, waiver of or consent to a departure from any provision of this Agreement, to the extent specified herein);

(iii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against the beneficiary of any Letter of Credit (or any Person or entity for whom such beneficiary may be acting), the Administrative Agent, the Issuer or any Lender or any other Person or entity, whether in connection with this Agreement, any other Financing Document or any unrelated transaction;

(iv) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(v) payment by the Issuer under any Letter of Credit against presentation of a draft or document which does not comply with the terms of such Letter of Credit; or

(vi) to the extent permitted under applicable law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(i) The several obligations of the Revolving Credit Lenders to the Issuer hereunder, shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which any such Lender or any other Person may have against the Administrative Agent, the Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or an Event of Default or the termination of the Loans or any Letter of Credit; (C) any adverse change in the condition (financial or otherwise) of any Credit Party or any other Person; (D) any breach of any Financing Document by any party thereto; (E) the fact that any condition precedent to the issuance of, or the making of any payment under, any Letter of Credit was not in fact met; (F) any violation or asserted violation of law by any Lender or any Affiliate thereof; or (G) to the extent permitted under applicable law, any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each payment by each Lender to the Issuer for its own account shall be made without any offset, abatement, withholding or reduction whatsoever. If the Issuer is required at any time (whether before or after the Revolving Credit Maturity Date) to return to the Borrower or to a trustee, receiver, liquidator, custodian or other similar official any portion of the payments made by the Borrower to such Issuer in payment of any Reimbursement Obligation or interest thereon upon the insolvency of the Borrower, or the commencement of any case or proceeding under any bankruptcy, insolvency or other similar law with respect to the Borrower, each Revolving Credit Lender shall, on demand of the Issuer, forthwith return to the Issuer any amounts transferred to such Lender by the Issuer in respect thereof pursuant to this subsection plus such Lender’s pro rata share of any interest on such payments required to be paid to the Person recovering such payments plus interest on the amount so demanded from the day such demand is made, if such demand is made by 2:00 P.M. (New York City time), or from the next following Domestic Business Day, if such demand is made after 2:00 P.M. (New York City time), to but not including the day such amounts are returned by such Lender to the Issuer at a rate per annum for each day equal to (A) the Federal Funds Rate for the day of such demand and (B) the Base Rate plus 1% for each day thereafter. Notwithstanding the foregoing or any other provision contained herein, in no event shall any Revolving Credit Lender be obligated to make any Revolving Credit Loan to the Borrower to the extent that such payment would cause such Lender’s pro rata share of the Revolving Credit Outstandings hereunder to exceed such Lender’s Revolving Credit Commitment, respectively; provided that the foregoing shall not affect the obligation of the Borrower (which is absolute, unconditional and irrevocable) to reimburse the Issuer for the entire amount of each payment made by the Issuer under a Letter of Credit, including any amount thereof that is not paid by any Lender to the Issuer (pursuant to this sentence or otherwise).

(j) Letter of Credit Commission; Issuance Fee.

(i) Letter of Credit Commission. The Borrower agrees to pay to the Administrative Agent a letter of credit commission with respect to each Letter of Credit issued hereunder, computed for each day from and including the date of issuance of such Letter of Credit to but excluding the last day a Letter of Credit Drawing is available under such Letter of Credit, at the Applicable Letter of Credit Commission Rate on the aggregate amount available for drawing under such Letter of Credit from time to time (whether or not any conditions to drawing can then be met), such fee to be for the account of the Revolving Credit Lenders, ratably in proportion to their Revolving Credit Outstandings. Such commission shall be payable quarterly in arrears on the last Domestic Business Day of each January, April, July and October and upon the Revolving Credit Maturity Date.

(ii) Issuance Fee. The Borrower shall pay to the Issuer for its own account such fees with respect to each Letter of Credit issued by the Issuer for the account of the Borrower as shall have been agreed between the Borrower and the Issuer.

(iii) Limited Liability of the Issuer. As between the Issuer, on the one hand, and the Borrower, on the other, the Borrower assumes all risks of any acts or omissions of the beneficiary and any transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuer nor any of its respective employees, officers or directors shall be liable or responsible for: (A) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary or transferee in connection therewith; (B) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (C) payment by the Issuer against presentation of documents which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (D) any other circumstance whatsoever in making or failing to make payment under any Letter of Credit; provided that the Borrower shall have a claim against the Issuer, and the Issuer shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or special, damages suffered by the Borrower which are found in a final, unappealable judgment of a court of competent jurisdiction to have been caused by (1) the Issuer’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms thereof or (2) the Issuer’s willful failure to pay, or gross negligence resulting in a failure to pay, any Letter of Credit Drawing after the presentation to it by the beneficiary (or any transferee of the Letter of Credit) of a draft and other required documentation strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation.

(iv) Issuer and Affiliates. The Issuer shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it was not the Issuer (in each case to the extent the Issuer is also a Lender), and the Issuer and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any member of the CEI Group or Affiliate of a member of the CEI Group as if it were not the Issuer hereunder.

(k) Applicability of ISP98. Unless otherwise expressly agreed by the Issuer and the Borrower when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law and Practice (or such later version thereof as may be in effect at the time issuance) shall apply to such Letter of Credit.

Section 2.05 Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Revolving Credit Note or a Term Note, as applicable, in substantially the form of Exhibits A-1 or A-2, respectively, payable to the order of such Lender in a principal amount equal to the Loans owing to, or to be made by, such Lender. All references to Notes in the Financing Documents shall mean Notes, if any, issued hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 11.06(g) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Loan made hereunder (or deemed to be made hereunder), whether such Loan bears interest at the Base Rate or the Adjusted London Interbank Offered Rate, and, if appropriate, the Interest Period applicable thereto; (ii) the terms of each Assignment and Assumption Agreement delivered to and accepted by it; (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder; and (iv) the amount of any sums received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent demonstrable error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts, shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

Section 2.06 Interest Rates.

(a) Subject to Section 2.06(e), each Revolving Credit Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate plus the Revolving Credit Base Rate Margin for such day. Such interest shall be payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year.

(b) Subject to Section 2.06(e), each Revolving Credit Loan that is a Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Adjusted London Interbank Offered Rate applicable to such Interest Period plus the Revolving Credit Euro-Dollar Margin for such day. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

(c) Subject to Section 2.06(e), each Term Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate plus the Term Loan Base Rate Margin for such day. Such interest shall be payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year.

(d) Subject to Section 2.06(e), each Term Loan that is a Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Adjusted London Interbank Offered Rate applicable to such Interest Period plus the Term Loan Euro-Dollar Margin for such day. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

(e) Immediately upon the occurrence and during the continuance of any Event of Default, the Borrower shall on demand from time to time pay interest, to the extent permitted by applicable law, on all overdue amounts owed hereunder by the Borrower up to (but not including) the date of actual payment of such overdue amount (after as well as before judgment) at 2.00% per annum in excess of the rate that otherwise would be in effect for such overdue amount.

(f) The Administrative Agent shall determine each interest rate applicable to the Loans and Reimbursement Obligations hereunder. The Administrative Agent shall give prompt notice to the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of demonstrable error.

Section 2.07 Method of Electing Interest Rates.

(a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject to Section 2.07(e) and the provisions of Article X), as follows:

(i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and

(ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans as of any Domestic Business Day or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.15 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans.

(b) Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective (unless the relevant Loans are to be converted from Euro-Dollar Loans to Base Rate Loans, in which case such notice shall be delivered to the Administrative Agent not later than 11:00 A.M. (New York City time) on the date such conversion is to be effective). A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group of Loans and (ii) the portion to which such Notice of Interest Rate Election applies, and the remaining portion to which it does not apply, are each at least $5,000,000 (unless such portion is comprised of Base Rate Loans). If no such notice is timely received before the end of an Interest Period for any Group of Loans that are Euro-Dollar Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans at the end of such Interest Period.

(c) Each Notice of Interest Rate Election shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.07(a) above;

(iii) if the Loans comprising such Group of Loans are to be converted, the new type of Loans and, if the Loans resulting from such conversion are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(d) Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to Section 2.07(b), the Administrative Agent shall notify each Lender of the contents thereof and such notice shall not thereafter be revocable by any Borrower.

(e) The Borrower shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, Euro-Dollar Loans if (i) the aggregate principal amount of any Group of Loans consisting of Euro-Dollar Loans created or continued as a result of such election would be less than $5,000,000 or (ii) an Event of Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent.

(f) If any Loan is converted to a different type of Loan, the Borrower shall pay, on the date of such conversion, the interest accrued to such date on the principal amount being converted.

Section 2.08 Fees.

(a) Revolving Credit Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, ratably in proportion to their Revolving Credit Commitments, a commitment fee equal to a percentage per annum, determined by reference to the utilization ratio set forth below, times the daily average undrawn portion of the Revolving Facility (less outstanding Letters of Credit). The utilization ratio shall be the ratio, expressed as a percentage, of (i) the sum of the daily average Revolving Credit Loans and Letters of Credit outstanding to (ii) the daily average Revolving Credit Commitments.

Utilization Ratio	Applicable Revolving Credit Commitment Fee Percentage
> 75%	0.500%
≤75% ≥25%	0.625%
< 25%	0.750%

Such commitment fee shall accrue from and including the date hereof to but excluding the Revolving Credit Maturity Date (or earlier date of termination of the Revolving Credit Commitments in their entirety). Accrued commitment fees under this Section 2.08(a) shall be payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year and upon the date of termination of the Revolving Credit Commitments in their entirety.

(b) Term Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of the Term Lenders, ratably in proportion to their Term Commitments, a commitment fee of 0.50% per annum on the daily amount of the Unused Term Commitments. Such commitment fee shall accrue from and including the date hereof to but excluding March 22, 2004 (or earlier date of termination of the Term Commitments in their entirety). Accrued commitment fees under this Section 2.08(b) shall be payable on March 22, 2004.

(c) Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent, for its own account, additional fees, the amount and dates of payment of which are embodied in a separate agreement between the Borrower and the Administrative Agent.

(d) Collateral Agent’s Fee. The Borrower shall pay to the Collateral Agent, for its own account, additional fees, the amount and dates of payment of which are embodied in a separate agreement between the Borrower and the Collateral Agent.

Section 2.09 Termination and Reduction of Commitments.

(a) Optional Termination or Reduction of Revolving Credit Commitments.

The Borrower may, upon at least three Domestic Business Days’ notice to the Administrative Agent, (i) terminate the Revolving Credit Commitments in their entirety at any time, if no Revolving Credit Loans or Letters of Credit are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $1,000,000 or any larger multiple thereof, the aggregate amount of the Revolving Credit Commitments in excess of the aggregate Revolving Credit Outstandings.

(b) Optional Termination or Reduction of Term Commitments.

The Borrower may, upon at least three Domestic Business Days’ notice to the Administrative Agent, (i) terminate the Term Commitments in their entirety at any time, if no Term Loans are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $1,000,000 or any larger multiple thereof, the aggregate amount of the Term Commitments in excess of the aggregate principal amount of the Term Loans outstanding.

(c) Mandatory Termination and Reduction of Commitments.

(i) The Revolving Credit Commitments shall be reduced on each date any prepayment required by Sections 2.12 or 2.13 is applied to the payment of Revolving Credit Loans in an amount equal to such prepayment; provided, however, that Revolving Credit Commitments shall not be reduced pursuant to this clause (i) on any date to an amount less than $25,000,000.

(ii) The Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.

(iii) The Term Commitments shall be reduced on each day Term Loans are made, in the amount of such Term Loans.

(iv) The Term Commitments shall terminate at 5:00 P.M. (New York time) on March 22, 2004.

(d) Commitment Reductions Permanent. All reductions of the Commitments pursuant to this Section 2.09 shall be permanent.

Section 2.10 Repayment of the Loans.

(a) The Revolving Credit Loans shall mature, and the principal amount thereof shall be due and payable in full (together with interest accrued thereon), on the Revolving Credit Maturity Date.

(b) The principal amounts of the Term Loans shall be repaid in consecutive quarterly installments in the aggregate amounts set forth below on the corresponding dates set forth below:

DATE OF PAYMENT	PAYMENT AMOUNT
June 30, 2004	$537,500
September 30, 2004	$537,500
December 31, 2004	$537,500
March 31, 2005	$537,500
June 30, 2005	$537,500
September 30, 2005	$537,500
December 31, 2005	$537,500
March 31, 2006	$537,500
June 30, 2006	$537,500
September 30, 2006	$537,500
December 31, 2006	$537,500
March 31, 2007	$537,500
June 30, 2007	$537,500
September 30, 2007	$537,500
December 31, 2007	$537,500
March 31, 2008	$537,500
June 30, 2008	$537,500
September 30, 2008	$537,500
December 31, 2008	$537,500
February 25, 2009	All remaining outstanding principal amount of the Term Loans

Section 2.11 Optional Prepayment of the Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay the principal amount of any or all of the Loans, in whole or in part and without premium or penalty, subject to the provisions of this Section 2.11.

(b) Subject in the case of any Euro-Dollar Loans to Section 11.03(c), the Borrower may, upon at least one Domestic Business Day’s notice to the Administrative Agent, prepay any Loans that bear interest at the Base Rate or upon at least three Euro-Dollar Business Days’ notice to the Administrative Agent, prepay any Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $1,000,000 or any larger multiple of $1,000,000 (or the outstanding balance thereof), by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

(c) All prepayments of Term Loans pursuant to this Section 2.11 shall be applied on a pro rata basis to reduce the scheduled remaining installments of principal on such Term Loans.

(d) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lenders’ ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

Section 2.12 Extraordinary Mandatory Prepayments of the Loans and Provision of Cash Collateral.

The Borrower shall prepay the Loans and provide cash collateral in respect of the Letter of Credit as follows:

(a) If any member of the CEI Group receives any cash payment constituting Net Cash Proceeds from any Asset Sale, from any Equity Issuance by a Subsidiary of the Borrower to any Person other than the Borrower or a Subsidiary of the Borrower or from any Monetization Transaction effected by it or constituting Net Insurance/Condemnation Proceeds of its Property and if distribution of such cash payment to the Borrower is then permitted under all applicable Requirements of Law and under all Contractual Obligations in effect on the Closing Date or thereafter assumed by any member of the CEI Group in a transaction permitted by this Agreement, then:

(i) the Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest any such cash payment (other than any Net Cash Proceeds from an Asset Sale in respect of any of the Turbine Assets) within a period (the “reinvestment period”) that ends on the 270th day following receipt thereof (or the 450th day following receipt thereof if the investment was contractually committed prior to the end of such 270-day period) in long-term productive assets used or useful for a Permitted Reinvestment Business (which may, in the case of Net Insurance/Condemnation Proceeds, include the repair, restoration or replacement of the assets in respect of which such proceeds were received), but only if (A) at the time the investment is made no Default or Event of Default shall have occurred and be continuing, and (B) the Borrower delivers to the Administrative Agent a certificate (with supporting information) demonstrating to the reasonable satisfaction of the Administrative Agent, that, after giving effect to the transaction giving rise to such cash payment and the investment described in this clause (i), in each case, on a pro forma basis as if such transaction and investment had been completed on the first day of the most recent 12-month period for which the Borrower’s annual or quarterly financial statements are available, CEI would have been in compliance with the covenants set forth in Article V as of the last day of such 12-month period (assuming that during such period the Borrower had received all cash flowing from such assets that is contractually permitted to be distributed to the Borrower under the Contractual Obligations that are to be in effect after the investment is made);

(ii) no later than the first Domestic Business Day following the expiration of the reinvestment period for any such cash payment, the Borrower shall prepay the Loans and cash collateralize the Letters of Credit, in the order of priority set forth in Section 2.14, in an amount equal to that portion (if any) of such cash payment that has not been invested as permitted by Section 2.12(a)(i); and

(iii) if such cash payment constitutes Net Cash Proceeds from an Asset Sale in respect of any of the Turbine Assets (other than a transfer subject to Section 2.12(d)), the Borrower shall within three Domestic Business Days thereafter prepay the Loans and cash collateralize the Letters of Credit, in the order of priority set forth in Section 2.14.

(b) If at any time any member of the CEI Group incurs any Debt in any refinancing, replacement, refunding or extension permitted by Section 7.01(c)(iv) and the Net Cash Proceeds of such incurrence received by any member of the CEI Group exceed the Permitted Base Amount for such refinancing, replacement, refunding or extension, then the Borrower shall within three Domestic Business Days thereafter prepay the Loans and cash collateralize the Letters of Credit, in the order of priority set forth in Section 2.14, in an amount equal to the excess.

(c) If at any time any Subsidiary of the Borrower incurs any Debt permitted by Section 7.01(c)(v), then the Borrower shall within three Domestic Business Days thereafter prepay the Loans and cash collateralize the Letters of Credit, in the order of priority set forth in Section 2.14, in an amount equal to the Net Cash Proceeds of the Debt so incurred.

(d) If at any time one or more Expansion Project Subsidiaries incurs any Debt permitted by Section 7.01(c)(vi), then the Borrower shall within three Domestic Business Days thereafter prepay the Loans and cash collateralize the Letters of Credit, in the order of priority set forth in Section 2.14, in an amount equal to 75% of the appraised value (as determined by an appraisal firm reasonably satisfactory to the Administrative Agent) of the portion of the Turbine Assets transferred such Expansion Project Subsidiaries in accordance with Section 7.06(c).

(e) If at any time, the Revolving Credit Outstandings at such time exceeds the Revolving Credit Commitments at such time, the Borrower shall forthwith prepay the Revolving Credit Loans then outstanding in an amount equal to such excess, together with accrued interest, and if no Revolving Credit Loans are then outstanding, the Borrower shall forthwith cash collateralize such excess by paying to Collateral Agent immediately available funds in the amount of such excess.

Section 2.13 Ordinary Mandatory Prepayments of the Loans and Provision of Cash Collateral.

Within 105 days after the end of each fiscal year of CEI, the Borrower shall prepay the Loans and cash collateralize the Letters of Credit, in the order of priority set forth in Section 2.14, in an amount equal to a portion of Excess Cash Flow for such fiscal year that shall be (i) 25%, if on the last day of such fiscal year the Loans were rated at least BBB- by S&P and Baa3 by Moody’s, and (ii) 50%, at all other times.

Section 2.14 Application of Prepayments.

All prepayments of the Loans and cash collateralization of Letters of Credit required in Sections 2.12(a), 2.12(b), 2.12(c), 2.12(d) and 2.13 shall be applied to the Loans and the Letters of Credit in the following priority:

(i) first, to the prepayment of the Term Loans, applied on a pro rata basis to reduce the scheduled remaining installments of principal on the Term Loans;

(ii) second, to pay any unpaid Reimbursement Obligations in respect of Letter of Credit Drawings;

(iii) third, to the payment of accrued letter of credit commissions and issuance fees on Letters of Credit owing pursuant to Section 2.04(j) and any interest or other amount owing in respect of, Letter of Credit Drawings;

(iv) fourth, to the prepayment of the Revolving Credit Loans; and

(v) fifth, deposited with the Collateral Agent to cash collateralize outstanding Letters of Credit.

Section 2.15 General Provisions as to Payments.

(a) The Borrower shall make each payment of principal of, and interest on, the Loans and Reimbursement Obligations and of fees hereunder, not later than 11:00 A.M. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, without set-off, counterclaim or other deduction, to the Administrative Agent at its address referred to in Section 11.01. The Administrative Agent will promptly distribute to the Issuer and each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Issuer and the Lenders. Whenever any payment of principal of, or interest on, the Base Rate Loans or Reimbursement Obligations or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due from the Borrower to the Issuer or the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to the Issuer and each Lender on such due date an amount equal to the amount then due to the Issuer or such Lender. If and to the extent that the Borrower shall not have so made such payment, the Issuer and each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to the Issuer or such Lender together with interest thereon, for each day from the date such amount is distributed to the Issuer or such Lender until the date the Issuer or such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(c) All payments and prepayments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Credit Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

Section 2.16 Computation of Interest and Fees.

Interest based on the Base Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

ARTICLE III

CONDITIONS

Section 3.01 Conditions Precedent to Initial Loans and Letter of Credit.

The obligation of each Lender to make its initial Loan and of the Issuer to issue its initial Letters of Credit is subject to satisfaction of the conditions precedent that the Administrative Agent shall have received, on the Closing Date, the following, each dated the Closing Date unless otherwise indicated, in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Co-Syndication Agents (other than GSCP) and (except for the Notes) in sufficient copies for each Lender:

(a) The Revolving Credit Notes to the order of the Revolving Credit Lenders, if any have been requested.

(b) The Term Notes to the order of the Term Lenders, if any have been requested.

(c) Certified copies of (i) the resolutions of the Board of Directors of each Credit Party approving each Financing Document to which it is a party, and (ii) all documents evidencing other necessary corporate action and required governmental and third party approvals, licenses and consents with respect to each Financing Document and the transactions contemplated thereby.

(d) A copy of the articles or certificate of incorporation (or other comparable governing documents) of each Credit Party and of each Pledged Subsidiary which is not a Credit Party (other than a Pledged Subsidiary incorporated in a jurisdiction outside the United States) certified as of a recent date by the Secretary of State of the state of incorporation or formation of such Credit Party or Pledged Subsidiary, together with certificates of such official attesting to the good standing of each such Credit Party and Pledged Subsidiary (other than a Pledged Subsidiary incorporated in a jurisdiction outside the United States), and a copy of the certificate of incorporation and the By-Laws (or other comparable governing documents) of each Credit Party and of each Pledged Subsidiary certified as of the Closing Date by the Secretary or an Assistant Secretary of each such Credit Party or Pledged Subsidiary.

(e) A certificate of the Secretary or an Assistant Secretary of each Credit Party certifying the names and true signatures of each officer of such Credit Party who has been authorized to execute and deliver any Financing Document or other document required hereunder to be executed and delivered by or on behalf of such Credit Party.

(f) The CEI Secured Guaranty, duly executed by CEI.

(g) The CEI Unsecured Guaranty, duly executed by CEI.

(h) The Subsidiary Guaranty, duly executed by each Subsidiary Guarantor.

(i) The Security Agreement, duly executed by CEI, the Borrower, each Subsidiary Grantor and each Subsidiary Pledgor, together with:

(i) certificates and instruments representing the certificated securities and Debt pledged under the Security Agreement, and undated stock powers and assignments for such certificates and instruments executed in blank;

(ii) proper financing statements to be filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Lien created by the Security Agreement;

(iii) certified copies of Lien search reports listing all effective financing statements which name CEI, the Borrower, any Subsidiary Grantor or any Subsidiary Pledgor (under its present name or any previous name) as debtor and which are filed in the jurisdictions referred to in clause (ii) above, together with copies of such other financing statements (none of which shall cover the Collateral purported to be covered by the Security Agreement, except as referenced in the pay-off letter described in Section 3.01(m)); and

(iv) evidence that the insurance required by the terms of the Collateral Documents and by Section 6.04(b) is in full force and effect.

(j) Account control agreements perfecting the Collateral Agent’s Lien on each bank and securities account maintained by CEI and the Borrower, duly executed by CEI and the Borrower, the depositary banks or securities intermediaries maintaining such accounts, and the Collateral Agent.

(k) Copies of duly executed and acknowledged Mortgages, together with:

(i) title insurance policies issued by a title company acceptable to the Collateral Agent, in amounts as are reasonably acceptable to the Collateral Agent, insuring that each Mortgage is a valid first priority Lien (subject to Permitted Prior Liens) on the real estate covered thereby, subject only to such exceptions to title as shall be reasonably acceptable to the Collateral Agent in its sole discretion and containing such endorsements and affirmative insurance as the Collateral Agent may reasonably require and as are obtainable in the applicable jurisdiction, and true copies of each document, instrument or certificate required by the terms of each such policy and/or Mortgage to be, or have been, filed, recorded, executed or delivered in connection therewith;

(ii) opinions of local counsel retained by the Credit Parties party to the Mortgages with respect to the validity and enforceability of the Mortgages and such other matters as may be reasonably required by the Collateral Agent;

(iii) proper financing statements under the applicable Uniform Commercial Code to be filed in connection with the Mortgages, in form and substance satisfactory to the Collateral Agent, to perfect the Lien created by the Mortgages; and

(iv) proof of payment of all title insurance premiums, documentary, stamp or intangible taxes, recording fees and mortgage taxes payable in connection with the recording of any of the Financing Documents or the issuance of the aforementioned title insurance policies.

(l) An opinion of (i) Moore & Van Allen PLLC, counsel to the Credit Parties, in substantially the form of Exhibit B-1, (ii) Latham & Watkins LLP, New York counsel to the Credit Parties, in substantially the form of Exhibit B-2 and (iii) Menaker & Herrmann, special New York counsel to the Credit Parties, in substantially the form of Exhibit B-3.

(m) A fully executed original pay-off letter confirming that (i) all of the Obligations outstanding under the Existing CDH Credit Agreement (other than contingent Obligations that survive the termination thereof) will be repaid in full from the proceeds of the Term Loans made on the Closing Date, all commitments to lend under the Existing CDH Credit Agreement have been terminated and all Liens upon any of the property of any member of the CEI Group in favor of any lender or agent under the Existing CDH Credit Agreement shall be terminated by such lender or agent immediately upon such payment; and (ii) all letters of credit issued under the Existing CDH Credit Agreement shall be terminated upon the issuance and delivery of Letters of Credit on the Closing Date naming the beneficiaries of such terminated letters of credit as beneficiaries under such Letters of Credit.

(n) The audited consolidated balance sheet of CEI and its consolidated Subsidiaries as at the end of fiscal years 2000, 2001 and 2002 and the related consolidated statements of income and retained earnings and of cash flows for such fiscal years, in each case, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the fiscal year immediately preceding such fiscal year.

(o) The unaudited consolidated balance sheet of CEI and its consolidated Subsidiaries as at the end of each quarter ended after December 31, 2002, other than the quarter ended December 31, 2003, and the related unaudited consolidated statements of income and of cash flows of CEI and its consolidated Subsidiaries for each such quarter and the portion of the fiscal year through the end of such quarter, in each case, prepared in accordance with GAAP and setting forth in comparative form the figures for the corresponding quarter in the fiscal year immediately preceding such fiscal year; provided, that such quarterly statements of cash flow shall be provided solely on a fiscal year-to-date basis through the end of such quarter.

(p) A pro forma consolidated balance sheet of CEI and its consolidated Subsidiaries as of September 30, 2003, adjusted to give effect to the consummation of the transactions contemplated hereby as if such transactions had occurred on such date.

(q) Financial projections for CEI and its Subsidiaries for fiscal years 2004 through 2009 (on a quarterly basis through December 31, 2004 and on an annual basis thereafter).

(r) Any requested reports and other information, in scope satisfactory to Administrative Agent, regarding environmental matters relating to the business, operations and properties of the members of the CEI Group.

(s) A solvency certificate from the chief financial officer of CEI, addressed to each Lender Party, with appropriate attachments and demonstrating that after giving effect to the consummation of the transactions contemplated by the Financing Documents, CEI, the Borrower and each member of the CEI Group listed on Schedule 4.04(e) is Solvent.

(t) A certificate, signed by a responsible officer of the Borrower, stating that each of the conditions specified in Sections 3.02 and 3.06 has been satisfied.

(u) Such additional documents, information and materials as the Issuer or any Lender, through the Administrative Agent, may reasonably request.

The Administrative Agent shall promptly notify the Borrower, the Lenders, the Collateral Agent and the Issuer of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.

Section 3.02 Additional Conditions Precedent to Initial Loans and Letter of Credit.

The obligation of each Lender to make its initial Loan and of the Issuer to issue its initial Letter of Credit is subject to the further conditions precedent that:

(a) On the Closing Date, the following statements shall be true:

(i) All necessary governmental and third party approvals required to be obtained by any member of the CEI Group in connection with the transactions contemplated hereby, have been obtained and remain in effect; and

(ii) There exists no claim, action, suit, investigation or proceeding (including, without limitation, shareholder or derivative litigation) pending or, to the Knowledge of CEI or the Borrower, threatened in any court or before any arbitrator or Governmental Authority which relates to the financing hereunder or which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(b) All costs and accrued and unpaid fees and expenses (including, without limitation, reasonable legal fees and expenses) required to be paid to any Lender Party on or before the Closing Date, to the extent then due, payable and invoiced, shall have been paid.

(c) Each of the Revolving Credit Facility and the Term Facility shall have been assigned and shall have maintained a credit rating by Moody’s and S&P.

Section 3.03 Conditions Precedent to the CEA-Related Term Loans.

The obligation of each Term Lender to make its CEA-Related Term Loan is subject to satisfaction of the conditions precedent that the Administrative Agent shall have received, on the date of the making of the CEA-Related Term Loans, the following, each dated such date unless otherwise indicated, in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Co-Syndication Agents (other than GSCP) and in sufficient copies for each Term Lender:

(a) Certified copies of (i) the resolutions of the Board of Directors of CEA and each of its Subsidiaries that will become a Credit Party approving each Financing Document to which it is a party, and (ii) all documents evidencing other necessary corporate action and required governmental and third party approvals, licenses and consents with respect to each Financing Document and the transactions contemplated thereby.

(b) A copy of the articles or certificate of incorporation (or other comparable governing documents) of CEA and each of its Subsidiaries that will become a Credit Party and of each of its Subsidiaries that will become a Pledged Subsidiary which is not a Credit Party (other than a Pledged Subsidiary incorporated in a jurisdiction outside the United States) certified as of a recent date by the Secretary of State of the state of incorporation or formation of CEA or such Subsidiary, together with certificates of such official attesting to the good standing of CEA and each such Subsidiary (other than a Pledged Subsidiary incorporated in a jurisdiction outside the United States), and a copy of the certificate of incorporation and the By-Laws (or other comparable governing documents) of CEA and each such Subsidiary certified as of the date of the CEA-Related Term Loans by the Secretary or an Assistant Secretary of CEA and each such Subsidiary.

(c) A certificate of the Secretary or an Assistant Secretary of CEA and each of its Subsidiaries that will become a Credit Party certifying the names and true signatures of each officer of such Subsidiary who has been authorized to execute and deliver any Financing Document or other document required hereunder to be executed and delivered by or on behalf of such Subsidiary.

(d) A Joinder Agreement, in substantially the form of Exhibit G, duly executed by CEA and each of its Subsidiaries identified on Schedule III, pursuant to which CEA and each such Subsidiary agrees to become a party to, and be bound by the provisions of, the Subsidiary Guaranty; provided, however, that the Obligations of CEA and such Subsidiaries under the Subsidiary Guaranty shall be limited to the payment of Debt classified by CEI pursuant to the last paragraph of Section 3.2(b) of the First Supplemental Indenture, as Debt incurred pursuant to clause (xi) of such Section 3.2(b).

(e) A Joinder Agreement, in substantially the form of Exhibit H, duly executed by CEA and each of its Subsidiaries identified on Schedules IV and V, pursuant to which CEA and each such Subsidiary agrees to become a party to, and be bound by the provisions of, the Security Agreement, together with:

(i) certificates and instruments representing the certificated securities and Debt pledged under the Security Agreement, and undated stock powers and assignments for such certificates and instruments executed in blank;

(ii) proper financing statements to be filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Lien created by the Security Agreement;

(iii) certified copies of Lien search reports listing all effective financing statements which name CEA or any of its Subsidiaries that will become Subsidiary Grantors or Subsidiary Pledgors (under its present name or any previous name) as debtor and which are filed in the jurisdictions referred to in clause (ii) above, together with copies of such other financing statements (none of which shall cover the Collateral purported to be covered by the Security Agreement, except as referenced in the pay-off letter described in Section 3.03(g)); and

(iv) evidence that the insurance required by the terms of the Collateral Documents and by Section 6.04(b) is in full force and effect.

(f) An opinion of (i) Moore & Van Allen PLLC, counsel to the Credit Parties, and (ii) Latham & Watkins LLP, New York counsel to the Credit Parties.

(g) A fully executed original pay-off letter confirming that all of the Obligations outstanding under the CEA Credit Agreement (other than contingent Obligations that survive the termination thereof) will be repaid in full from the proceeds of the CEA-Related Term Loans, all commitments to lend under the CEA Credit Agreement have been terminated and all Liens upon any of the property of any member of the CEI Group in favor of any lender or agent under the CEA Credit Agreement shall be terminated by such lender or agent immediately upon such payment.

(h) A certificate, signed by a responsible officer of the Borrower, stating that each of the conditions specified in Section 3.06 has been satisfied.

(i) Such additional documents, information and materials as the Issuer or any Lender, through the Administrative Agent, may reasonably request.

Section 3.04 Conditions Precedent to the Issuance of the CMA-Related Letters of Credit.

The obligation of the Issuer to issue the CMA-Related Letters of Credit is subject to satisfaction of the conditions precedent that the Administrative Agent shall have received, on the date of issuance of the CMA-Related Letters of Credit, the following, each dated such date unless otherwise indicated, in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Co-Syndication Agents (other than GSCP) and in sufficient copies for each Revolving Credit Lenders and the Issuer:

(a) Certified copies of (i) the resolutions of the Board of Directors of CMA and each of its Subsidiaries that will become a Credit Party approving each Financing Document to which it is a party, and (ii) all documents evidencing other necessary corporate action and required governmental and third party approvals, licenses and consents with respect to each Financing Document and the transactions contemplated thereby.

(b) A copy of the articles or certificate of incorporation (or other comparable governing documents) of CMA and each of its Subsidiaries that will become a Credit Party and of each of its Subsidiaries that will become a Pledged Subsidiary which is not a Credit Party (other than a Pledged Subsidiary incorporated in a jurisdiction outside the United States) certified as of a recent date by the Secretary of State of the state of incorporation or formation of CMA or such Subsidiary, together with certificates of such official attesting to the good standing of CMA and each such Subsidiary (other than a Pledged Subsidiary incorporated in a jurisdiction outside the United States), and a copy of the certificate of incorporation and the By-Laws (or other comparable governing documents) of CMA and each such Subsidiary certified as of the date of the CMA-Related Letters of Credit by the Secretary or an Assistant Secretary of CMA and each such Subsidiary.

(c) A certificate of the Secretary or an Assistant Secretary of CMA and each of its Subsidiaries that will become a Credit Party certifying the names and true signatures of each officer of such Subsidiary who has been authorized to execute and deliver any Financing Document or other document required hereunder to be executed and delivered by or on behalf of such Subsidiary.

(d) A Joinder Agreement, in substantially the form of Exhibit G, duly executed by CMA and each of its Subsidiaries identified on Schedule III, pursuant to which CMA and each such Subsidiary agrees to become a party to, and be bound by the provisions of, the Subsidiary Guaranty; provided, however, that the Obligations of CMA and such Subsidiaries under the Subsidiary Guaranty shall be limited to the payment of Debt classified by CEI pursuant to the last paragraph of Section 3.2(b) of the First Supplemental Indenture, as Debt incurred pursuant to clause (xi) of such Section 3.2(b).

(e) A Joinder Agreement, in substantially the form of Exhibit H, duly executed by CMA and each of its Subsidiaries identified on Schedules IV and V, pursuant to which CMA and each such Subsidiary agrees to become a party to, and be bound by the provisions of, the Security Agreement, together with:

(i) certificates and instruments representing the certificated securities and Debt pledged under the Security Agreement, and undated stock powers and assignments for such certificates and instruments executed in blank;

(ii) proper financing statements to be filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Lien created by the Security Agreement;

(iii) certified copies of Lien search reports listing all effective financing statements which name CMA or any of its Subsidiaries that will become Subsidiary

Grantors or Subsidiary Pledgors (under its present name or any previous name) as debtor and which are filed in the jurisdictions referred to in clause (ii) above, together with copies of such other financing statements (none of which shall cover the Collateral purported to be covered by the Security Agreement, except as referenced in the pay-off letter described in Section 3.04(g)); and

(iv) evidence that the insurance required by the terms of the Collateral Documents and by Section 6.04(b) is in full force and effect.

(f) An opinion of (i) Moore & Van Allen PLLC, counsel to the Credit Parties, and (ii) Latham & Watkins LLP, New York counsel to the Credit Parties.

(g) A fully executed original pay-off letter confirming that (i) all of the Obligations outstanding under the CMA Credit Agreement (other than contingent Obligations that survive the termination thereof) have been repaid, all commitments to lend under the CMA Credit Agreement have been terminated and all Liens upon any of the property of any member of the CEI Group in favor of any lender or agent under the CMA Credit Agreement shall be terminated by such lender or agent immediately upon the issuance of the CMA-Related Letters of Credit and (ii) all letters of credit issued under the CMA Credit Agreement shall be terminated upon the issuance and delivery of the CMA-Related Letters of Credit naming the beneficiaries of such terminated letters of credit as beneficiaries under such CMA-Related Letters of Credit.

(h) A certificate, signed by a responsible officer of the Borrower, stating that each of the conditions specified in Section 3.06 has been satisfied.

(i) Such additional documents, information and materials as the Issuer or any Lender, through the Administrative Agent, may reasonably request.

Section 3.05 Conditions Precedent to the 8.10% Senior Notes-Related Term Loans.

The obligation of each Term Lender to make its 8.10% Senior Notes-Related Term Loan is subject to satisfaction of the conditions precedent that the Administrative Agent shall have received, on the date of the making of the 8.10% Senior Notes-Related Term Loans, the following, each dated such date unless otherwise indicated, in form and substance satisfactory to the Administrative Agent, the Collateral Agent and the Co-Syndication Agents (other than GSCP) and in sufficient copies for each Term Lender:

(a) A certificate, signed by a responsible officer of the Borrower, stating (i) the amount required to pay in full all principal and interest outstanding under the 8.10% Senior Notes and (ii) that each of the conditions specified in Section 3.06 has been satisfied.

(b) Such additional documents, information and materials as any Lender, through the Administrative Agent, may reasonably request.

Section 3.06 Conditions Precedent to Each Loan and Letter of Credit.

The obligation of each Lender to make any Loan (including the Loan being made by such Lender on the Closing Date) and of the Issuer to issue any Letter of Credit (including any Letter of Credit being issued on the Closing Date) shall be subject to the satisfaction of the following additional conditions precedent:

(a) Receipt by the Administrative Agent of a Notice of Borrowing or a Notice of Issuance, as the case may be;

(b) Immediately before and after the making of such Loan or issuance of such Letter of Credit, no Default or Event of Default shall have occurred and be continuing;

(c) Each of the representations and warranties of the Credit Parties contained in the Financing Documents shall be true in all material respects on and as of the date of the making of such Loan or issuance of such Letter of Credit, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true in all material respects as of such earlier date; and

(d) The making of such Loan and the issuance of such Letter of Credit on such date does not violate any Requirement of Law and is not enjoined, temporarily, preliminarily or permanently.

The Borrower’s acceptance of the proceeds of each Loan or of the issuance of each Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the thereof as to the facts specified in clauses (b) through (d) of this Section.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each of CEI and the Borrower represents and warrants that:

Section 4.01 Corporate Existence; Compliance with Law.

Each member of the CEI Group (a) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation; (b) is duly qualified as a foreign corporation or other entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except for failures which in the aggregate have not had, and could not reasonably be expected to have, a Material Adverse Effect; (c) has all requisite corporate or other power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted; (d) is in compliance with its certificate of incorporation and by-laws or other comparable governing documents; (e) is in compliance with all other applicable Requirements of Law except for such non-compliances as in the aggregate have not had, and could not reasonably be expected to have, a Material Adverse

Effect; and (f) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for failures which in the aggregate have not had, and could not reasonably be expected to have, a Material Adverse Effect.

Section 4.02 Corporate Power; Authorization; Enforceable Obligations.

(a) The execution, delivery and performance by each Credit Party of the Financing Documents to which it is a party and the consummation of the transactions related to the financing contemplated hereby:

(i) are within such Credit Party’s corporate, limited liability company, partnership or similar powers;

(ii) have been duly authorized by all necessary corporate or similar action, including, without limitation, the consent of the holders of its Capital Stock where required;

(iii) do not and will not (A) contravene any member of the CEI Group’s certificate of incorporation or by-laws or other comparable governing documents, (B) violate any other applicable Requirement of Law, or any order or decree of any Governmental Authority or arbitrator, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of any member of the CEI Group, or (D) result in the creation or imposition of any Lien upon any of the property of any member of the CEI Group, other than those in favor of the Collateral Agent pursuant to the Financing Documents; and

(iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those which have been obtained or made and copies of which have been delivered to the Administrative Agent pursuant to Section 3.01, and each of which are in full force and effect.

(b) Each of the Financing Documents has been duly executed and delivered by each Credit Party party thereto. Each of the Financing Documents is the legal, valid and binding obligation of each Credit Party party thereto, enforceable against it in accordance with its terms.

Section 4.03 Taxes.

All federal income and any other material federal, state, local and foreign tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any member of the CEI Group have been filed (or have been filed on such member’s behalf) with the appropriate governmental agencies in all jurisdictions in which such Tax Returns, are required to be filed, all such Tax Returns and amendments thereto are true and correct in all material respects, and all taxes, charges and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof, except where contested in good faith and by appropriate proceedings if (a) adequate reserves therefor have been established on the books of such member of the CEI Group in conformity with GAAP and (b) all such non-payments in the aggregate have not had, and could not reasonably be expected to have, a Material Adverse Effect. Proper and accurate amounts have been withheld by each member of the CEI Group from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities except to the extent any failure relating to such withholding or payment has not had, and could not reasonably be expected to have, a Material Adverse Effect.

Section 4.04 Financial Matters.

(a) The consolidated balance sheet of CEI and its consolidated Subsidiaries as at December 31, 2002, and the related consolidated statements of income, retained earnings and cash flows of CEI and its consolidated Subsidiaries for the fiscal year then ended, certified by KPMG LLP, and the consolidated balance sheets of CEI and its consolidated Subsidiaries as at September 30, 2003, and the related consolidated statements of income and cash flows of CEI and its consolidated Subsidiaries for the nine months then ended, certified by the chief financial officer of CEI, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheets as at September 30, 2003, and said statements of income and cash flows for the nine months then ended, to year-end audit adjustments, the consolidated financial condition of CEI and its consolidated Subsidiaries as at such dates and the consolidated results of the operations of CEI and its consolidated Subsidiaries for the period ended on such dates, all in conformity with GAAP.

(b) Since December 31, 2002, there have been no events or developments that in the aggregate have had, or could reasonably be expected to have, a Material Adverse Effect, except as described in the filings and reports of CEI filed with the Securities and Exchange Commission prior to the date hereof or on Schedule 4.04(b).

(c) Neither CEI nor any of its consolidated Subsidiaries had at September 30, 2003 any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment which is required by GAAP to be, but is not, reflected in the balance sheet or the notes to the related financial statements at such date referred to in subsection (a) above or in the notes thereto.

(d) The unaudited pro forma projections of CEI and its Subsidiaries, a copy of which has been delivered to the Administrative Agent, have been prepared as of January, 2004, and were prepared in good faith based upon assumptions believed by CEI to be reasonable at such date.

(e) As of the Closing Date (and after giving effect to the making of Loans and the issuance of Letters of Credit on the Closing Date) CEI, the Borrower and each member of the CEI Group listed on Schedule 4.04(e) is Solvent. From and after the Closing Date, each of CEI and the Borrower is Solvent.

(f) For purposes of the last paragraph of Section 3.10(b) of the 8.10% Senior Notes Indenture and the last paragraph of Section 3.2(b) of the First Supplemental Indenture, CEI has classified and will maintain the classification of:

(i) an aggregate amount of $112,635,500 of the Term Loans funded on the Closing Date (the “Closing Term Loan Exposure”), the 8.10% Senior Notes-Related Term Loans when funded (the “Senior Notes Term Loan Exposure” and, collectively with the Closing Term Loan Exposure, the “Specified Term Loan Exposure”), and an aggregate amount of $762,000 of Letter of Credit Liabilities incurred on the Closing Date (the “Specified Revolving Exposure”), in each case together with all Guaranties thereof under the Financing Documents, as Debt incurred pursuant to Section 3.10(b)(vi) of the 8.10% Senior Notes Indenture and Section 3.2(b)(vi) of the First Supplemental Indenture;

(ii) all other Term Loans (including all CEA-Related Term Loans), all other Revolving Credit Loans and all other Letter of Credit Liabilities and Reimbursement Obligations (including in respect of CMA-Related Letters of Credit), together with all guaranties thereof under the Financing Documents, as Debt incurred pursuant to Section 3.10(b)(xi) of the 8.10% Senior Notes Indenture and clause (xi) of Section 3.2(b) of the First Supplemental Indenture;

(iii) the Specified Revolving Exposure as the last Revolving Credit Loans and Letter of Credit Liabilities to be credited with any payment applied to Revolving Credit Loans and Letter of Credit Liabilities; and

(iv) the Specified Term Loan Exposure as the last Term Loans to be credited with any payment applied to Term Loans.

Section 4.05 Full Disclosure.

No written statement prepared or furnished by or on behalf of any member of the CEI Group or any of its Affiliates in connection with any of the Financing Documents, Collateral descriptions or the consummation of the transactions contemplated thereby, and no financial statement delivered pursuant hereto or thereto, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made; provided, that, with respect to projected financial information, CEI and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.06 Litigation.

Except as specifically disclosed on Schedule 4.06, there is no action, suit, investigation, litigation or proceeding pending against or, to the Knowledge of CEI or the Borrower, threatened against or affecting, any member of the CEI Group before any court or arbitrator or any governmental body, agency or official which has had, or could reasonably be expected to have, a Material Adverse Effect or which in any manner draws into question the legality, validity or enforceability of any Financing Document.

Section 4.07 Margin Regulations.

No part of the proceeds of any Loan will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.

Section 4.08 Ownership of Borrower; Subsidiaries.

(a) The authorized capital stock of the Borrower consists of 1,000 shares of common stock, no par value per share, of which 1,000 shares are issued and outstanding. All of the outstanding capital stock of the Borrower has been validly issued, is fully paid and non-assessable and is owned beneficially and of record by CEI, free and clear of all Liens other than the Lien granted to the Collateral Agent under the Security Agreement. No authorized but unissued shares, no treasury shares and, to the Knowledge of CEI and the Borrower, no other outstanding shares of capital stock of the Borrower are subject to any option, warrant, right of conversion or purchase or any similar right. Except as specifically disclosed on Schedule 4.08(a), there are no agreements or understandings with respect to the voting, sale or transfer of any shares of capital stock of the Borrower, or to the Knowledge of CEI and the Borrower, any agreement restricting the transfer or hypothecation of any such shares.

(b) Set forth in Part A of Schedule 4.08(b) is a complete and accurate list showing, as of the date hereof, all Subsidiaries of CEI and, as to each such Subsidiary, the jurisdiction of its incorporation or formation, the number of shares of each class of Capital Stock authorized, the number outstanding on the date hereof and the percentage of the outstanding shares of each such class owned (directly or indirectly) by CEI. Except as set forth in Part B of Schedule 4.08(b), no Capital Stock of any Subsidiary of CEI, which Capital Stock is owned by a member of the CEI Group, is subject to any outstanding option, warrant, right of conversion or purchase or any similar right. All of the outstanding Capital Stock of each such Subsidiary, which Capital Stock is owned by a member of the CEI Group, has been validly issued, is fully paid and non-assessable and is owned by the Persons named in Part A of Schedule 4.08(b), free and clear of all Liens other than (i) as described in Part C of Schedule 4.08(b) or (ii) Liens granted to the Collateral Agent under the Security Agreement. Except in respect of agreements and instruments evidencing the Existing Project Financing Debt, neither CEI nor any such Subsidiary is a party to, or has Knowledge of, any agreement restricting the transfer or hypothecation of any shares of Capital Stock of any such Subsidiary, which Capital Stock is owned by any member of the CEI Group, other than (i) as described in Part D of Schedule 4.08(b) or (ii) the Financing Documents. Except as disclosed in Part E of Schedule 4.08(b), no member of the CEI Group owns or holds, directly or indirectly, any Capital Stock or Equity Interest of, any Person other than such Subsidiaries.

(c) Each of the Subsidiary Guarantors in existence as of the date hereof, and each of the members of the CEI Group who will become Subsidiary Guarantors upon the making of the CEA-Related Term Loans or the issuance of the CMA-Related Letters of Credit is listed in Parts A and B of Schedule III, respectively. As of the date hereof, and except as otherwise specified in Part C of Schedule III, the Subsidiary Guarantors listed in Parts A and B of

Schedule III constitute all of the Subsidiaries of CEI (other than the Borrower) that are not (or, after the making of the CEA-Related Term Loans and the issuance of the CMA-Related Letters of Credit, will not be) contractually prohibited from guarantying the Obligations outstanding under the Financing Documents. None of the Subsidiaries of CEI listed on Part C of Schedule III shall become Subsidiary Guarantors.

(d) Each of the Subsidiary Pledgors in existence as of the date hereof, and each of the members of the CEI Group who will become Subsidiary Pledgors upon the making of the CEA-Related Term Loans or the issuance of the CMA-Related Letters of Credit, is listed in Parts A and B of Schedule IV, respectively. As of the date hereof, and except as otherwise specified in Part C of on Schedule III, the Subsidiary Pledgors listed in Parts A and B of Schedule IV constitute all of the Subsidiaries of CEI (other than the Borrower and any Subsidiary incorporated or otherwise organized in a jurisdiction outside the United States) that are not (or, after the making of the CEA-Related Term Loans and the issuance of the CMA-Related Letters of Credit, will not be) contractually prohibited from pledging Equity Interests in any of its Subsidiaries or any other Person. None of the Subsidiaries of CEI listed on Part C of Schedule IV shall become Subsidiary Pledgors. The Collateral pledged by the Subsidiary Pledgors constitutes 100% (or, in the case of any issuer of such Collateral that is a “controlled foreign corporation” under Section 957(a) of the Internal Revenue Code, 65%) of the Equity Interests of each Person owned by such Subsidiary Pledgors that is permitted to be pledged by such Subsidiary Pledgors under the terms of the Contractual Obligations of such Subsidiary Pledgors in existence as of the date hereof.

(e) Each of the Subsidiary Grantors in existence as of the date hereof, and each of the members of the CEI Group who will become Subsidiary Grantors upon the making of the CEA-Related Term Loans or the issuance of the CMA-Related Letters of Credit, is listed on Parts A and B of Schedule V, respectively. As of the date hereof, and except as otherwise specified in Part C of on Schedule V, the Subsidiary Grantors listed in Parts A and B of Schedule V constitute all of the Subsidiaries of CEI (other than the Borrower) that are not (or, after the making of the CEA-Related Term Loans and the issuance of the CMA-Related Letters of Credit, will not be) contractually prohibited from pledging their assets and property (other than the Subsidiary Pledgors). None of the Subsidiaries of CEI listed on Part C of Schedule V shall become Subsidiary Grantors. The Collateral pledged by each Subsidiary Grantor constitutes all of the assets and property owned by such Subsidiary Grantor that is permitted to be pledged by such Subsidiary Grantor under the terms of the Contractual Obligations of such Subsidiary Grantor in existence as of the date hereof.

Section 4.09 Compliance with ERISA.

Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the currently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No Plan has Unfunded Liabilities in excess of $3,000,000 and the aggregate Unfunded Liabilities of all Plans does not exceed $3,000,000. No member of the ERISA Group has (a) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan; (b) failed to make any required contribution or payment to any Plan or Multiemployer Plan, made any amendment to any Plan, or engaged in any transaction described in Sections 4062, 4063 or 4064 of ERISA, which has resulted or could result in the imposition of a Lien on the property of any member of the ERISA Group or the posting of a bond or other security pursuant to Sections 302(f), 307 or 4068 of ERISA or Sections 401(a)(29) or 412(n) of the Internal Revenue Code; (c) filed or been required to file notice with the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which could reasonably be expected to result in a termination of such Plan under Title IV of ERISA; (d) received notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated which could reasonably be expected to have a Material Adverse Effect; (e) received notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan; (f) given notice of intent to terminate any Plan under Section 4041(c) of ERISA, or (g) given notice of withdrawal from any Plan pursuant to Section 4063 of ERISA which could reasonably be expected to have a Material Adverse Effect.

Section 4.10 Environmental Matters.

Except as disclosed on Schedule 4.10:

(a) Each member of the CEI Group and the operations of each member of the CEI Group comply with, and at all times have complied with, all applicable Environmental Laws other than such non-compliance the consequences of which in the aggregate have not had, and could not reasonably be expected to have, a Material Adverse Effect;

(b) Each member of the CEI Group has obtained all licenses, permits, consents or approvals from or by, has made all filings with, and has given all notices to each Governmental Authority having jurisdiction, necessary under applicable Environmental Laws for its operations, and all such licenses, permits, consents, approvals, filings and notices are in good standing, and each member of the CEI Group is in compliance with the terms and conditions of such licenses, permits, consents, approvals, filings and notices, other than such non-compliance the consequences of which in the aggregate have not had, and could not reasonably be expected to have, a Material Adverse Effect;

(c) No member of the CEI Group or any of its currently or previously owned or leased property or operations is subject to any threatened or outstanding order from or agreement with any Governmental Authority or other Person, and there is no action, suit, investigation, litigation or proceeding pending or, to the Knowledge of CEI or the Borrower, threatened against or affecting any member of the CEI Group or any of its currently or previously owned or leased property or operations, respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Environmental Liabilities and Costs, other than those the consequences of which in the aggregate have not had, and could not reasonably be expected to have, a Material Adverse Effect;

(d) There are no conditions or circumstances (including any Release or threatened Release of any Hazardous Substance) associated with the currently or previously owned or leased properties or operations of any member of the CEI Group which may give rise to any Environmental Liabilities and Costs other than those which in the aggregate have not had, and could not reasonably be expected to have, a Material Adverse Effect; and

(e) There are no conditions or circumstances (including any Release or threatened Release of any Hazardous Substance) which may give rise to any Environmental Liabilities and Costs associated with any operations of or ownership of property by any member of the CEI Group that have had, or could reasonably be expected to have, a Material Adverse Effect.

Section 4.11 Liens.

There are no Liens of any nature whatsoever on any properties of any member of the CEI Group other than those permitted by Section 7.02. The Liens granted by the Credit Parties to the Collateral Agent pursuant to the Financing Documents are fully perfected Liens in and to the Collateral, subject only to Permitted Liens.

Section 4.12 Investment Company; Public Utility Holding Company Act.

No member of the CEI Group is (a) an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, or (b) a “holding company,” a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended. No member of the CEI Group is subject to regulation under any Requirement of Law which limits its ability to incur Debt.

Section 4.13 No Burdensome Restrictions; No Defaults.

(a) No member of the CEI Group (i) is a party to any Contractual Obligation the compliance with which has had, or could reasonably be expected to have, a Material Adverse Effect, or (ii) is subject to any charter or corporate restriction which has had, or could reasonably be expected to have, a Material Adverse Effect.

(b) As of the date hereof, no member of the CEI Group is in default under or with respect to any Contractual Obligation owed by it, and, to the Knowledge of CEI and the Borrower, no other party is in default under or with respect to any Contractual Obligation owed to any member of the CEI Group, in either case, other than (i) defaults relating to the Excluded Projects and (ii) those defaults which in the aggregate have not had, or could not reasonably be expected to have, a Material Adverse Effect.

(c) No Event of Default or Default has occurred and is continuing.

(d) There is no Requirement of Law the compliance with which by any Credit Party has had, or could reasonably be expected to have, a Material Adverse Effect.

(e) Except in respect of the Existing Project Financing Debt, as amended or refinanced as permitted hereunder, or any Contractual Obligation existing on the Closing Date, as amended or replaced as permitted hereunder, applicable to a Subsidiary of CEI which directly owns, leases or operates one or more Power Generation Facilities, no Subsidiary of CEI is subject to any Contractual Obligation restricting or limiting its ability to declare or make any dividend payment or other distribution on account of any shares of any class of its Capital Stock or its ability to purchase, redeem, or otherwise acquire for value or make any payment in respect of any such shares or any shareholder rights.

Section 4.14 Insurance.

All policies of insurance of any kind or nature owned by or issued to any member of the CEI Group, including, without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is customarily carried by companies of the size and character of such member of the CEI Group, taking into account current market pricing for such coverage and the commercial reasonableness of the procurement of any such coverage. As of the Closing Date, no member of the CEI Group has been refused insurance for which it applied or had any policy of insurance terminated (other than at its request or where such insurance was not available on commercially reasonable terms).

Section 4.15 Labor Matters.

(a) There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving any member of the CEI Group, other than those which in the aggregate have not had, or could not reasonably be expected to have, a Material Adverse Effect.

(b) There are no arbitrations or grievances pending against or involving member of the CEI Group, nor, to the Knowledge of CEI and the Borrower, are there any arbitrations or grievances threatened, involving any member of the CEI Group, other than those which, in the aggregate have not had, or could not reasonably be expected to have, a Material Adverse Effect.

(c) There is no organizing activity involving any member of the CEI Group pending or, to the Knowledge of CEI and the Borrower, threatened by any labor union or group of employees, other than those which in the aggregate have not had, or could not reasonably be expected to have, a Material Adverse Effect. There are no representation proceedings pending or threatened with the National Labor Relations Board, and no labor organization or group of employees of any member of the CEI Group have made a pending demand for recognition, other than those which in the aggregate have not had, or could not reasonably be expected to have, a Material Adverse Effect.

(d) There are no unfair labor practices charges, grievances or complaints pending or in process or threatened by or on behalf of any employee or group of employees of any member of the CEI Group, other than those which in the aggregate have not had, or could not reasonably be expected to have, a Material Adverse Effect.

(e) There are no complaints or charges against any member of the CEI Group pending or, to the Knowledge of CEI and the Borrower, threatened to be filed with any federal, state or local court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any member of the CEI Group of any individual, other than those which in the aggregate have not had, or could not reasonably be expected to have, a Material Adverse Effect.

(f) Each member of the CEI Group is in compliance with all laws, and all orders of any court, Governmental Authority or arbitrator, relating to the employment of labor, including without limitation all such laws relating to wages, hours, collective bargaining, discrimination, civil rights, and the payment of withholding and/or social security and similar taxes, except for such non-compliances that in the aggregate have not had, or could not reasonably be expected to have, a Material Adverse Effect.

Section 4.16 Force Majeure.

Neither the business nor the properties of any member of the CEI Group are currently suffering from the effects of any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), other than those which in the aggregate have not had, or could not reasonably be expected to have, a Material Adverse Effect.

Section 4.17 Use of Proceeds.

(a) Subject to the terms and conditions set forth herein, the proceeds of the Loans and the Letters of Credit are being used by the Borrower solely as follows:

(i) On the Closing Date, the Borrower will borrow $124,635,500 in Term Loans, the proceeds of which shall be used solely to repay in full on the Closing Date all Obligations (other than letters of credit) outstanding under the Existing CDH Credit Agreement.

(ii) On the Closing Date, $762,000 face amount of Letters of Credit will be issued to replace all letters of credit outstanding under the Existing CDH Credit Agreement.

(iii) During the Term Availability Period, the Borrower will borrow up to $50,643,500 in Term Loans (the “CEA-Related Term Loans”), the proceeds of which shall be used on the date of such borrowing solely to prepay in full all Obligations outstanding under the CEA Credit Agreement.

(iv) During the Term Availability Period, the Borrower will borrow up to $39,721,000 in Term Loans (the “8.10% Senior Notes-Related Term Loans”), the proceeds of which shall be used on the date of such borrowing solely to repay in full all Obligations outstanding under the 8.10% Senior Notes and the 8.10% Senior Note Indenture.

(v) During the Term Availability Period, the Borrower will cause the Issuer to issue up to $16,679,000 in Letters of Credit (the “CMA-Related Letters of Credit”), which shall be used on the date of such issuance solely to replace all letters of credit outstanding under the CMA Credit Agreement.

(vi) During the Revolving Credit Availability Period, the proceeds of Revolving Credit Loans and Letters of Credit will be used by the Borrower solely for the working capital purposes of the members of the CEI Group, including payments and Investments permitted or required hereby; provided, that expansion-related capital expenditures and acquisitions of businesses or Equity Interests may be funded from the proceeds of Revolving Credit Loans or supported by Letters of Credit only (A) to the extent necessary to fund any reinvestment permitted by Section 2.12(a)(i) from Net Cash Proceeds that were temporarily applied, pending reinvestment, to reduce the Revolving Credit Outstandings or (B) to the extent the Revolving Credit Outstandings previously were reduced from funds representing the portion of Excess Cash Flow not required to be applied as set forth in Section 2.13.

(b) None of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U.

(c) The Borrower will use the proceeds of all Debt classified as Debt incurred pursuant to Section 3.10(b)(xi) of the 8.10% Senior Notes Indenture and Section 3.2(b)(xi) of the First Supplemental Indenture solely “for working capital purposes” within the meaning of each of the 8.10% Senior Notes Indenture and the First Supplemental Indenture.

Section 4.18 Intellectual Property.

Each member of the CEI Group owns or licenses or otherwise has the right to use all material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations and other intellectual property rights that are necessary for the operations of their respective businesses, without infringement upon or conflict with the rights of any other Person with respect thereto, except any such infringement or conflict as have not had, or could not reasonably be expected to have, a Material Adverse Effect. To the Knowledge of CEI and the Borrower, no slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by any member of the CEI Group infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or, to the Knowledge of CEI and the Borrower, threatened.

Section 4.19 Title.

(a) Each member of the CEI Group owns good, clean and marketable fee simple absolute title to all of real property purported to be owned by such member of the CEI Group, which real property is at the date hereof described in Schedule 4.19, and good, clean and marketable title to, or valid leasehold interests in, all other properties and assets purported to be owned or leased by such member of the CEI Group, and none of such properties and assets, including, without limitation, such real property, is subject to any Lien, except Liens permitted by Section 7.02.

(b) All material real property leased at the date hereof by any member of the CEI Group is listed on Schedule 4.19. To the Knowledge of CEI and the Borrower, no member of the CEI Group (i) is in default under any of the leases in respect of such leased real property, or (ii) has received any notice of default from the landlord of any such leased real property. To the Knowledge of CEI and the Borrower, no condition exists which, with the giving of notice or the passage of time, or both, would give rise to a default under any lease in respect of such leased real property. Each of such leases is valid and enforceable in accordance with its terms and is in full force and effect, except for any such invalidity or unenforceability as has not had, or could not reasonably be expected to have, a Material Adverse Effect. The Borrower has delivered to the Administrative Agent true and complete copies of any such lease requested by the Administrative Agent and all related documents affecting the rights or obligations of the member of the CEI Group which is a party thereto, including, without limitation, any non-disturbance and recognition agreements, subordination agreements, attornment agreements and agreements regarding the term or rental of any of the leases.

ARTICLE V

FINANCIAL COVENANTS

Section 5.01 Cash Flow Coverage Ratio.

CEI and the Borrower will maintain at the end of each period set forth below, a Cash Flow Coverage Ratio of not less than the ratio set forth below for each such period:

Four Fiscal Quarters Ending	Minimum Cash Flow Coverage Ratio
March 31, 2004	1.25 to 1.00
June 30, 2004	1.25 to 1.00
September 30, 2004	1.25 to 1.00
December 31, 2004	1.50 to 1.00
March 31, 2005	1.50 to 1.00
June 30, 2005	1.50 to 1.00
September 30, 2005	1.75 to 1.00
December 31, 2005	1.75 to 1.00
March 31, 2006	1.75 to 1.00
June 30, 2006	1.75 to 1.00
September 30, 2006	1.75 to 1.00
December 31, 2006	1.75 to 1.00
March 31, 2007	1.75 to 1.00
June 30, 2007	1.75 to 1.00
September 30, 2007	1.75 to 1.00
December 31, 2007	1.75 to 1.00
March 31, 2008	1.75 to 1.00
June 30, 2008	1.75 to 1.00
September 30, 2008	1.75 to 1.00
December 31, 2008	1.75 to 1.00

Section 5.02 Leverage Ratio.

CEI and the Borrower will maintain at the end of each fiscal quarter set forth below, a Leverage Ratio of not more than the ratio set forth below for each such fiscal quarter:

Fiscal Quarter Ending	Maximum Leverage Ratio
March 31, 2004	10.00 to 1.00
June 30, 2004	10.00 to 1.00
September 30, 2004	10.00 to 1.00
December 31, 2004	7.50 to 1.00
March 31, 2005	7.50 to 1.00
June 30, 2005	7.25 to 1.00
September 30, 2005	7.25 to 1.00
December 31, 2005	6.75 to 1.00
March 31, 2006	6.75 to 1.00
June 30, 2006	6.50 to 1.00
September 30, 2006	6.50 to 1.00
December 31, 2006	6.00 to 1.00
March 31, 2007	6.00 to 1.00
June 30, 2007	6.00 to 1.00
September 30, 2007	6.00 to 1.00
December 31, 2007	6.00 to 1.00
March 31, 2008	6.00 to 1.00
June 30, 2008	6.00 to 1.00
September 30, 2008	6.00 to 1.00
December 31, 2008	6.00 to 1.00

ARTICLE VI

AFFIRMATIVE COVENANTS

Each of CEI and the Borrower agrees that, so long as any Loan or any other Obligation of any Credit Party under any Financing Document (other than contingent Obligations which are intended to survive the termination thereof) shall remain unpaid or any Lender has any Commitment hereunder or any amount payable under any Note remains unpaid or any Letter of Credit or any Reimbursement Obligation remains outstanding:

Section 6.01 Financial Statements and Other Information.

CEI shall deliver to each of the Lender Parties (it being understood that delivery to the Administrative Agent and the posting by the Administrative Agent of each of the following items on an electronic website shall constitute delivery to each of the other Lender Parties, and the Administrative Agent hereby agrees to post on an electronic website or otherwise distribute to the other Lender Parties any such item delivered by the Borrower to the Administrative Agent):

(a) as soon as available and in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of CEI, (i) the unaudited consolidated balance sheet of CEI and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and of cash flows of CEI and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, (ii) the unaudited unconsolidated balance sheet of CEI as at the end of such quarter and the related unconsolidated statements of income for such quarter and the portion of the fiscal year through the end of such quarter, (iii) the unaudited consolidating balance sheet of CEI and its consolidated Subsidiaries as at the end of such quarter and the related consolidating statement of income for such quarter and the portion of the fiscal year through the end of such quarter, (iv) a statement of cash flows to CEI from each of its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, prepared and presented in a format consistent with the projections provided pursuant to Section 3.01(q), and (v) the unaudited balance sheet of the Borrower as at the end of such quarter and the related statements of income of the Borrower for such quarter and the portion of the fiscal year through the end of such quarter, in each case, prepared in accordance with GAAP and setting forth in comparative form the figures for the corresponding quarter in the fiscal year immediately preceding such fiscal year, certified by the chief financial officer of CEI as fairly presenting the financial condition and results of operations of CEI and its Subsidiaries at such date and for such period, together with (i) a certificate of said officer stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which CEI and/or the Borrower proposes to take with respect thereto and (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by CEI in determining compliance with all financial covenants contained herein;

(b) as soon as available and in any event within 105 days after the end of each fiscal year of CEI,

(i) a copy of the audited consolidated balance sheet of CEI and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year, in each case, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the fiscal year immediately preceding such fiscal year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PriceWaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing, together with (x) a certificate of such accounting firm stating that in the course of the regular audit of the business of CEI and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default or Event of Default has occurred and is continuing, or, if in the opinion of such accounting firm, a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof, and (y) such statements of cash flows to CEI from each of its Subsidiaries for such fiscal year prepared and presented in a format consistent with the projections provided pursuant to Section 3.01(q);

(ii) a copy of the unaudited unconsolidated balance sheet of CEI as at the end of such fiscal year and the related unconsolidated statements of income for such fiscal year, setting forth in each case in comparative form the figures for the fiscal year immediately preceding such fiscal year;

(iii) a copy of the unaudited consolidating balance sheet of CEI and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidating statement of income for such fiscal year, setting forth in each case in comparative form the figures for the fiscal year immediately preceding such fiscal year; and

(iv) a copy of the unaudited unconsolidated balance sheet of the Borrower as at the end of such fiscal year and the related unconsolidated statements of income for such fiscal year, setting forth in comparative form the figures for the fiscal year immediately preceding such fiscal year;

in each case, certified by the chief financial officer of CEI as fairly presenting the financial condition and results of operations of CEI and its Subsidiaries at such date and for such period, together with (x) a certificate of said officer stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which CEI and/or the Borrower proposes to take with respect thereto, and (y) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by CEI in determining compliance with all financial covenants contained herein;

(c) As soon as practicable and in any event no later than thirty days after the beginning of each fiscal year of CEI, (i) a projected statement of cash flows to CEI from each of its Subsidiaries on a quarterly basis for such fiscal year and on an annual basis thereafter through fiscal year 2012, prepared and presented in a format consistent with the projections provided pursuant to Section 3.01(q) and (ii) the projected Cash Flow Coverage Ratio and Leverage Ratio on a quarterly basis for such fiscal year and on an annual basis thereafter through fiscal year 2012;

(d) within two Domestic Business Days after any officer of CEI or the Borrower obtains Knowledge of any Default or Event of Default, written notification from the chief executive officer, president, executive vice-president or chief financial officer of the Borrower setting forth the details thereof and the action which CEI and/or the Borrower is taking or proposes to take with respect thereto;

(e) promptly after the commencement thereof (or, in the case of a Non-Controlled Affiliate, promptly after a member of the CEI Group has Knowledge thereof), notice of all material actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, affecting any member of the CEI Group or any Non-Controlled Affiliate;

(f) promptly and in any event within five Domestic Business Days after CEI or the Borrower becomes aware of the existence of (i) any breach or non-performance of, or any default under any Designated Agreement or Existing Project Financing Debt or (ii) any event, development or other circumstance which has had or has any reasonable likelihood of having a

Material Adverse Effect, telephonic notice in reasonable detail specifying the nature of the breach, non-performance, default, event, development or circumstance, including, without limitation, the anticipated effect thereof, which notice shall be promptly confirmed in writing within five days;

(g) promptly after the sending or filing thereof, copies of all notices, certificates or reports delivered pursuant to any of the agreements described in clause (f)(i) above;

(h) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which CEI or the Borrower shall have filed with the Securities and Exchange Commission;

(i) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which could reasonably be expected to result in a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any required payment or contribution to any Plan or Multiemployer Plan, makes any amendment to any Plan, or engaged in any transaction described in Sections 4062, 4063 or 4064 of ERISA, which has resulted or could result in the imposition of a Lien on the property of any member of the ERISA Group or the posting of a bond or other security pursuant to Sections 302(f), 307 or 4068 of ERISA or Sections 401(a)(29) or 412(n) of the Internal Revenue Code, a certificate of the chief executive officer, president, chief financial officer or chief accounting officer of CEI or the applicable member of the CEI Group setting forth details as to such occurrence and the action, if any, which CEI or the applicable member of the ERISA Group is required or proposes to take;

(j) promptly after receipt by any member of the CEI Group, a copy of each complaint, order, citation, notice or other written communication from any Person with respect to the existence or alleged existence of a material violation of any applicable Environmental Law by, or material Environmental Liabilities and Costs of, any member of the CEI Group or any Non-Controlled Affiliate, and promptly after discovery or otherwise learning by any member of the CEI Group of any condition or circumstance (including any Release or threatened Release of any Hazardous Substance) may have any reasonable likelihood of resulting in any material violation of any applicable Environmental Law by, or material Environmental Liabilities and Costs of, any member of the CEI Group or any Non-Controlled Affiliate, a description of the condition or circumstance and any action (including any Remedial Action) with respect thereto taken or proposed to be taken by any member of the CEI Group or Non-Controlled Affiliate;

(k) copies of all, amendments, modifications, terminations or waivers in respect of any Designated Agreement and, upon request by the Administrative Agent, any other material Contractual Obligation of (i) any member of the CEI Group and (ii) if in the possession of any member of the CEI Group, any Non-Controlled Affiliate;

(l) Within 30 days following the Closing Date, a description of the commencement date, termination date and renewal options (if any) in respect of all leased real property listed on Schedule 4.19;

(m) If requested by the Collateral Agent, any stock certificates representing any Equity Interests of any Pledged Subsidiary incorporated or otherwise organized outside the United States, which Equity Interests have been pledged to the Collateral Agent pursuant to the Security Agreement; and

(n) from time to time such additional information regarding the financial position or business of any member of the CEI Group and, if in the possession of any member of the CEI Group, any Non-Controlled Affiliate, as the Administrative Agent, at the request of any other Lender Party, may reasonably request.

Section 6.02 Payment of Obligations.

CEI and the Borrower shall pay and discharge, and shall cause each other member of the CEI Group to pay and discharge, all its material Contractual Obligations and liabilities, except where (a) failure to so pay and discharge could not reasonably be expected to have a Material Adverse Effect or (b) the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each member of the CEI Group to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any such contested amounts.

Section 6.03 New Real Estate or Personal Property; Other Assets.

(a) If CEI, the Borrower or any Subsidiary Grantor acquires any real property not covered by a Mortgage, upon request by the Collateral Agent, CEI and the Borrower shall, and shall cause each such Subsidiary Grantor to, promptly execute, deliver and record a perfected (subject to Permitted Liens) mortgage in favor of the Collateral Agent on behalf and for the ratable benefit of the Secured Parties covering such real property, in form and substance reasonably satisfactory to the Collateral Agent, and provide the Collateral Agent (a) a title insurance policy covering such real property in an amount equal to the purchase price of such real property, (b) a current survey thereof (ALTA, if reasonably available), and (c) a surveyor’s certificate in form and substance reasonably satisfactory to the Collateral Agent.

(b) If, at any time, CEI, the Borrower or any Subsidiary Grantor acquires any personal property (including, without limitation, any “fixtures”, “security entitlements” or “financial assets”, as defined in the Uniform Commercial Code in effect in the State of New York) not subject to a perfected (subject only to Permitted Liens) Lien pursuant to a Collateral

Document, CEI and the Borrower shall, and shall cause each Subsidiary Grantor or Subsidiary Pledgor, as the case may be, to, promptly execute, deliver, file and record such security agreements, account control agreements, financing statements, fixture filings and other instruments and documents in favor of the Collateral Agent on behalf and for the ratable benefit of the Secured Parties covering such personal property, in form and substance reasonably satisfactory to the Collateral Agent.

(c) To the extent not prohibited or limited by legal, contractual or other restrictions, if the Collateral Agent shall so request, each of CEI and the Borrower shall, and shall cause each of their respective Subsidiaries (except (i) Expansion Project Subsidiaries at any time when any Permitted Expansion Financing is committed or outstanding and (ii) the Subsidiaries of CEI listed on Part C of Schedule III) to, (i) grant to the Collateral Agent a first priority Lien (subject only to Permitted Prior Liens) on any of its property not subject to a Lien in favor of the Collateral Agent as of the Closing Date and (ii) promptly execute, deliver, file and record such mortgages, security agreements, account control agreements, financing statements, fixture filings and other instruments and documents in favor of the Collateral Agent on behalf and for the ratable benefit of the Secured Parties covering such property, in form and substance reasonably satisfactory to the Collateral Agent; provided, however, that no member of the CEI Group shall be required to grant a Lien to the Collateral Agent on any voting stock or voting Equity Interests in any Subsidiary that is a “controlled foreign corporation” under Section 957(a) of the Internal Revenue Code of 1986, in excess of 65% of the voting stock or voting Equity Interests of each such Subsidiary.

Section 6.04 Maintenance of Property; Insurance.

(a) CEI and the Borrower shall, and shall cause each other member of the CEI Group to, keep all property useful and necessary in its business in good working order and condition, except (i) to the extent failure to so keep such property could not reasonably be expected to have a Material Adverse Effect, and (ii) ordinary wear and tear.

(b) CEI and the Borrower shall, and shall cause each other member of the CEI Group to, maintain with financially sound and responsible insurance companies, insurance of such types, in at least such amounts and against at least such risks (and with such risk retention) as are at such time generally insured against in similar circumstances in the same general area by companies of established repute engaged in the same or a similar business, taking into account current market pricing for such coverage and the commercial reasonableness of the procurement of any such coverage; and will furnish to each Lender Party upon request information presented in reasonable detail as to the insurance so carried. Nothing in this Section 6.04(b) shall require CEI, the Borrower or any member of the CEI Group to maintain any insurance coverage not then available on commercially reasonable terms.

Section 6.05 Conduct of Business and Maintenance of Existence.

CEI and the Borrower shall, and shall cause each other member of the CEI Group to, engage only in a Permitted Business.

Section 6.06 Compliance with Laws.

CEI and the Borrower shall, and cause each other member of the CEI Group to, comply with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except (a) for such non-compliance, the result of which could not reasonably be expected to have a Material Adverse Effect and (b) where the necessity of compliance therewith is contested in good faith by appropriate proceedings (and the pendency of such proceedings themselves shall not have a Material Adverse Effect).

Section 6.07 Fiscal Year.

Each of CEI and the Borrower shall maintain as its fiscal year the twelve month period ending on December 31 of each year.

Section 6.08 Inspection of Property, Books and Records.

(a) CEI and the Borrower shall, and shall cause each other member of the CEI Group and each Monetization Entity to, keep proper books of record and account in which full, true and correct entries shall be made of all material dealings and material transactions in relation to its business and activities; and will permit, and will cause each other member of the CEI Group and each Monetization Entity to permit, representatives of any Lender Party to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times during normal business hours and as often as may reasonably be desired, upon reasonable advance notice to CEI and the Borrower.

(b) CEI and the Borrower shall, and shall cause each other member of the CEI Group to, assist the representatives and consultants of the Lender Parties in preparing financial information and reports for the Lender Parties.

Section 6.09 Termination of Guaranty and Pledge Restrictions.

If all legal, contractual and other prohibitions, restrictions or limitations binding on any member of the CEI Group (except (a) Expansion Project Subsidiaries at any time when any Permitted Expansion Financing is committed or outstanding and (b) Subsidiaries of CEI listed on Part C of Schedule III) on the date hereof preventing any member of the CEI Group from Guaranteeing, or granting a Lien on any of its assets to secure, the Obligations outstanding under the Financing Documents are terminated and cease to be in effect or enforceable for any reason whatsoever (without being replaced by prohibitions, restrictions or limitations under Contractual Obligations permitted by this Agreement), each of CEI and the Borrower shall cause such member of the CEI Group to execute and deliver a Subsidiary Guaranty and, as deemed appropriate by the Collateral Agent, a Security Agreement and/or Mortgage, granting a Lien (subject only to Permitted Liens) in favor of the Collateral Agent in all of the real and personal property owned by such member of the CEI Group. In connection with the foregoing, CEI and the Borrower shall, and shall such member of the CEI Group to, (i) take whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial

Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent valid and subsisting Liens on the properties purported to be subject to the pledges and security agreements delivered pursuant to this Section 6.09, enforceable against all third parties in accordance with their terms, and (ii) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Collateral Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such pledges, assignments and security agreements.

Section 6.10 Further Assurances.

Promptly upon request by the Administrative Agent, CEI and the Borrower shall, and shall cause each other Credit Party to, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, security agreements, pledge agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Financing Documents, (ii) to the fullest extent permitted by applicable law and Contractual Obligations, subject each Credit Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Financing Document or under any other instrument executed in connection with any Financing Document to which any Credit Party is or is to be a party.

Section 6.11 Interest Rate Protection.

Within 90 days after the Closing Date, the Borrower and/or CEI will obtain interest rate protection through interest rate swaps, caps or other agreements reasonably satisfactory to the Administrative Agent and the Co-Syndication Agents (other than GSCP) against increases in the interest rates with respect to a nominal amount of Debt, if and as necessary to cause not less than 50% of the total Debt of the Borrower and CEI outstanding as of the Closing Date to be either (i) subject to such interest rate protection agreements or (ii) fixed rate Debt, in each case for a period of not less than three years.

ARTICLE VII

NEGATIVE COVENANTS

Section 7.01 Limitation on Debt.

Neither CEI nor the Borrower shall, or shall permit any other member of the CEI Group to, incur, assume, create or suffer to exist any Debt, except for:

(a) In the case of CEI:

(i) Debt under the Financing Documents;

(ii) Debt existing on the date hereof and set forth on Schedule 7.01; and

(iii) Unsecured Debt at any time incurred, provided that (A) the Borrower shall have delivered to the Administrative Agent a certificate (with supporting information) demonstrating to the reasonable satisfaction of the Administrative Agent that, after giving effect on a pro forma basis to the incurrence of such Debt and the use of proceeds thereof as if completed on the first day of the 12-month period ending on the most recent day for which the Borrower’s annual or quarterly financial statements have been delivered, CEI would have been in compliance with Sections 5.01 and 5.02 as of the last day of such 12-month period, (B) no member of the CEI Group other than CEI shall be a direct or contingent obligor in respect of such Debt and (C) the final maturity of such Debt shall be no earlier than the first anniversary of the Term Loan Maturity Date.

(b) In the case of the Borrower:

(i) Debt under the Financing Documents;

(ii) Unsecured senior subordinated Debt at any time incurred, provided that:

(A) the Net Cash Proceeds of the incurrence of such Debt shall be used solely to prepay the Debt outstanding under the 8.75% Notes and interest and prepayment premium thereon;

(B) the Borrower shall have delivered to the Administrative Agent a certificate (with supporting information) demonstrating to the reasonable satisfaction of the Administrative Agent that, after giving effect on a pro forma basis to the incurrence of such Debt and the use of proceeds thereof as if completed on the first day of the most recent 12-month period for which CEI’s annual or quarterly financial statements have been delivered, CEI would have been in compliance with Sections 5.01 and 5.02 as of the last day of such 12-month period;

(C) no member of the CEI Group other than the Borrower and CEI shall be a direct or contingent obligor in respect of such Debt;

(D) the final maturity of such Debt shall be no earlier than the first anniversary of the Term Loan Maturity Date;

(E) such Debt shall require no scheduled principal payments prior to the first anniversary of the Term Loan Maturity Date;

(F) such Debt shall be contractually subordinated in right of payment to all Obligations under the Financing Documents on terms consistent with market practice for such agreements at the time and reasonably satisfactory to the Administrative Agent and the Co-Syndication Agents (other than GSCP); and

(G) immediately prior to and after the incurrence of such Debt, the Loans shall have received a confirmed rating of at least BB+ from S&P and Ba2 from Moody’s; and

(iii) Debt incurred to refinance, replace, refund or extend all, but not less than all, of the Revolving Credit Commitments, provided (A) that the aggregate principal amount of such Debt shall not exceed the aggregate amount of the Revolving Credit Commitments then in effect, (B) a member of the CEI Group shall be a direct or contingent obligor in respect of such Debt to no greater extent than such member of the CEI Group is liable on account of Obligations under the Financing Documents in respect of the Term Loans, and (C) such Debt shall either be unsecured or be secured by Liens granted by security documents as to the same Property and on substantially the same terms as the Liens granted by the Collateral Documents equally and ratably with Obligations under the Financing Documents in respect of the Term Loans (and the Collateral Agent and each beneficiary of the Liens held by the Collateral Agent hereby agrees that all Obligations in respect of such Debt shall be secured by such Property equally and ratably with the Liens securing Obligations under the Financing Documents in respect of the Term Loans).

(c) In the case of each member of the CEI Group (other than CEI, the Borrower, CEA and CMA):

(i) Debt under the Financing Documents;

(ii) Existing Project Financing Debt;

(iii) Other Debt existing on the date hereof and set forth on Schedule 7.01;

(iv) Debt incurred to refinance, replace, refund or extend any or all of the Existing Project Financing Debt, provided that (A) the aggregate principal amount of such Debt shall not exceed the Permitted Base Amount, unless the Loans are prepaid in an amount equal to the amount by which the Net Cash Proceeds of such incurrence exceed the Permitted Base Amount as required by Section 2.12(b), (B) a member of the CEI Group shall be a direct or contingent obligor in respect of such Debt to no greater extent than such member of the CEI Group is liable in respect of the Debt being refinanced, replaced, refunded or extended, (C) the final maturity of such Debt shall be no earlier than (1) if the Existing Project Financing Debt being refinanced, replaced, refunded or extended had a final maturity date after the Term Loan Maturity Date, the first anniversary of the Term Loan Maturity Date and (2) if the Existing Project Financing Debt being refinanced, replaced, refunded or extended had a final maturity date prior to the Term Loan Maturity Date, the final maturity date of such Existing Project Financing Debt and (D) the Payment Restrictions in such Debt (1) shall not be materially more restrictive, taken as a whole, than the Payment Restrictions contained in the Debt being refinanced, replaced, refunded or extended or (2) in the opinion of the Borrower, are consistent with market terms for a financing in the nature of such Debt available to such members of the CEI Group and would not reasonably be expected to cause a material impairment of the Borrower’s ability to repay the Loans; and

(v) Additional Debt incurred by the member or members of the CEI Group who are the obligors on any Existing Project Financing Debt, provided that (A) the Loans are prepaid in an amount equal to the Net Cash Proceeds of such incurrence as required by Section 2.12(c), (B) no other member of the CEI Group shall be a direct or contingent obligor in respect of such Debt, (C) the final maturity of such Debt shall be no earlier than the first anniversary of the Term Loan Maturity Date and (D) the Payment Restrictions in such Debt (1) shall not be materially more restrictive, taken as a whole, than the Payment Restrictions contained in the Existing Project Financing Debt owed by such member or members of the CEI Group or (2) in the opinion of the Borrower, are consistent with market terms for a financing in the nature of such Debt available to such members of the CEI Group and would not reasonably be expected to cause a material impairment of the Borrower’s ability to repay the Loans; and

(vi) A Permitted Expansion Financing.

(d) In the case of CEA and its Subsidiaries and CMA and its Subsidiaries:

(i) From the date hereof until the earlier of (A) the date the CEA-Related Term Loans are made and (B) March 22, 2004, Debt incurred by CEA and its Subsidiaries under the CEA Credit Agreement, as in effect on the date hereof;

(ii) In the case of CEA, from and after the date the CEA-Related Term Loans are made, Debt under the Financing Documents;

(iii) From the date hereof until the earlier of (A) the date the CMA-Related Letters of Credit are issued and (B) March 22, 2004, Debt consisting of contingent reimbursement obligations incurred by CMA and its Subsidiaries under letters of credit issued under the CMA Credit Agreement, as in effect on the date hereof; and

(iv) In the case of CMA, from and after the date the CMA-Related Letters of Credit are issued, Debt under the Financing Documents.

(e) In the case of each member of the CEI Group:

(i) Debt owing by CEI or a Credit Party that is a wholly-owned Subsidiary of CEI to any other member of the CEI Group, so long as such Debt is subordinated on terms reasonably satisfactory to the Administrative Agent to the Debt of CEI or such Credit Party under the Financing Documents and all pari passu Debt of CEI or such Credit Party; and Debt consisting of Investments permitted by Section 7.06;

(ii) Current liabilities in respect of taxes, assessments and governmental charges or levies incurred, or claims for labor, materials, inventory, services, supplies and rentals incurred, or for goods or services purchased, in the ordinary course of business consistent with the past practice of such member of the CEI Group;

(iii) Debt (not for borrowed money) incurred in the ordinary course of business to support the performance obligations of a Subsidiary of CEI engaged in providing construction management or operating services to a Power Generation Facility;

(iv) Purchase money Debt and Debt arising under Capitalized Leases, incurred in the ordinary course of business in an aggregate amount not to exceed at any time $10,000,000; provided, the principal amount of such Debt does not exceed 100% of the purchase price of, or the aggregate consideration paid with respect to, the related asset and is incurred solely for the purpose of financing the acquisition of such asset;

(v) Debt under Hedge Agreements permitted by Section 7.10(b); and

(vi) Other unsecured Debt not exceeding $10,000,000 in aggregate principal amount at any one time outstanding.

Section 7.02 Liens.

Neither CEI nor the Borrower shall, or shall permit any other member of the CEI Group to, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Permitted Liens;

(b) Liens created under the Financing Documents;

(c) Liens existing or required to be granted on the date of this Agreement securing the Existing Project Financing Debt;

(d) Until the earlier of (i) the date the CEA-Related Term Loans are made and (ii) March 22, 2004, Liens securing Obligations under the CEA Credit Agreement;

(e) Until the earlier of (i) the date the CMA-Related Letters of Credit are issued and (ii) March 22, 2004, Liens securing Obligations under the CMA Credit Agreement;

(f) Pari passu first priority Liens on the Collateral, securing Debt of the type described in Section 7.01(b)(iii) (and in connection with such incurrence of Debt, the Collateral Agent shall enter into customary intercreditor agreement on terms reasonably acceptable to the Collateral Agent to effect the same);

(g) Liens securing any Debt incurred pursuant to Sections 7.01(c)(iv), 7.01(c)(v) or 7.01(c)(vi) on the assets of each member of the CEI Group incurring such Debt (or on the outstanding Equity Interests of such member of the CEI Group);

(h) Any Lien securing the refinancing, renewal, extension or refunding of any Debt secured by any Lien permitted by subsections (a), (b), (c), (f) or (g) of this Section 7.02 without any increase in the assets subject to such Lien; and

(i) Other Liens securing liabilities not exceeding $2,000,000 in the aggregate at any one time outstanding.

Section 7.03 Restricted Payments.

(a) CEI shall not, directly or indirectly, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account or in respect of any of its Equity Interests, (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests, (iii) return any capital to its stockholders as such, or (iv) voluntarily purchase, redeem, prepay, defease or otherwise acquire for value or make any payment (other than required payments and other than payments made from the proceeds of any incurrence of Debt permitted by Sections 7.01(a)(iii) or 7.01(b)(ii) or from the proceeds of any Equity Issuance by CEI) on account or in respect of any principal amount of Debt of CEI (other than the Loans and other Obligations under the Financing Documents) now or hereafter outstanding; provided, that if, (A) immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (B) the Borrower shall have delivered to the Administrative Agent a certificate (with supporting information) demonstrating to the reasonable satisfaction of the Administrative Agent that the Leverage Ratio on the last day of the 12-month period ending on the most recent date as of which the Borrower’s quarterly or annual financial statements have been delivered did not exceed 5.25 to 1.00, CEI may declare and make cash payments of the type described in clauses (i), (ii), (iii) and (iv) of this Section 7.03(a) in an aggregate amount not exceeding, in any of fiscal year of CEI, the lesser of (x) $10,000,000 in fiscal year 2004 and 25% of Excess Cash Flow for the preceding fiscal year in any fiscal year after 2004 and (y) the Unused Restricted Payments Basket as of the date such payment is made.

(b) The Borrower shall not, directly or indirectly (i) purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests, (ii) return any capital to its stockholders as such (other than cash dividends paid to CEI), or (iii) except for the Loans and other Obligations under the Financing Documents and Debt permitted under Section 7.01(b)(iii), purchase, redeem, prepay, defease or otherwise acquire for value or make any payment (other than required payments) on account or in respect of any principal amount of Debt for borrowed money, now or hereafter outstanding.

Section 7.04 Consolidations and Mergers.

Neither CEI nor the Borrower shall, or shall permit any other member of the CEI Group to, merge into, consolidate with or sell, transfer or otherwise dispose of all or substantially all of its assets to, any Person or permit any Person to merge into it, except that:

(a) a Subsidiary of the Borrower may sell, transfer or otherwise dispose of all or substantially all of its assets, if such sale, transfer or disposition is permitted under Section 7.07;

(b) a Subsidiary Guarantor may merge into, consolidate with or sell, transfer or otherwise dispose of all or substantially all of its assets to, another Subsidiary Guarantor, and any Subsidiary of the Borrower that is not a Credit Party may merge into, consolidate with or sell, transfer or otherwise dispose of all or substantially all of its assets to the Borrower or any other Subsidiary of the Borrower;

(c) in connection with any sale or other disposition permitted under Section 7.07, a member of the CEI Group may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; and

(d) each of the Inactive Subsidiaries may be merged with and into the member of the CEI Group owning 100% of such Inactive Subsidiary’s Equity Interests.

Nothing in this Section 7.04 shall prevent any Permitted Monetization Transaction.

Section 7.05 Transaction with Affiliates.

Neither CEI nor the Borrower shall, or shall permit any other member of the CEI Group to, directly or indirectly, pay any funds to or for the account of, make any Investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate, except for (a) transactions on a basis no less favorable to CEI, the Borrower or such other member of the CEI Group as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate and (b) transactions described on Schedule 7.05. The following items will not be deemed to be transactions with an Affiliate and, therefore, will not be subject to the provisions of this Section 7.05: (a) any employment agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by CEI or any of its Subsidiaries in the ordinary course of business; (b) transactions between or among the Borrower and/or its Subsidiaries; (c) transactions with a Person that is an Affiliate of CEI solely because CEI owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person; (d) loans, advances, payment of reasonable fees, indemnification of directors, or similar arrangements to or with officers, directors, employees and consultants who are not otherwise Affiliates of CEI; (e) any issuance of Equity Interests of CEI to Affiliates of CEI; (f) Permitted Monetization Transactions; (g) Restricted Payments and Investments that are permitted by pursuant to the terms of this Agreement; and (h) transactions consummated prior to the date hereof.

Section 7.06 Investments in Other Persons.

Neither CEI nor the Borrower shall make, or permit any other Credit Party to make, any Investment other than:

(a) Investments by members of the CEI Group existing or outstanding on the date hereof;

(b) Investments by Credit Parties in other Credit Parties (other than CEI);

(c) Investments by a Credit Party in an Expansion Project Subsidiary consisting of the contribution or other transfer of one gas turbine, steam turbine, heat recovery steam generator and related assets comprising a portion of the Turbine Assets, solely in connection with a Permitted Expansion Financing;

(d) Other Investments by Credit Parties in Subsidiaries of the Borrower which are not Credit Parties and in other Persons which are not Subsidiaries of CEI but in which CEI directly or indirectly owns an Equity Interest; provided, that (i) the aggregate amount of all such Investments shall not exceed $25,000,000 in any fiscal year of CEI (after giving effect to any cash received to reduce such Investments from such Subsidiaries and other Persons during such fiscal year) and (ii) unless after giving effect to such Investment the aggregate Investments made pursuant to this Section 7.06(d) in such fiscal year of CEI do not exceed $5,000,000, the Borrower shall have delivered to the Administrative Agent a certificate (with supporting information) demonstrating to the reasonable satisfaction of the Administrative Agent, that, after giving effect to such Investment and any financing thereof on a pro forma basis as if such Investment and any financing thereof had been completed on the first day of the 12-month period ending on the most recent date for which CEI’s annual or quarterly financial statements have been delivered, CEI would have been in compliance with the covenants set forth in Article V as of the last day of such 12-month period;

(e) Investments by Subsidiaries of the Borrower that are Credit Parties consisting of the acquisitions of assets or businesses by such Subsidiary or a purchase of Equity Interests issued by a Person that upon such purchase becomes a Subsidiary of the Borrower and a Credit Party; provided, that (i) such Person must be engaged primarily in a Permitted Business and such purchased assets or businesses must be used in a Permitted Business and (ii) the Borrower shall have delivered to the Administrative Agent a certificate (with supporting information) demonstrating to the reasonable satisfaction of the Administrative Agent, that, after giving effect to such purchase or acquisition and any financing thereof on a pro forma basis as if such purchase or acquisition and any financing thereof had been completed on the first day of the 12-month period ending on the most recent date for which CEI’s annual or quarterly financial statements have been delivered, CEI would have been in compliance with the covenants set forth in Article V as of the last day of such 12-month period (assuming that during such period the Borrower had received all cash flowing from such Person, assets or businesses that is contractually permitted to be distributed to the Borrower under the Contractual Obligations that are to be in effect after the acquisition or purchase is made);

(f) Investments by members of the CEI Group that are not Credit Parties consisting of a purchase of Equity Interests, assets or businesses; provided, however, that (i) the issuer of such Equity Interests must be engaged primarily in a Permitted Business and such purchased assets or businesses must be used in a Permitted Business and (ii) unless (A) such Investment is required under the terms of Existing Project Financing Debt owed by such member of the CEI Group or (B) after giving effect to such Investment, the aggregate Investments made pursuant to this Section 7.06(f) in the current fiscal year of CEI do not exceed $5,000,000, the Borrower shall have delivered to the Administrative Agent a certificate (with supporting information) demonstrating to the reasonable satisfaction of the Administrative Agent that, after giving effect to such purchase or acquisition and any financing thereof on a pro forma basis as if such purchase or acquisition and any financing thereof had been completed on the first day of the 12-month period ending on the most recent date for which CEI’s annual or quarterly financial statements have been delivered, CEI would have been in compliance with the covenants set forth in Article V as of the last day of such 12-month period (assuming that during such period the Borrower had received all cash flowing from such Person, assets or businesses that is contractually permitted to be distributed to the Borrower under the Contractual Obligations that are to be in effect after the acquisition or purchase is made);

(g) So long as no Default or Event of Default shall have occurred and be continuing, Investments by members of the CEI Group in Unrestricted Entities, provided that (i) after giving effect to such Investment the Unused Restricted Payments Basket would not have been reduced to zero or any amount less than zero and (ii) except in the case of any such Investment funded from contributions to the equity capital of the Borrower described in clause (iii) of the definition of “Unused Restricted Payments Basket”, the Borrower shall have delivered to the Administrative Agent a certificate (with supporting information) demonstrating to the reasonable satisfaction of the Administrative Agent that, after giving effect to such Investments and the financing thereof on a pro forma basis, the Leverage Ratio for the 12-month period ending on the last day of the most recent date as of which the Borrower’s quarterly or annual financial statements have been delivered shall not exceed 5.25 to 1.00;

(h) Investments in the form of working capital loans, subordinated to the Obligations outstanding under the Financing Documents pursuant to documentation satisfactory to the Administrative Agent, in members of the CEI Group having a direct ownership interest in the Roxboro Project, Southport Project, Hopewell Project or Portsmouth Project in an aggregate amount at any time outstanding not to exceed $2,500,000 and not to exceed $1,000,000 in respect of the Roxboro Project, Southport Project, Hopewell Project or Portsmouth Project individually;

(i) loans and advances to employees in the ordinary course of the business of such member of the CEI Group as presently conducted in an aggregate principal amount not to exceed $200,000 at any time outstanding, provided that such limitation shall not apply to (i) loans and advances which are made from any such employee’s 401(k) account or other similar retirement benefit plan or defined contribution plan and (ii) advances related to reasonable and customary business travel expenses incurred in the ordinary course of business;

(j) Investments in accounts, contract rights and chattel paper (each as defined in the Uniform Commercial Code), notes receivable and similar items arising or acquired in the ordinary course of business consistent with the past practice;

(k) Investments in Temporary Cash Investments;

(l) Investments in Subsidiaries of CEI resulting from drawings under, or renewals or extensions of, letters of credit, surety bonds, Guaranties or performance bonds supporting obligations of such Subsidiaries issued and outstanding on the Closing Date (including renewals and extensions thereof) and Investments in Subsidiaries of CEI to cash collateralize obligations supported by such letters of credit, bonds or Guaranties if they expire or are cancelled undrawn;

(m) Investments in any non-cash proceeds received in connection with any transaction permitted by the provisions of Section 7.07;

(n) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, or as a result of a default by, customers or suppliers to, or co-investors in, any member of the CEI Group;

(o) Cash Investments made in a Monetization Subsidiary in connection with any Permitted Monetization Transaction, so long as such Investments are necessary or advisable to implement such Permitted Monetization Transaction;

(p) Investments permitted by Section 2.12(a); and

(q) Other Investments not exceeding $5,000,000 in aggregate unrecovered cost at any one time outstanding.

Section 7.07 Asset Sales.

Neither CEI nor the Borrower shall sell, lease, transfer or otherwise dispose of, or permit any other member of the CEI Group to sell, lease, transfer or otherwise dispose of, any assets or other Property, or grant any option or other right to purchase, lease or otherwise acquire any assets or other Property, except:

(a) Excluded Asset Sales;

(b) Permitted Monetization Transactions;

(c) sales, transfers or other dispositions of assets (including issuance and sale of Equity Interests by any member of the CEI Group other than CEI and the Borrower) so long as (i) the Board of Directors of CEI determines in good faith that the proposed purchase consideration to be received in such transaction constitutes Fair Value, (ii) after the repayment or prepayment of all Debt (other than the Loans) required to be repaid or prepaid in connection with such transaction, at least 75% of the remaining purchase price received by such member of the CEI Group in such transaction shall consist solely of cash or securities or other obligations that can be readily converted to cash, (iii) any non-cash proceeds received by a Credit Party are pledged to the Collateral Agent as Collateral under the Security Agreement, and (iv) the aggregate purchase consideration received by the members of the CEI Group (other than in respect of any sale, transfer or other disposition of the Turbine Assets or the Excluded Projects) for such transaction and all other transactions completed under this Section 7.07(c) in the fiscal year of CEI in which such transaction is proposed to be completed do not exceed 10% of CEI’s consolidated assets as of the date such transaction is completed; and

(d) Investments permitted by Section 7.06.

Upon a Permitted Monetization Transaction, a sale of assets or the sale of Equity Interests of a member of the CEI Group, in each case permitted by this Section 7.07, the Administrative Agent and the Collateral Agent shall (to the extent applicable), and are hereby authorized by each of the other Lender Parties to, deliver to the Credit Parties, upon the Credit Parties’ request and at the Credit Parties’ expense, such documentation as is reasonably necessary to evidence the release of the Collateral Agent’s security interest, if any, in such assets or Equity Interests, including, without limitation, amendments or terminations of Uniform

Commercial Code financing statements, if any, the return of stock certificates, if any, and the release of such member of the CEI Group from all of its obligations, if any, under the Financing Documents. The Lenders hereby acknowledge and consent to any member of the CEI Group filing or causing the filing of Uniform Commercial Code financing statements in favor of the secured parties under any Permitted Monetization Transaction naming any member of the CEI Group as debtor, but solely with respect to Monetization Assets.

Section 7.08 Lease Obligations.

Except as specifically disclosed on Schedule 7.08, neither CEI nor the Borrower shall create or suffer to exist, or permit any other member of the CEI Group to create or suffer to exist, any obligations as lessee for the rental or hire of real or personal property of any kind under other leases or agreements to lease having an original term of one year or more which would cause the direct or contingent liabilities of CEI and its Subsidiaries, on a consolidated basis, in respect of all such obligations to exceed $1,000,000 payable in any period of 12 consecutive months.

Section 7.09 Issuances and Transfers of Equity Interests.

The Borrower shall not, and CEI and the Borrower shall not permit any member of the CEI Group (other than CEI and the Borrower) to, issue any Equity Interests except;

(a) any issuance of common stock (other than Redeemable Stock) in connection with an Asset Sale, Excluded Asset Sale, Permitted Monetization Transaction or other disposition or transaction permitted by Section 7.07;

(b) any issuance of common stock (other than Redeemable Stock) by a Subsidiary of the Borrower to the Borrower or a Subsidiary of the Borrower, but if the holder of such stock is a Credit Party only if such stock is pledged to the Collateral Agent pursuant to the Security Agreement; and

(c) any issuance of common stock (other than Redeemable Stock) by a Subsidiary of the Borrower to any other Person permitted by Section 7.07(c).

Section 7.10 Off Balance Sheet Obligations; Hedge Agreement Obligations.

(a) Neither CEI nor the Borrower shall have, incur or undertake, or permit any other member of the CEI Group to have, incur or undertake any Off Balance Sheet Obligations, other than (i) Off Balance Sheet Obligations existing on the date hereof and (ii) operating leases permitted by Section 7.08.

(b) Neither CEI nor the Borrower shall, or shall permit any other member of the CEI Group to, enter into any Hedge Agreement, except for Hedge Agreements entered into to hedge against fluctuations in interest rates, foreign exchange rates and commodity prices incurred in the ordinary course of business and consistent with prudent business practice.

Section 7.11 Change in Nature of Business.

Neither CEI nor the Borrower shall, or shall permit any other member of the CEI Group to, engage in any business other than a Permitted Business.

Section 7.12 Modification of Contractual Obligations.

Neither CEI nor the Borrower shall, or shall permit any other member of the CEI Group to:

(a) alter, amend, modify, rescind, terminate or waive any of their respective rights under the Designated Agreements, other than such alterations, amendments, modifications or waivers that do not increase the rate of interest or premium thereon or accelerate the payment of any principal thereof;

(b) alter, amend, modify, rescind, terminate or waive any of their respective rights under any Specified Contract if the effect thereof is to impose Payment Restrictions upon any member of the CEI Group that are materially more restrictive (taken as a whole together with all other Payment Restrictions applicable to such member of the CEI Group) than the Payment Restrictions to which such Person was subject before giving effect thereto, unless in the opinion of the Borrower such Payment Restrictions are consistent with market terms for agreements of such type available to such member of the CEI Group and would not reasonably be expected to cause a material impairment of the Borrower’s ability to repay the Loans; or

(c) consummate any Monetization Transaction other than a Permitted Monetization Transaction.

Section 7.13 Cancellation of Indebtedness Owed to It.

Neither CEI nor the Borrower shall cancel, or permit any other member of the CEI Group to cancel, any Debt owed to it except for adequate consideration and in the ordinary course of business.

Section 7.14 New Subsidiaries.

Neither CEI nor the Borrower shall, or shall permit any other member of the CEI Group (other than any such member of the CEI Group that is not a Credit Party) to, acquire, incorporate or otherwise organize any Subsidiary which was not in existence on the Closing Date (other than an Expansion Project Subsidiary), unless (a) all outstanding Equity Interests of such Subsidiary owned by a Credit Party are pledged to the Collateral Agent pursuant to the Security Agreement (b) such Subsidiary executes and delivers a Subsidiary Guaranty, and (c) such Subsidiary executes and delivers, as deemed appropriate by the Collateral Agent, a Security Agreement and/or Mortgage, granting a perfected Lien (subject only to Permitted Liens) in favor of the Collateral Agent in all of the real and personal property owned by such Subsidiary. In connection with the foregoing, CEI and the Borrower shall, and shall cause each other member of the CEI Group (other than any such member of the CEI Group that is not a Credit Party) to, (i) take whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent valid and subsisting Liens on the properties purported to be subject to the pledges and security agreements delivered pursuant to this Section 7.14, enforceable against all third parties in accordance with their terms, and (ii) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Collateral Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such pledges, assignments and security agreements.

Section 7.15 Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries.

Neither CEI nor the Borrower shall, or shall permit any other member of the CEI Group to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of CEI (other than the Quachita-Related Entities, Southaven-Related Entities and Dominican Republic-Related Entities) to (a) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Subsidiary owned by any member of the CEI Group, (b) make payments in respect of any Debt owed to any member of the CEI Group, (c) make loans or advances to the Borrower or any Subsidiary of the Borrower or (d) transfer any of its Property to the Borrower or any Subsidiary of CEI, other than those encumbrances and restrictions created or existing (i) on the date of this Agreement, (ii) pursuant to the Financing Documents, (iii) pursuant to agreements permitted by Sections 7.01(b)(iii), 7.01(c)(iv), 7.01(c)(v) or 7.01(c)(vi) or (iv) pursuant to agreements governing or relating to any Permitted Monetization Transaction.

Section 7.16 Limitations on Accumulation of Funds by Subsidiaries.

CEI and the Borrower shall not permit the accumulation of funds at any member of the CEI Group, other than CEI and the Borrower, except for (a) cash balances as may be reasonably required to be maintained by a Subsidiary of CEI for the payment of ordinary operating and maintenance expenses incurred in the ordinary course of business, (b) in the case of any Subsidiary of CEI (other than the Borrower) directly owning an interest in a Power Generation Facility, funds required to be accumulated pursuant to restrictions in effect on the date hereof or in respect of Debt permitted under Section 7.01(c)(iv), imposed under the documentation for the financing or operation of such Power Generation Facility and required for such financing or operation, (d) in the case of CMA, until the earlier of (i) the date on which the CMA-Related Letters of Credit are issued and (ii) March 22, 2004, funds required to be accumulated pursuant to the CMA Credit Agreement and the security deposit agreement entered into in connection therewith as in effect on the date hereof, (e) in the case of CEA, until the earlier of (i) the date on which the CEA-Related Term Loan are made and (ii) March 22, 2004, funds required to be accumulated pursuant to the CEA Credit Agreement and the security deposit agreement entered into in connection therewith as in effect on the date hereof, (f) as required by any Requirement of Law or (g) as required by Contractual Obligations in effect as of the date hereof or entered into after the date hereof in accordance with the provisions of this Agreement.

Section 7.17 Organizational Documents.

CEI and the Borrower shall not cause or permit any Subsidiary of CEI to amend its certificate of incorporation or by-laws or other organizational documents other than amendments which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 7.18 Use of Proceeds.

The Borrower shall not use the proceeds of any Loan or any Letter of Credit for any purpose other than those specified in Section 4.17.

Section 7.19 Bank Accounts.

Neither CEI nor the Borrower shall maintain any bank account or similar account with any financial institution unless the Collateral Agent shall have been granted a perfected Lien (subject only to Permitted Liens) thereon and in the cash or other assets contained therein, pursuant to documentation reasonably satisfactory to the Collateral Agent; provided, however, that until March 26, 2004, CEI and the Borrower may retain an aggregate of up to $5,000 in one or more bank accounts not satisfying this Section 7.19 to cover checks, wires and other remittances made in the ordinary course of business prior to the Closing Date.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default.

If one or more of the following events (each, an “Event of Default”) shall have occurred and be continuing:

(a) The Borrower shall fail to pay when due any principal of any Loan or any Reimbursement Obligation, or shall fail to pay within five days of the date when due any interest, fees or other amounts payable under any Financing Document;

(b) The Borrower or CEI shall fail to observe or perform any covenant contained in Article V, Section 6.01(d) or Article VII;

(c) The Borrower or CEI shall fail to observe or perform any covenant contained in Section 6.01 (other than Section 6.01(d)) for three Domestic Business Days after the earlier of (i) a responsible officer of such Credit Party obtaining actual knowledge of such failure or (ii) written notice of such failure is given to the Borrower by the Administrative Agent at the request of any Lender Party;

(d) Any Credit Party shall fail to observe or perform any covenant or agreement contained in any Financing Document (other than those covered by clause (a), (b) or

(c) above) for 30 days after the earlier of (i) a responsible officer of such Credit Party obtaining actual knowledge of such failure or (ii) written notice thereof being given to the Borrower by the Administrative Agent at the request of any Lender Party;

(e) Any representation, warranty, certification or statement made by any Credit Party in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document shall prove to have been incorrect in any material respect when made (or deemed made);

(f) Any provision of any Financing Document shall cease to be valid, binding and in full force and effect, or any member of the CEI Group shall so state in writing, other than as permitted by the Financing Documents or upon satisfaction in full of all of the Obligations under the Financing Documents (other than contingent Obligations intended to survive the termination of the Financing Documents);

(g) Any Collateral Document (or any documentation executed and delivered in connection with the provision of cash collateral in respect of Obligations owed by the Borrower under Letters of Credit) shall, for any reason, cease to create a valid Lien on any of the Collateral purported to be covered thereby, or such Lien shall cease to be a perfected Lien (subject only to Permitted Liens), or any member of the CEI Group shall so state in writing, unless such reason is within the control of the Lender Parties;

(h) Any Credit Party shall fail to pay any principal of or premium or interest on any Debt of such Credit Party having a principal amount of $10,000,000 or more (excluding the Loans), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall become or be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), or any Credit Party shall be required to repurchase or offer to repurchase such Debt, prior to the stated maturity thereof;

(i) Any member of the CEI Group (other than a Credit Party) or any Non-Controlled Affiliate shall fail to pay any principal of or premium or interest on any Debt of such member of the CEI Group or such Non-Controlled Affiliate having a principal amount of $10,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and the effect of such non-payment is to accelerate the maturity of such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall become or be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), or such member of the CEI Group or such Non-Controlled Affiliate shall be required to repurchase or offer to repurchase such Debt, prior to the stated maturity thereof (all such Debt, “Accelerated Debt”); provided, however, that an Event of Default shall not have occurred under this clause (i) unless, after giving effect thereto, the aggregate Distributed Cash Flow for the preceding 12-month period from all Subsidiaries of CEI (other than Credit Parties) and Non-Controlled Affiliates that have Accelerated Debt equals or exceeds 10% of Parent Operating Cash Flow for such period;

(j) Any Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall take any corporate action to authorize any of the foregoing;

(k) an involuntary case or other proceeding shall be commenced against any Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against any Credit Party under the federal bankruptcy laws as now or hereafter in effect;

(l) Any member of the CEI Group (other than a Credit Party) or any Non-Controlled Affiliate shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall take any corporate action to authorize any of the foregoing; provided, however, that such an event shall not constitute an Event of Default under this clause (l) unless, after giving effect thereto, the aggregate Distributed Cash Flow for the preceding 12-month period from all members of the CEI Group (other than Credit Parties) and Non-Controlled Affiliates that have suffered such an event equals or exceeds 10% of Parent Operating Cash Flow for such period;

(m) an involuntary case or other proceeding shall be commenced against any member of the CEI Group (other than a Credit Party) or against any Non-Controlled Affiliate seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against any such Person under the federal bankruptcy laws as now or hereafter in effect; provided, however, that such an event shall not constitute an Event of Default under this clause (m) unless, after giving effect thereto, the aggregate Distributed Cash Flow for the preceding 12-month period from all the members of the CEI Group (other than the Credit Parties) and Non-Controlled Affiliates that have suffered such an event equals or exceeds 10% of Parent Operating Cash Flow for such period;

(n) notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans or any Multiemployer Plan shall be in reorganization or insolvency; or notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which could reasonably be expected to result in a termination of such Plan under Title IV of ERISA, shall be given or shall be required to be given; or application for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code has been filed with respect to a Plan; or notice of withdrawal from any Plan pursuant to Section 4063 of ERISA shall be given; or any member of the ERISA Group shall fail to make any required payment or contribution to any Plan or Multiemployer Plan, shall make any amendment to any Plan, or engaged in any transaction described in Sections 4062, 4063 or 4064 of ERISA, which has resulted in the imposition of a Lien on the property of any member of the ERISA Group or the posting of a bond or other security pursuant to Sections 302(f), 307 or 4068 of ERISA or Sections 401(a)(29) or 412(n) of the Internal Revenue Code; and any such event or events described in this subparagraph (n), either individually or together with any other such event or events, could cause one or more members of the ERISA Group to incur liability in excess of $3,000,000;

(o) a judgment or order for the payment of money in excess of $3,000,000 shall be rendered against any member of the CEI Group, and such judgment or order shall continue unsatisfied and unstayed for a period of 60 days (each, an “Unsatisfied Judgment”); provided, however, that any such Unsatisfied Judgment against a member of the CEI Group that is not a Credit Party shall not constitute an Event of Default under this clause (o) unless after giving effect thereto, the aggregate Distributed Cash Flow for the preceding 12-month period from all Subsidiaries of CEI (other than Credit Parties) that have Unsatisfied Judgments equals or exceeds 10% of Parent Operating Cash Flow for such period; or

(p) (i) Goldman Sachs shall fail to beneficially own (directly or indirectly through one or more Subsidiaries or nominees, and determined in accordance with Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended), at least 51% of the outstanding Equity Interests of CEI having ordinary voting power in the election of directors of CEI, (ii) CEI shall fail to directly own, beneficially and of record, 100% of the outstanding Equity Interests of the Borrower, or (iii) any purchase, prepayment, redemption or payment of any kind shall be made by any member of the CEI Group or any other Person under or in respect of the 8.10% Senior Notes, the 8.10% Senior Note Indenture, the 8.75% Notes, the 8.75% Senior Note Indenture or any agreement executed in connection with Debt incurred to refinance, replace, refund or extend any or all of the forgoing, in each case, in connection with any “change of control” or similar provisions contained therein or related thereto;

then, and in every such event, the Administrative Agent shall (i) if requested by the Required Lenders, by notice to the Borrower terminate the Commitments and they shall thereupon terminate and (ii) if requested by the Required Lenders, by notice to the Borrower declare the Loans, all interest thereon, and all other amounts payable under this Agreement and the other Financing Documents to be, and the Loans, all such interest thereon and all such other amounts shall thereupon become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that upon the occurrence of an Event of Default specified in subparagraph (j), (k), (l) or (m) above, without any notice to the Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the Loans, all interest thereon, and all other amounts payable under this Agreement and the other Financing Documents shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.02 Notice of Default.

The Administrative Agent shall give notice to the Borrower under Section 8.01(d) promptly upon being requested to do so by any Lender Party and shall thereupon notify all the Lenders thereof.

Section 8.03 Cash Collateral.

Upon the occurrence of an Event of Default specified in Section 8.01(j), (k), (l) or (m), or if the Loans shall have otherwise been accelerated or the Commitments been terminated pursuant to Section 8.01, then without any request or the taking of any other action by the Administrative Agent or any of the other Lender Parties, the Borrower shall be obligated forthwith to pay to the Collateral Agent an amount in immediately available funds equal to the then aggregate Available Amount of all Letters of Credit (regardless of whether any conditions to drawing any Letter of Credit can then be met), to be held by the Collateral Agent as cash collateral in respect of Letters of Credit.

ARTICLE IX

THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT

Section 9.01 Appointment and Authorization.

(a) Each Lender and the Issuer irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Financing Documents as are delegated to the Administrative Agent or the Collateral Agent, as the case may be, by the terms hereof and thereof, together with all such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Financing Documents (including, without limitation, enforcement or collection of the Notes), neither the Administrative Agent nor the Collateral Agent shall be required to exercise any discretion or to take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all the holders of Notes; provided, however, that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that exposes such agent to personal liability or that is contrary to this Agreement or applicable law. Without limiting any of the foregoing in this Section 9.01, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article VIII. Each of the Administrative Agent and the Collateral Agent agrees to give each other Lender Party prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

(b) Anything contained in any of the Financing Documents to the contrary notwithstanding, the Borrower, CEI, the Administrative Agent, the Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce any Credit Party Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale.

Section 9.02 Administrative Agent, Collateral Agent and Affiliates.

BNP Paribas and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though BNP Paribas was not the Administrative Agent or the Collateral Agent hereunder and without notice to or consent of the other Lender Parties. Each of the other Lender Parties acknowledge that, pursuant to such activities, BNP Paribas or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that neither the Administrative Agent nor the Collateral Agent shall be under any obligation to provide such information to them. With respect to its Commitment, Loans or any Letters of Credit, BNP Paribas shall have the same rights and powers under this Agreement or any other Financing Document as any other Lender Party and may exercise such rights and powers as though it were not the Administrative Agent or the Collateral Agent, and the terms “Lender” and “Lenders” include BNP Paribas in its individual capacity.

Section 9.03 Consultation with Experts.

The Administrative Agent and the Collateral Agent may execute any of their respective duties under this Agreement or any other Financing Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the

Financing Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel, independent public accountants and other consultants or experts concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct provided that it also monitors and supervises such agent or attorney-in-fact without gross negligence or willful misconduct.

Section 9.04 Liability of Administrative Agent and Collateral Agent.

Neither the Administrative Agent, the Collateral Agent nor any of their Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with this Agreement or any other Financing Document (a) with the consent or at the request of the Required Lenders or (b) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent, the Collateral Agent nor any of their Affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made by any Credit Party in connection with the Financing Documents, any Loan made or Letter of Credit issued hereunder, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with this Agreement or any other Financing Document; (ii) the performance or observance of any of the covenants or agreements of any Credit Party; (iii) the perfection (unless caused by the gross negligence or willful misconduct of the Collateral Agent) or priority of any Lien or security interest created or purported to be created under the Financing Documents; (iv) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Administrative Agent or (v) the validity, effectiveness, genuineness, enforceability or sufficiency of the Financing Documents or any other instrument or writing furnished in connection therewith. Neither the Administrative Agent nor the Collateral Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

Section 9.05 Indemnification.

Each Lender shall, ratably (determined as provided below) indemnify the Administrative Agent, the Collateral Agent, the Issuer, each of their respective Affiliates and the respective directors, officers, agents and employees of any of them (to the extent not reimbursed by the Credit Parties) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with the Financing Documents or any action taken or omitted by such indemnitees thereunder; provided that only the Revolving Credit Lenders will be required to indemnify the Issuer hereunder. For purposes of this Section 9.05, a Lender’s ratable share of any amount shall be determined, at any time, according to the sum of (a) the aggregate principal amount of Loans outstanding at such time and owing to such Lender; (b) the aggregate Letter of Credit Liabilities outstanding at such time and owing to such Lender and (c) such Lender’s Unused Revolving Credit Commitment and Unused Term Commitment outstanding at such time.

Section 9.06 Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Issuer or any other Lender, and based on the financial statements referred to in Section 4.04 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Financing Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Issuer or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement and the other Financing Documents.

Section 9.07 Successor Administrative Agent or Collateral Agent.

The Administrative Agent or the Collateral Agent may resign at any time by giving notice thereof to the Lenders and the Borrower, and may be removed at any time with cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent or a successor Collateral Agent. If no successor Administrative Agent or successor Collateral Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent or Collateral Agent gives notice of resignation or the Required Lenders’ removal of the Administrative Agent or Collateral Agent, then the retiring Administrative Agent or Collateral Agent (as the case may be), on behalf of the Lenders and the Issuer, shall appoint a successor Administrative Agent or a successor Collateral Agent (as applicable), which shall be a commercial bank organized or licensed under the laws of the United States and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of its appointment as Administrative Agent or Collateral Agent (as the case may be) hereunder by a successor Administrative Agent or a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendment, thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request with respect to the Collateral Documents in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Administrative Agent or Collateral Agent (as applicable) shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent or Collateral Agent (as the case may be), and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations hereunder. If within 45 days after written notice is given of the retiring Administrative Agent’s or Collateral Agent’s (as the case may be) resignation or the Required Lenders’ removal of the Administrative Agent or Collateral Agent under this Section 9.07 no successor Administrative Agent or Collateral Agent (as the case may be) shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s or Collateral Agent’s (as the case may be) resignation or removal shall become effective, (ii) the retiring Administrative Agent or Collateral Agent (as the case may be) shall thereupon be discharged from its duties and obligations under the Financing Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative

Agent or Collateral Agent (as the case may be) until such time, if any, as the Required Lenders appoint a successor Administrative Agent or a successor Collateral Agent as provided above. After any retiring Administrative Agent’s or Collateral Agent’s (as the case may be) resignation or removal hereunder as Administrative Agent or Collateral Agent (as the case may be) the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent (as the case may be).

Section 9.08 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Liabilities shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, the Letter of Credit Liabilities and all other Obligations under the Financing Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lender Parties and their respective agents and counsel and all other amounts due the Lender Parties under this Agreement) allowed in such judicial proceeding;

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the other Lender Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, the Collateral Agent and their respective agents and counsel, and any other amounts due the Administrative Agent under this Agreement.

(d) Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any other Lender Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations under the Financing Documents or the rights of any other Lender Party or to authorize the Administrative Agent to vote in respect of the claim of such Lender Party in any such proceeding.

Section 9.09 Administrative Agents’ and Collateral Agent’s Fees.

The Borrower shall pay to the Administrative Agent and the Collateral Agent for their own account fees in the amounts and at the times previously agreed upon between the Borrower, the Administrative Agent and the Collateral Agent.

ARTICLE X

CHANGE IN CIRCUMSTANCES

Section 10.01 Basis for Determining Interest Rate Inadequate or Unfair.

If on or prior to the first day of any Interest Period for any Euro-Dollar Borrowing:

(a) the Administrative Agent is advised by any Lender that deposits in Dollars (in the applicable amounts) are not being offered to such Lender in the relevant market for such Interest Period, or

(b) the Required Lenders advise the Administrative Agent that the Adjusted London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the other Lender Parties, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Euro-Dollar Loans, or to continue or convert outstanding Loans as or into Euro-Dollar Loans, shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Before giving any notice to the Administrative Agent pursuant to this Section 10.01(b), such Lender shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given (or upon receipt of notice from the Administrative Agent, if later) that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

Section 10.02 Illegality.

If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans to the Borrower and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lender Parties and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Euro-Dollar Loans to the Borrower, or to convert outstanding Loans into Euro-Dollar Loans or continue outstanding Loans as Euro-Dollar Loans, shall be suspended.

Before giving any notice to the Administrative Agent pursuant to this Section 10.02, such Lender shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Euro-Dollar Loan of such Lender then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Lender may lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day or (b) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day. Interest and principal on any such Base Rate Loan shall be payable on the same dates as, and on a pro rata basis with, the interest and principal payable on the related Euro-Dollar Loans of the other Lenders.

Section 10.03 Increased Cost and Reduced Return.

(a) If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) or the Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuer or shall impose on any Lender or the Issuer or on the London interbank market any other condition affecting its Euro-Dollar Loans, its Note or Notes, the Letters of Credit or its participation therein or its obligation to make Euro-Dollar Loans and the result of any of the foregoing is to increase the cost to such Lender or the Issuer of making or maintaining any Euro-Dollar Loan or issuing any Letter of Credit or participating therein, or to reduce the amount of any sum received or receivable by such Lender or the Issuer under this Agreement or under its Note or Notes with respect thereto, by an amount deemed by such Lender or the Issuer to be material, then such Lender shall give the Borrower prompt written notice thereof and, within 30 days after demand by such Lender or the Issuer accompanied by a reasonably detailed calculation of such increased cost or reduction (with a copy to the Administrative Agent), the Borrower shall pay to such Lender or the Issuer such additional amount or amounts as will compensate such Lender or the Issuer for such increased cost or reduction; provided that if such Lender is not ultimately subject to the increased cost or reduction it had anticipated, such amounts shall be credited to the Borrower.

(b) If any Lender or the Issuer shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender or the Issuer (or its Parent) as a consequence of such Lender’s or the Issuer’s obligations hereunder to a level below that which such Lender, the Issuer (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender or the Issuer to be material, then such Lender shall give the Borrower prompt written notice thereof and from time to time, within 30 days after demand by such Lender or the Issuer accompanied by a reasonably detailed calculation of such increased cost or reduction (with a copy to the Administrative Agent), the Borrower shall pay to such Lender or the Issuer such additional amount or amounts as will compensate such Lender or the Issuer (or its Parent) for such reduction; provided that if such Lender is not ultimately subject to the increased cost or reduction it had anticipated, such amounts shall be credited to the Borrower.

(c) Each Lender and the Issuer will within 90 days after becoming aware thereof, promptly notify the Borrower and the Administrative Agent of any event, occurring after the date hereof, which will entitle such Lender or the Issuer to compensation pursuant to this Section 10.03(c) and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender or the Issuer, be otherwise disadvantageous to such Lender or the Issuer; provided that the failure to give such notice shall not relieve the Borrower of its obligations under this Section 10.03 except to the extent that the Borrower has been prejudiced by such failure and except that the Borrower shall not be liable for amounts comprising any such compensation accruing after such 90-day period until such time as it receives the notice contemplated above, after which time it shall be liable for such amounts. A certificate of any Lender or the Issuer claiming compensation under this Section 10.03(c) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error. In determining such amount, such Lender or the Issuer may use any reasonable averaging and attribution methods.

Section 10.04 Taxes.

(a) Any and all payments by the Borrower or any other Credit Party to or for the account of any Lender Party hereunder or under any other Financing Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party, taxes imposed on its income (including branch profit taxes), franchise and similar taxes and other taxes imposed on it that, in any such case, would not have been imposed but for a material connection between such Lender Party and the jurisdiction imposing such taxes (other than a material connection arising by reason of this Agreement or any other Financing Document or the receipt of payments made hereunder or thereunder or the exercise of any rights by a Lender Party hereunder or thereunder) (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower or any other Credit Party shall be required by law or the administration thereof to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any other Financing Document to any Lender Party (i) the sum payable hereunder shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 10.04) such Lender Party receives an amount equal to the sum it would have received had no such deductions or withholdings been made; (ii) the Borrower shall make such deductions or withholdings; (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.01, the original or a certified copy of a receipt or other reasonably satisfactory documentation evidencing payment thereof as promptly as practicable after the payment thereof, and in any event within 30 days of any such payment being due.

(b) In addition, the Borrower agrees to pay any present or future stamp, registration, recordation or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made by it hereunder or under any Note or from the execution or delivery or registration of, or otherwise with respect to, this Agreement or any other Financing Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify each Lender Party for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 10.04) paid by such Lender Party and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party makes demand therefor.

(d) Each Lender that is organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of a Lender listed on the signature pages hereof, or on or prior to the date on which it becomes a Lender in the case of each other Lender, and in the case any Lender changes jurisdiction of its Applicable Lending Office and from time to time thereafter as requested in writing by the Borrower (but only so long thereafter as such Lender or the Issuer remains lawfully able to do so), shall deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN, Form W-8 IMY or Form W-8ECI and any other certificate or statement of exemption specified by the Borrower and required by Treasury Regulation Section 1.1441-4(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Lender establishing that any payment under this Agreement or any other Financing Documents is (i) not subject to withholding under the Internal Revenue Code because such payment is effectively connected with the conduct by such Lender of a trade or business in the United States, or (ii) fully or partially exempt from United States tax under a provision of an applicable tax treaty, or (iii) not subject to withholding under the portfolio interest exception under Section 881(c) of the Internal Revenue Code (and, if such Lender delivers a Form W-8BEN claiming the benefits of exemption from United States withholding tax under Section 881(c), a certificate representing that such Lender Party is not a “bank” for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code). Unless the Borrower and the Administrative Agent have received forms or other documents reasonably satisfactory to them indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the

Borrower or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States. If a Lender is unable to deliver one of these forms or if the forms provided by a Lender at the time such Lender first becomes a party to this Agreement or at the time a Lender changes its Applicable Lending Office (other than at the request of the Borrower) or designates a Conduit Lender that indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such appropriate forms; provided, however, that (i) that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes and (ii) if at the effective date of a transfer pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under Section 10.04(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date.

(e) Each Lender that is organized under the laws of the United States or any political subdivision thereof shall deliver to the Administrative Agent and the Borrower an executed copy of a United States Internal Revenue Service Form W-9.

(f) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 10.04, then such Lender shall use reasonable effort (consistent with internal policy and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

(g) Each Lender Party agrees that it will promptly, and in any case within 30 days, after receiving notice thereof from any taxing authority, notify the Borrower of the assertion of any liability by such taxing authority with respect to Taxes or Other Taxes; provided that the failure to give such notice shall not relieve the Borrower of its obligations under this Section 10.04 except to the extent that the Borrower has been prejudiced by such failure and except that the Borrower shall not be liable for penalties, interest or expenses accruing after such 30 day period until such time as it receives the notice contemplated above, after which time it shall be liable for interest, penalties and expenses accruing after such receipt.

(h) If any Lender Party determines in its sole discretion that it has received a credit or refund from a taxing authority (as a result of any error in the imposition of Taxes or Other Taxes by such taxing authority) with respect to and actually resulting from an amount of such Taxes or Other Taxes paid by the Borrower pursuant to subsection (a) or (c) above, such Lender Party shall pay to the Borrower the amount so received (without interest thereon, whether or not received) net of all reasonable out-of-pocket expenses of such Lender Party. The Borrower acknowledges that (i) nothing herein contained shall interfere with the rights of any

Lender Party to arrange its tax affairs in whatever manner it deems fit and in particular no Lender Party shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of any such deduction or withholding in priority to any other reliefs, claims, credit or deductions available to it or if any Lender Party considers that claiming such relief would be significantly disadvantageous to such Lender Party, (ii) the Lender Parties shall not be obligated to disclose to the Borrower any information regarding their tax affairs or tax computation, and (iii) the Borrower, upon the request of any Lender Party, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imputed by the relevant Governmental Authority) to such Lender Party in the event such Lender Party is required to repay such refund to such Governmental Authority.

(i) Without prejudice to the survival of any other agreement contained herein, the agreements, covenants and obligations contained in this Section 10.04 shall survive the payment in full of the principal of and interest on all Loans, Notes and other advances made hereunder.

Section 10.05 Removal or Replacement of Lender.

Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to the Borrower that such Lender’s ability to make Euro-Dollar Loans is affected by the circumstances described in Sections 10.01 or 10.02 (an “Affected Lender”) or that such Lender is entitled to receive payments under Section 10.03 or 10.04, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Domestic Business Days after the Borrower’s request for such withdrawal; or (b) (i) any Lender shall become and remain a Defaulting Lender, and (ii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Domestic Business Days after the Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 11.05, the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 11.06; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed Reimbursement Obligations that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees and Letter of Credit commissions owing to such Terminated Lender pursuant to this Agreement; (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 10.03 or 10.04 or otherwise as if it were a prepayment and (3) in the event such

Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, the Borrower may not make such election with respect to any Terminated Lender that is also the Issuer unless, prior to the effectiveness of such election, the Borrower shall have caused each outstanding Letter of Credit to be cancelled. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

Section 10.06 Base Rate Loans Substituted for Affected Euro-Dollar Loans.

If (a) the obligation of any Lender to make, or to continue or to convert outstanding Loans as or to, Euro-Dollar Loans to the Borrower has been suspended pursuant to Section 10.02 or (b) any Lender has demanded compensation under Section 10.03 or 10.04 with respect to its Euro-Dollar Loans to the Borrower and the Borrower shall, by at least five Euro-Dollar Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section 10.06 shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans to the Borrower which would otherwise be made by such Lender as (or continued or converted to) Euro-Dollar Loans shall be made instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Lenders). If such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Lenders.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Notices.

(a) All written notices, requests and other communications to any party hereunder (including bank wire, telex, facsimile transmission or similar writing) shall be given to such party: (a) in the case of the Borrower, the Administrative Agent or the Collateral Agent, at its address or telex or facsimile transmission number set forth on the signature pages hereof; (b) in the case of any Lender, at its address or telex or facsimile transmission number set forth in its Administrative Questionnaire or (c) in the case of any other party, at such other address or telex or facsimile transmission number as such party may hereafter specify for the purpose by notice to the Administrative Agent, the Collateral Agent, the Issuer and the Borrower. Each such notice, request or other communication shall be effective (w) if given by telex, when such telex is transmitted to the telex number specified in or pursuant to this Section 11.01 and the appropriate answerback is received; (x) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (y) when telecopied with confirmation or (z) if given by any other means, when delivered at the address specified in or pursuant to this Section 11.01; provided that notices to the Administrative Agent, the Collateral Agent or the Issuer under Article II or Article VIII shall not be effective until received.

(b) Telephonic notice, as provided in Section 6.01(e), shall be given to the Administrative Agent at the phone numbers set forth on the signature pages hereof. Such telephonic notice shall be effective (a) if spoken directly with the Administrative Agent, when spoken or (b) if given by voicemail message, when such voicemail message is retrieved by the Administrative Agent.

Section 11.02 No Waivers.

No failure or delay by any Lender Party in exercising any right, power or privilege hereunder or under any other Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.03 Expenses; Indemnification.

(a) The Borrower agrees to pay on demand (i) all reasonable costs and expenses of each Lender Party in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, each of the other Financing Documents and each of the other documents to be delivered hereunder and thereunder, and any waiver or consent hereunder or thereunder, including, without limitation, the fees and out-of-pocket expenses of counsel retained by the Administrative Agent, the Collateral Agent and the Arrangers with respect thereto and, as to the Administrative Agent and the Collateral Agent, with respect to advising it as to its rights and responsibilities under this Agreement and the other Financing Documents, and (ii) all costs and expenses of each Lender Party (including, without limitation, the fees and out-of-pocket expenses of counsel, accountants, appraisers, financial advisors, consultants or industry experts retained by the Administrative Agent, the Collateral Agent, the Arrangers or the Lenders) in connection with the restructuring or enforcement (whether through negotiation, legal proceedings or otherwise) of this Agreement and the other Financing Documents.

(b) The Borrower agrees to indemnify and hold harmless each Lender Party and its Affiliates, and the directors, officers, employees, agents, attorneys, consultants, trustees and advisors of or to any of the foregoing (each of the foregoing being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including, without limitation, reasonable fees and disbursements of counsel to any such Indemnitee) which may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not any such Indemnitee is a party thereto, whether direct, indirect or consequential, and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Financing Document, any Obligation arising under any Financing

Document or any act, event or transaction related or attendant to any thereof, including, without limitation, (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of each Credit Party involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Substances on, upon or into such property or any contiguous real estate; (ii) any costs or liabilities incurred in connection with any Remedial Action concerning any member of the CEI Group; (iii) any reasonable costs or liabilities incurred in connection with any environmental Lien; (iv) any reasonable costs or liabilities incurred in connection with any other matter under applicable state property transfer laws, whether, with respect to any of the foregoing, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to a member of the CEI Group or the owner, lessee or operator of any property of any member of the CEI Group by virtue of foreclosure, except, with respect to any of the foregoing referred to in clauses (i), (ii), (iii) and (iv), to the extent attributable solely to acts of the Collateral Agent or the Lenders or any agent on behalf of the Collateral Agent or the Lenders; or (v) the use or intended use of the proceeds of the Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that neither CEI nor the Borrower shall have any obligation under this Section 11.03(b) to an Indemnitee with respect to any Indemnified Matter caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c) If any Lender receives any payment of principal of, or is subject to a conversion of, any Euro-Dollar Loan other than on the last day of an Interest Period relating to such Loan, as a result of any payment or conversion made by the Borrower or acceleration of the maturity of the Notes pursuant to Section 8.01 or for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender all amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or conversion, including, without limitation, any loss (including, without limitation, loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loan.

(d) The Borrower shall indemnify each Lender Party for, and hold each Lender Party harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against such Lender Party for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any member of the CEI Group in connection with the transactions contemplated by this Agreement.

(e) Each Lender Party agrees that in the event that any such investigation, litigation or proceeding set forth in subparagraph (b) above is asserted or threatened in writing or instituted against it or any other Indemnitee, or any Remedial Action, is requested of it or any of its officers, directors, agents and employees, for which any Indemnitee may desire indemnity or defense hereunder, such Indemnitee shall promptly notify the Borrower in writing; provided, however, that the failure to give such notice shall not relieve the Borrower of its obligations under this Section 11.03 except to the extent the rights of the Borrower are materially prejudiced thereby.

(f) The Borrower, at the request of any Indemnitee, shall have the obligation to defend against such investigation, litigation or proceeding or requested Remedial Action, and the Borrower, in any event, may participate in the defense thereof with legal counsel of the Borrower’s choice. In the event that such Indemnitee requests the Borrower to defend against such investigation, litigation or proceeding or requested Remedial Action, the Borrower shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Borrower’s obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

(g) The Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including, without limitation, pursuant to this Section 11.03) or any other Financing Document shall (i) survive payment of the Obligations under the Financing Documents and (ii) inure to the benefit of any Person who was at any time an Indemnitee under this Agreement or any other Financing Document.

(h) Notwithstanding anything to the contrary set forth herein, the Borrower shall not in connection with any one legal proceeding or claim, or separate but related proceedings or claims arising out of the same general allegations or circumstances, in which the interests of the Indemnitees do not materially differ, be liable to the Indemnitees (or any of them) under any of the provisions set forth in this Section 11.03 for the fees and expenses of more than one separate firm of attorneys (which firm shall be selected by the affected Indemnitees, or upon failure to so select, by the Administrative Agent).

Section 11.04 Set-off; Pro Rata Sharing of Payments.

(a) Upon the occurrence and during the continuance of any Event of Default each Lender Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender Party or any of its Affiliates to or for the credit or the account of the Borrower against any and all of the Obligations under the Financing Documents now or hereafter existing whether or not such Lender Party shall have made any demand under this Agreement or any Note or any other Financing Document and although such Obligations may be unmatured. Each Lender Party agrees promptly to notify the Borrower after any such set-off and application made by such Lender Party; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender Parties under this Section are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which the Lender Parties may have.

(b) Each Lender Party agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise (including, without limitation, through the application of any proceeds of the Collateral), receive payment of a proportion of the aggregate amount due and payable to such Lender Party hereunder which is greater than the proportion received by any other Lender Party (A) on account of Obligations due and payable to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of Obligations due and payable to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all the Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (B) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender Party at such time to (ii) the aggregate amount of Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided that (x) nothing in this Section 11.04 shall impair the right of any Lender Party to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower owing to it and (y) no Lender which on the date of receipt of such payment is an “insider” (as that term is defined in the United States Bankruptcy Code) for any purpose related to Section 547 of the United States Bankruptcy Code or any comparable provision of any receivership, liquidation or insolvency law shall be entitled to share in any such payment.

(c) The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note or in any Letter of Credit Liability, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

Section 11.05 Amendments and Waivers.

(a) Subject to Section 11.05(b), 11.05(c) and 11.05(d), no amendment, modification, termination or waiver of any provision of the Financing Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Required Lenders.

(b) Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Credit Maturity Date;

(iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.06(e)) or any fee payable hereunder;

(v) extend the time for payment of any such interest or fees;

(vi) reduce the principal amount of any Loan or any Reimbursement Obligation in respect of any Letter of Credit;

(vii) amend, modify, terminate or waive any provision of this Section 11.05(b) or Section 11.05(c);

(viii) amend the definition of “Required Lenders”; provided, with the consent of Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Required Lenders” on substantially the same basis as the Term Commitments, the Term Loans, the Revolving Credit Commitments and the Revolving Credit Loans are included on the Closing Date;

(ix) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Credit Party Guaranties except as expressly provided in the Financing Documents; or

(x) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Financing Document;

provided, that if at any time when Goldman Sachs or any of its Subsidiaries is a Lender any matter described in this Section 11.05(b) is consented to by all Lenders other than Goldman Sachs or such Subsidiary, then the consent of Goldman Sachs or such Subsidiary shall not be required by this Section 11.05(b) as to such matter.

(c) No amendment, modification, termination or waiver of any provision of the Financing Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) increase any Revolving Credit Commitment or Term Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Credit Commitment or Term Commitment of any Lender;

(ii) amend the definition of “Required Class Lenders” without the consent of Required Class Lenders of each Class; provided, with the consent of the Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of such “Required Class Lenders” on substantially the same basis as the Term Commitments, the Term Loans, the Revolving Credit Commitments and the Revolving Credit Loans are included on the Closing Date;

(iii) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.14, the second sentence of Section 2.15, Section 11.04(b)

or Section 15(h) of the Security Agreement without the consent of the Required Class Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(iv) amend, modify, terminate or waive any obligation of the Revolving Credit Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.04 without the written consent of Administrative Agent and of Issuer; or

(v) amend, modify, terminate or waive any provision of Article IX as the same applies to the Administrative Agent or the Collateral Agent, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent or the Collateral Agent, in each case without the consent of the Administrative Agent or the Collateral Agent, as the case may be.

(d) No amendment, modification, termination or waiver of any provision of the Financing Documents, or consent to any departure by any Credit Party therefrom, shall effect one Class of Loans or Lenders without ratably and equitably effecting all Loans and Lenders, unless signed by (i) the Required Class Lenders of the affected Class and (ii) the Required Lenders.

(e) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(f) Any amendment, modification or waiver implementing a refinancing, replacement, refunding or extension of the Revolving Credit Commitments that meets the requirements of Section 7.01(b)(iii) shall be effective upon the consent of the Borrower and the financial institutions providing such refinancing, replacement, refunding or extension (without need for consent from any other Lender) and the additional consent of the Administrative Agent and the Collateral Agent, which additional consent shall not be unreasonably withheld or delayed.

Section 11.06 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except neither the Borrower nor CEI may assign or otherwise transfer any of its rights and obligations under this Agreement without the prior written consent of all of the Lender Parties.

(b) Any Lender other than a Conduit Lender may, without notice to or consent of the Borrower and Administrative Agent, at any time grant to one or more banks or other institutions (each, a “Participant”) participating interests in its Unused Revolving Credit Commitment, its Unused Term Commitment or any or all of its Loans or participating interests in its Letter of Credit Liabilities. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower, the Issuer or the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and each other Lender Party shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Financing Document; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in Section 11.05 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article X with respect to its participating interest; provided, that no Participant shall be entitled to any payment from or on behalf of the Borrower pursuant to Section 10.03 or 10.04 in excess of the applicable proportionate amount (based on the portion of the Loans and Commitments in which such Participant is participating) which would then be payable to such Lender if such Lender had not sold a participation in that portion of the Loans and Commitments. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c) Each Lender (other than a Conduit Lender) shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligation (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

(i) to any Person meeting the criteria of clauses (a) or (b) of the definition of the term of “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent; and

(ii) to any Person meeting the criteria of clause (c) of the definition of the term of “Eligible Assignee” and (A) in the case of assignments of Term Loans or Term Commitments to any such Person other than GSCP, consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed) and (B) in the case of assignments of Revolving Credit Loans or Revolving Credit Commitments to any such Person, consented to by each of the Borrower, the Issuer and Administrative Agent (such consent not to be (x) unreasonably withheld or delayed, (y) required, in the case of any assignment to GSCP, or (z) in the case of the Borrower, required at any time an Event of Default shall have occurred and then be continuing); provided, further that each such assignment pursuant to this Section 11.06(c)(ii) shall be in an aggregate amount of not less than (A) $5,000,000 (or such lesser amount as may be agreed to by the Borrower and Administrative Agent or as shall constitute the aggregate amount of the Revolving Credit Commitments and Revolving Credit Loans of the assigning Lender) with respect to the assignment of the Revolving Credit

Commitments and Revolving Credit Loans and (B) $1,000,000 (or such lesser amount as may be agreed to by the Borrower and Administrative Agent or as shall constitute the aggregate amount of the Term Loan or Term Commitment of the assigning Lender) with respect to the assignment of Term Loans and Term Commitments.

(d) Upon execution and delivery of an Assignment and Assumption Agreement, with receipt acknowledged thereon by the Administrative Agent, and payment by such assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such assignee, such assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender Party as set forth in such Assignment and Assumption Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (d), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignee. In connection with any such assignment, the Administrative Agent may charge the transferor Lender or Assignee an administrative fee for processing such assignment in the amount of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment), (except that no such administrative fee shall be payable in the case of an assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender). If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from, or reduction in, deduction or withholding of any United States federal income taxes as required by Section 10.04. Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of the Borrower or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 11.06(d).

(e) Any Lender may at any time assign all or any portion of its rights under this Agreement and the other Financing Documents to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations hereunder. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower or the Administrative Agent, assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that unless and until such holder, trustee or representative actually becomes a Lender in compliance with the other provisions of this Section 11.06, (i) no such pledge shall release the pledging Lender from any of its obligations under the Financing Documents and (ii) such holder, trustee or representative shall not be entitled to exercise any of the rights of a Lender under the Financing Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(f) Each of the Borrower, the Administrative Agent and each Lender hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g) The Administrative Agent shall maintain at its address referred to in Section 11.01, a copy of each Assignment and Assumption Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, the Commitments of the Lenders, the amount of the Letters of Credit issued by the Issuer, the principal amount of the Loans and Reimbursement Obligations owing to each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

Section 11.07 Governing Law; Submission to Jurisdiction.

This Agreement and the other Financing Documents (other than the Mortgages, which shall be governed by the laws of the State of North Carolina or the Commonwealth of Virginia, as the case may be) shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement and the other Financing Documents or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Borrower irrevocably agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner permitted by law.

Section 11.08 Release of Guaranties and Collateral.

(a) Notwithstanding anything to the contrary contained herein or in any other Financing Document, the Collateral Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.05) to take any action requested by any Credit Party having the effect of releasing any Collateral or guarantee obligations (i) upon any and all of the assets transferred in an Investment permitted by Sections 7.06(c) or 7.06(d), (ii) to the extent necessary to permit consummation of any transaction permitted by any Financing Document or that has been consented to in accordance with Section 11.05 or (iii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, Reimbursement Obligations and all other Obligations under the Financing Documents (other than contingent obligations which are intended to survive the termination thereof and which are not then due and payable and demanded) shall have been paid in full in cash, the Commitments have been terminated and no Letters of Credit shall be outstanding, all Property subject to the Collateral Documents shall be released from the Liens created by the Collateral Documents, and the Collateral Documents and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Credit Party under the Collateral Documents shall terminate, all without delivery of any instrument or performance of any act by any Person. Nevertheless, the Collateral Agent shall, if so requested by any Credit Party at or after such termination, execute, deliver and (if necessary) acknowledge such termination statements or releases as may be necessary or reasonably appropriate to confirm, assure or give notice of such termination and take such actions as may be necessary to redeliver or release all such Property within its control, in each case at the expense of the Borrower.

(c) If and to the extent the Collateral Agent, for the benefit of the holders of Obligations under the Financing Documents, holds or is required by any provision in any Financing Document to be granted a Lien upon any Excluded Asset, then, notwithstanding any such provision, upon the transfer of such Excluded Asset to a Monetization Subsidiary, the Collateral Agent shall no longer have, and from and after such time hereby forever disclaims and releases, any Lien upon such Excluded Asset.

(d) If and to the extent the Collateral Agent, for the benefit of the holders of Obligations under the Financing Documents, holds or is required by any provision in any Financing Document to be granted a Lien upon any Equity Interest of any Monetization Subsidiary, then notwithstanding any such provision, the Collateral Agent shall not be entitled (whether before or after the occurrence of any Event of Default), unless all consents and rating confirmations required under the agreements governing or relating to any Monetization Transaction in effect through or relating to such Monetization Subsidiary have first been obtained, to (i) transfer and register such Capital Stock in the name of the Collateral Agent or any other secured party or its designee or nominee, (ii) foreclose such security interest regardless of the bankruptcy or insolvency of any Credit Party or any other Person, (iii) exercise any voting rights granted or appurtenant to such Capital Stock, (iv) enforce any right that the holder of such Capital Stock might otherwise have to liquidate, consolidate, combine, collapse or disregard the entity status of such Monetization Subsidiary, or (v) exercise or enforce any other right or remedy whatsoever that otherwise might be granted or held (by law or contract, including the Financing Documents) by a secured party holding a security interest in such Capital Stock, except only the rights (A) to perfect such security interest in any manner permitted by law, (B) to retain such security interest and maintain possession of any security certificates representing such Capital Stock until such security interest is released as set forth in this Section 11.08 and (C) to assert and enforce, in any bankruptcy case or insolvency proceeding, the right to have the obligations of the Borrower and any Credit Party to the Secured Parties allowed in such case or proceeding as a secured claim to the extent of the value of all of the collateral security for such obligations of the Borrower and any Credit Party, including such Capital Stock.

Section 11.09 Counterparts; Integration; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any such party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form reasonably satisfactory to it of telegraphic, telex, facsimile transmission or other written confirmation from such party of execution of a counterpart hereof by such party).

Section 11.10 Confidentiality.

Each Lender Party agrees to keep confidential all non-public information provided to it by any Credit Party pursuant to this Agreement or the other Financing Documents relating to any member of the CEI Group or its business; provided that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential; provided further, that nothing herein shall prevent any Lender Party from disclosing any such information (a) to any other Lender Party or any Affiliate of any Lender Party; (b) to any (i) actual or prospective transferee or (ii) Derivative Obligations counterparty (or such contractual counterparty’s professional advisor), in each case that agrees to comply with the provisions of this Section 11.10; (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates; (d) upon the request or demand of any Governmental Authority; (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any requirement of law; (f) if required to do so in connection with any litigation or similar proceeding; (g) that has been publicly disclosed; (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender Party’s investment portfolio in connection with ratings issued with respect to such Lender Party; (i) to any direct or indirect contractual counterparty in any sway, hedge, securitization, insurance or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 11.10; (j) to its internal and external auditors; or (k) in connection with the exercise of any remedy hereunder or under any other Financing Documents.

The Borrower does not intend to treat the Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. The Borrower acknowledges that one or more of the Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and the Administrative Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

Section 11.11 Limitation on Liability.

No claim shall be made by CEI or the Borrower or any of their Affiliates against any Lender Party or any of their Affiliates, directors, employees, attorneys or agents for any special, indirect, consequential, special or punitive damages in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Financing Documents or any act or omission or event occurring in connection therewith; and each of CEI and the Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.12 WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO, TO THE EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.13 Severability; Modification to Conform to Law.

It is the intention of the parties that this Agreement be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder hereof. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, this Agreement shall, as to such jurisdiction, be deemed amended to modify or delete, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it or them valid and enforceable to the maximum extent permitted by applicable law, without in any manner affecting the validity or enforceability of such provision or provisions in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

Section 11.14 Judgment Currency.

If for the purposes of enforcing the obligations of the Borrower hereunder it is necessary to convert a sum due from such Person in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent, the Collateral Agent and other Lender Parties could purchase Dollars with such currency at or about 11:00 A.M. (New York City time) on the Domestic Business Day preceding that on which final judgment is given. The obligations in respect of any sum due to the Administrative Agent, the Collateral Agent and the other Lender Parties hereunder shall, notwithstanding any adjudication expressed in a currency other than Dollars, be discharged only to the extent that on the Domestic Business Day following receipt by the Administrative Agent, the Collateral Agent and the other Lender Parties of any sum adjudged to be so due in such other currency the Administrative Agent, the Collateral Agent and the other Lender Parties may in accordance with normal banking procedures purchase Dollars with such other currency; if the amount of Dollars so purchased is less than the sum originally due to the Administrative Agent, the Collateral Agent and the other Lender Parties in Dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such adjudication, to indemnify the Administrative Agent, the Collateral Agent and the other Lender Parties against such loss, and if the amount of Dollars so purchased exceeds the sum originally due to the Administrative Agent, the Collateral Agent and the other Lender Parties, it shall remit such excess to the Borrower.

Section 11.15 No Recourse.

Only the Borrower and Guarantors (to the extent set forth in their Guaranties) are liable for the payment of the Loans, Letter of Credit Liabilities and other Obligations under the Financing Documents. None of the shareholders of CEI and none of the directors, officers, employees or agents of any member of the CEI Group shall have any liability whatsoever, on any theory of liability, for any of the Loans, Letter of Credit Liabilities or other Obligations under the Financing Documents, and no recourse shall ever be had against any such shareholders, directors, officers, employees or agents in respect thereof. All certificates delivered pursuant to the Financing Documents by any officer of any member of the CEI Group shall be delivered by such officer solely in an authorized representative capacity on behalf of such member of the CEI Group, without any personal undertaking or obligation whatsoever.

[SIGNATURE PAGES IMMEDIATELY FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COGENTRIX DELAWARE HOLDINGS, INC.,
as Borrower

By:	/s/ Susan L. Healy
Name:	Susan L. Healy
Title:	Vice President - Finance
Address:	1105 North Market Street, Suite 1300 Wilmington, Delaware 19801
Telephone:	302-427-9275
Telecopy:	302-651-8425

COGENTRIX ENERGY, INC.

By:	/s/ John W. O’Connor
Name:	John W. O’Connor
Title:	Vice President – Finance and
Treasurer
Address:	9405 Arrowpoint Boulevard
Charlotte, North Carolina 28273
Telephone:	704-525-3800
Telecopy:	704-529-1006

Signature Page to the Credit Agreement

CREDIT LYONNAIS NEW YORK BRANCH,
as Lender

By:	/s/ Nina S. Eshoo
Name:	Nina S. Eshoo
Title:	First Vice President
Address:	1301 AVE OF THE AMERICAS
Telephone:	212-261-7883
Telecopy:	212-261-3421

Signature Page to the Credit Agreement

GOLDMAN SACHS CREDIT PARTNERS L.P., as Sole Lead Arranger and Sold Bookrunner for the Term Facility, Co-Syndication Agent for the Revolving Credit Facility and Term Facility and as Lender

By:	/s/ R. T. Wagner
Name:	Robert T. Wagner
Title: Managing Director
Address:
Telephone:
Telecopy:

Signature Page to the Credit Agreement

BNP PARIBAS,
As Administrative Agent, Collateral Agent, Issuer, Joint Lead Arranger and Joint Bookrunner for the Revolving Credit Facility and Lender

By:	/s/ ANDREW S. PLATT
Name:	ANDREW S. PLATT
Title:	Vice President
Address:
Telephone:
Telecopy:

By:	/s/ CHRISTOPHE BERNARD
Name:	CHRISTOPHE BERNARD
Title:	Vice President
Address:
Telephone:
Telecopy:

Signature Page to the Credit Agreement

UNION BANK OF CALIFORNIA, N.A.,
as Joint Lead Arranger and Joint Bookrunner for the Revolving Credit Facility, Co-Syndication Agent for the Revolving Credit Facility and the Term Facility and Lender

By:	/s/ Chad Canfield
Name:	Chad Canfield
Title:	Vice President
Address:	445 S. Figueroa Street, Los Angeles, CA 90071
Telephone:	213-236-6175
Telecopy:	213-236-4096

Signature Page to the Credit Agreement

BAYERISCHE HYPO-UND VEREINSBANK, AG, as Documentation Agent and Lender

By:	/s/ Julia Posada
Name:	Julia Posada
Title:	Associate Director
Address:	150 East 42nd Street New York, NY 10017
Telephone:	(212) 672-6076
Telecopy:	(212) 672-6025

By:	/s/ Martha G. Martinez
Name:	Martha G. Martinez
Title:	Associate Director
Address:	150 East 42nd Street New York, NY 10017
Telephone:	(212) 672-6053
Telecopy:	(212) 672-5523

Signature Page to the Credit Agreement

ERSTE BANK DER OESTERREICHISCHEN SPARKASSEN, AG, as Lender

By:	/s/ Bryan J. Lynch
Name:	Bryan J. Lynch
Title:	First Vice President
Address:	280 Park Ave. New York 10017
Telephone:	(212) 984-5639

By:	/s/ Patrick W. Kunkel
Name:	Patrick W. Kunkel
Title:	Director
Address:	280 Park Ave. New York 10017
Telephone:	(212) 984-5637

Signature Page to the Credit Agreement